GORDON & SILVER, LTD.
GERALD M. GORDON, ESQ.
Nevada Bar No. 229
THOMAS H. FELL, ESQ.
Nevada Bar No. 3717
3960 Howard Hughes Pkwy, 9th Fl.
Las Vegas, Nevada 89109
Telephone (702) 796-5555
Facsimile (702) 369-2666
Attorneys for Debtors

UNITED STATES BANKRUPTCY COURT
DISTRICT OF NEVADA

In re:                                                                                                                       Case No. 03-52529-GWZ

AMERICAN WAGERING, INC.,
a Nevada corporation,
                                 Chapter 11
                                                 (Jointly Administered)
                                          Debtor.
____________________________________/
In re:
                                                                                                                              Case No. 03-52530-GWZ

LEROY’S HORSE AND SPORTS PLACE, a Nevada corporation,

                                                                                                                              Date:   April 8, 2004
                                                                                                                              Time:   2:00 p.m.
                                           Debtor.
____________________________________/

PROPOSED DISCLOSURE STATEMENT TO ACCOMPANY
DEBTORS’ PLAN OF REORGANIZATION

TABLE OF CONTENTS

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APPENDIX

EXHIBIT "A"        PLAN OF REORGANIZATION

EXHIBIT "B"        CASH FLOW PROJECTIONS AND FRESH START ANALYSIS

EXHIBIT "C"        VALUATION REPORT

EXHIBIT "D"        LIQUIDATION ANALYSIS

EXHIBIT "E"        DECEMBER 31, 2003, BALANCE SHEET

EXHIBIT "F"        LVGI SETTLEMENT AGREEMENT

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I .          INTRODUCTION
On July 25, 2003 ("Petition Date"), American Wagering, Inc., a Nevada corporation ("AWI"), and Leroy’s Horse and Sports Place, a Nevada corporation ("Leroy’s" and together with AWI, the "Debtors"), filed petitions for relief (the "Petitions") under Title 11, Chapter 11 of the United States Code (the "Bankruptcy Code"). Concurrent with the filing of the Petitions, the Debtors jointly filed a Motion for Joint Administration, which was granted by order entered on July 25, 2003.
The Debtors have prepared this Disclosure Statement ("Disclosure Statement") in connection with the solicitation of votes on the Plan of Reorganization (‘the "Plan") dated February 17, 2004, proposed by the Debtors to treat the Claims of Creditors of Debtors and the Persons holding Equity Securities in Debtors. Capitalized terms not otherwise defined herein will have the same meanings as are ascribed to such terms in the Plan.
The various exhibits to this Disclosure Statement included in the Appendix are incorporated into and are a part of this Disclosure Statement. The Plan is attached hereto as Exhibit "A." Any interested party desiring further information should contact:

      Gordon & Silver, Ltd.
3960 Howard Hughes Parkway, 9th Floor
Las Vegas, Nevada 89109
Telephone Number:  (702) 796-5555
Facsimile Number:    (702) 369-2666
Attn:   Thomas H. Fell, Esq.

Interested parties may also obtain further information from the United States Bankruptcy Court for the District of Nevada at its website: www.nvb.uscourts.gov.
II.       INFORMATION REGARDING THE PLAN AND DISCLOSURE STATEMENT
The objective of a Chapter 11 case is the confirmation (i.e., approval by the Bankruptcy Court) of a plan of reorganization. A plan describes in detail (and in language appropriate for a legal contract) the means for satisfying the claims against, and equity interests in, a debtor. After

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a plan has been filed, the holders of such claims and equity securities that are impaired (as defined in Bankruptcy Code Section 1124) are permitted to vote to accept or reject the plan. Before a debtor or other plan proponent can solicit acceptances of a plan, Bankruptcy Code Section 1125 requires the debtor or other plan proponent to prepare a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable those parties entitled to vote on the plan to make an informed judgment about the plan and whether they should accept or reject the plan.

As more fully described herein, a judgment was entered on July 3, 2003 adverse to the Debtors and in favor of Michael Racusin ("Racusin Judgment") which, after accounting for certain setoffs, was in the amount of $1,328,764.17, plus interest from June 20, 2003. After various unsuccessful attempts to reach an agreement with Mr. Racusin concerning satisfaction of the Racusin Judgment through payments over time, and due to the Debtors’ inability to immediately satisfy the Racusin Judgment, Debtors had no alternative but to file these Chapter 11 Cases to prevent Mr. Racusin from executing on the Racusin Judgment and seizing the assets of the Debtors, effectively shutting down the business operations of the Debtors.
 The objective of these Chapter 11 Cases is to preserve the business enterprise value of the Debtors, which includes approximately Two Million Nine Hundred and Sixty Thousand Dollars ($2,960,000.00) of available net operating losses ("NOLs"). By preserving such value, the Debtors are proposing to satisfy all creditors in full through the Plan and preserve all existing Equity Securities.
  The purpose of this Disclosure Statement is to provide sufficient information about the Debtors and the Plan to enable Creditors, holders of AWI Preferred Stock, and holders of Equity Securities to make an informed decision in exercising their rights to accept or reject the Plan. This Disclosure Statement will be used to solicit acceptances of the Plan only after the

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Bankruptcy Court has found that this Disclosure Statement provides adequate information in accordance with Bankruptcy Code Section 1125 and has entered an order approving this Disclosure Statement. Approval by the Bankruptcy Court is not an opinion or ruling on the merits of this Disclosure

Statement, and it does not mean that the P lan itself has been or will be approved by the Bankruptcy Court.
        After this Disclosure Statement has been approved by the Bankruptcy Court and the appropriate Persons have voted on whether to accept or reject the Plan, there will be a hearing on the Plan to determine whether it should be confirmed. At the Confirmation Hearing, the Bankruptcy Court will consider whether the Plan satisfies the various requirements of the Bankruptcy Code. The Bankruptcy Court will also receive and consider a Ballot summary which will present a tally of the votes of Classes accepting or rejecting the Plan cast by those entitled to vote. Once confirmed, the Plan will be treated essentially as a contract binding on all Creditors, holders of AWI Preferred Stock and holders of Equity Securities and other parties-in-interest in the Chapter 11 Cases.

THIS DISCLOSURE STATEMENT IS NOT THE PLAN. FOR THE CONVENIENCE OF CREDITORS, HOLDERS OF AWI PREFERRED STOCK AND HOLDERS OF EQUITY SECURITIES, THE PLAN IS SUMMARIZED IN THIS DISCLOSURE STATEMENT. ALL SUMMARIES ARE QUALIFIED IN THEIR ENTIRETY BY THE PLAN ITSELF. IN THE EVENT OF ANY INCONSISTENCY BETWEEN THIS DISCLOSURE STATEMENT AND THE PLAN, THE PLAN WILL CONTROL.

III.    REPRESENTATIONS

         Unless otherwise specifically noted, the financial information in this Disclosure Statement has not been subject to audit. Instead, this Disclosure Statement was prepared from information compiled from records maintained in the ordinary course of the Debtors’ businesses. The Debtors have attempted to be accurate in the preparation of this Disclosure Statement.
         Other than as stated in this Disclosure Statement, the Debtors have not authorized any

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representations or assurances concerning the Debtors and their operations or the value of their respective assets. Therefore, in deciding whether to accept or reject the Plan, you should not rely on any information relating to the Debtors or the Plan other than that contained in this Disclosure Statement or in the Plan itself.

IV.    GENERAL OVERVIEW OF THE PLAN

         The following is a general overview of the provisions of the Plan. This overview is qualified in its entirety by reference to the provisions of the Plan. For a more detailed description of the terms and provisions of the Plan, see Article X hereof and the Plan. Pursuant to Section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Preserved Ordinary Course Administrative Claims and Allowed Priority Tax Claims are not designated as Classes. The holders of such unclassified Claims shall be paid in full under the Plan consistent with the requirements of Section 1129(a)(9)(A) of the Bankruptcy Code and are not entitled to vote on the Plan. The distributions under the Plan to each Class are summarized in the following table:

Class	Description	Treatment	Estimated amount of Claim
Class 1:	Priority Wage Claims	Uni Unimpaired. Paid in accordance with existing terms.	$37 376,707.00
Class 2:	Priority Benefit Plan Contribution Claims	Uni Unimpaired. Paid in full in Cash on the Payment Date.	0.0 0.00
Class 3:	Priority Customer Deposit Claims	Unimpaired. Paid in full in Cash on the Payment Date.	0.0 0.00
Class 4:	Secured Tax Claims	Unimpaired. Paid in full in Cash on the Payment Date .	0.0 0.00
Class 5:	Miscellaneous Secured Claims	Unimpaired. Cured or paid in full in Cash on the Payment Date.	0.0 0.00
Class 6:	Racusin Claim	Impaired. Unless subordinated and treated in Class 13, paid 100% of Allowed Claim in payments not to exceed	$1, $1,328,764.17 Plus Plus interest from June 20, 2003 to July 25, 2003.

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60 months from Payment Date.	$1,
Class 7:	LVGI Unsecured Claim	Impaired. Paid pursuant to Settlement Agreement commencing on Payment date.	$1, $1,200,486.40
Class 8:	General Unsecured Claims of AWI	Unimpaired. Paid 100% of Allowed General Unsecured Claim on the Payment Date.	$99 $99,650.00
Class 9:	General Unsecured Claims of Leroy’s	Uni Unimpaired. Paid 100% of Allowed General Unsecured Claim on the Payment Date.	$58 $58,193.00
Class 10:	Intercompany Claims	Unimpaired. Paid in accordance with existing terms.	$4,633,959.00
Class 11:	Old Leroy’s Common Stock	Unimpaired .	N N/A
Class 12:	Old AWI Preferred Stock	Unimpaired.	$13 $131,785.00 accrued as of Effective Date; 1,092,400.00 total claim.
Class 13:	Old AWI Common Stock	Impaired. Retain Old AWI Common Stock Subject to dilution by any Subordinated Claims.	N/ N/A

All Priority Wage Claims, Priority Benefit Plan Contribution Claims, Priority Customer Deposit Claims, Secured Tax Claims, and Miscellaneous Secured Claims, are unimpaired pursuant to the Plan and shall be paid in full in cash. Specifically, Priority Wage Claims shall be paid in the ordinary course of business in accordance with existing terms. Priority Benefit Plan Contribution Claims shall be paid in full upon the latest of: (i) the Payment Date; (ii) such date as may be fixed by the Bankruptcy Court; (iii) the tenth (10 th ) Business Day after such Claim is allowed, or as soon thereafter as practicable; and (iv) such date as the holder of such Claim and the Debtors, and after the Effective Date, the applicable Reorganized Debtor shall agree. Priority Customer Deposits Claims shall be paid in full upon the latest of: (i) the Payment Date; (ii) such

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date as may be fixed by the Bankruptcy Court; (iii) the tenth (10th) Business Day after such Claim is Allowed, or as soon thereafter as practicable; (iv) such date as the holder of such Claim and the Debtors, and after the Effective Date, the applicable Reorganized Debtor, shall agree; and (v) a date when such

Priority Customer Deposit Claim becomes due and owing. Secured Tax Claims shall be paid upon the latest of: (i) the Payment Date; (ii) such date as may be fixed by the Bankruptcy Court; (iii) the tenth (10th) Business Day after such Claim is allowed, or as soon thereafter as practicable; (iv) the date on which such

Secured Tax Claim is scheduled to be paid under applicable law or regulation; and (v) such date as the holder of such Claim and the Debtors, and after the

Effective Date, the applicable Reorganized Debtor shall agree. Finally, Miscellaneous Secured Claims shall either receive on account of such Claim, Plan

Distribution Cash equal to Allowed Secured Claim or such lesser amount to which the holder of such Allowed Secured Claim shall agree, in full satisfaction and release of such Allowed Secured Claim; or Debtors or the applicable Reorganized Debtor, as the case may be, shall abandon the collateral securing such

Claim to the holder thereof in full satisfaction and release of such Claim.
General Unsecured Claims of AWI are provided for in Class 8. Holders of Class 8 Claims are unimpaired. Each holder of an Allowed General Unsecured Claim of AWI shall receive with interest Plan Distribution Cash equivalent to 100% of its Allowed General Unsecured Claim or other treatment agreed to between AWI and such holder upon the latest of: (i) the Payment Date; (ii) the tenth (10 th ) Business Day after such Claim is Allowed, or as soon thereafter as practicable; and (iii) such date as the holder of such Claim and AWI or Reorganized AWI has agreed or shall agree .
General Unsecured Claims of Leroy’s are provided for in Class 9. Holders of Class 9 Claims are unimpaired. Each holder of an Allowed General Unsecured Claim of Leroy’s shall receive with interest Plan Distribution Cash equivalent to 100% of its Allowed General Unsecured

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Claim or other treatment agreed to between Leroy’s and such holder upon the latest of: (i) the Payment Date; (ii) the tenth (10 th ) Business Day after such

Claim is Allowed, or as soon thereafter as practicable; and (iii) such date as the holder of such Claim and Leroy’s or Reorganized Leroy’s has agreed or shall agree.
The Racusin Claim, the LVGI Unsecured Claim and Old AWI Common Stock are impaired under the Plan. If Debtors prevail on the Subordination Appeal, the Racusin Claim shall be a Subordinated Claim and treated in Class 13. Otherwise, the Racusin Claim is a Class 6 Claim, and shall receive 100% of its Allowed Claim (whether Secured or Unsecured) in forty-eight (48) monthly installments in the event the Allowed Claim is less than $1,500,000.00, or sixty (60) monthly installments with a balloon payment at the end of sixty (60) months if the Allowed Claim is greater than $1,500,000.00. The LVGI General Unsecured Claim is to paid in accordance with the LVGI Settlement Agreement, a copy of which is attached hereto as Exhibit "F." Finally, holders of Old AWI Common Stock shall retain their Old AWI Common Stock. However, in the event that the Debtors are successful on the Subordination Appeal, Old AWI Common Stock shall be diluted by any Subordinated Claim which shall receive Old AWI Common Stock on the Effective Date.

V.    SUMMARY OF VOTING PROCESS

       A.   Who May Vote to Accept or Reject the Plan .

       Generally, holders of allowed claims or equity interests that are "impaired" under a plan are permitted to vote on the plan. A claim is defined by the

Bankruptcy Code and the Plan to include a right to payment from a debtor; an equity security represents an ownership stake in a debtor. In order to vote, a creditor must first have an allowed claim. The solicitation of votes on the Plan will be sought only from those holders of Allowed Claims and Equity Securities whose

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Claims are impaired and which will receive property or rights under the Plan. As explained more fully below, to be entitled to vote, a Claim must be both

"Allowed" and "Impaired."

B.    Summary of Voting Requirements .
In order for the Plan to be confirmed, the Plan must be accepted by at least one non-insider, impaired Class of Claims. A class of claims is deemed to have accepted a plan when allowed votes representing at least two-thirds (2/3) in amount and a majority in number of the claims of the class actually voting cast votes in favor of a plan. A class of equity securities has accepted a plan when votes representing at least two-thirds (2/3) in amount of the outstanding equity securities of the class actually voting cast votes in favor of a plan. The Debtors are soliciting votes from holders of Allowed Claims and Allowed Equity Securities in the following Classes which are impaired under the Plan:

Class	Description
Class 6	Racusin Claim
Class 7	LVGI General Unsecured Claim
Class 13	Old AWI Common Stock

The Debtors will have the right to supplement this Disclosure Statement as to additional impaired Classes, if any. The treatment of each Class is described in the Plan and is summarized generally in Articles IV and X of this Disclosure Statement.
A VOTE FOR ACCEPTANCE OF THE PLAN BY THOSE HOLDERS OF CLAIMS AND EQUITY SECURITIES WHO ARE ENTITLED TO VOTE IS MOST IMPORTANT. THE DEBTORS ASSERT THAT THE TREATMENT OF CREDITORS AND HOLDERS OF EQUITY SECURITIES UNDER THE PLAN IS THE BEST ALTERNATIVE FOR CREDITORS AND HOLDERS OF EQUITY SECURITIES AND THE DEBTORS RECOMMEND THAT THE HOLDERS OF ALLOWED CLAIMS VOTE IN FAVOR OF THE PLAN.

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VI.      DESCRIPTION OF THE DEBTORS

           A.     American Wagering Incorporated .

AWI was formed in August 1995 as the holding company for Leroy’s Horse and Sports Place. In October 1996, AWI acquired 100% of the capital stock of Autotote CBS, Inc. along with certain software and licensing rights. Autotote CBS, Inc. was renamed Computerized Bookmaking Systems Inc. ("CBS") subsequent to the purchase. AWI’s common stock is traded on the NASD Over-The-Counter Bulletin Board under the ticker symbol BETM.
B.   Leroy’s Horse and Sport Place .
Incorporated in Nevada in 1977, Leroy’s operates a statewide network of sports and race wagering facilities in 48 casinos throughout Nevada. Leroy’s sports and race wagering operations are linked and serviced through a central computer system located at AWI"s Las Vegas, Nevada headquarters.
Wagering on sporting events is legal in the State of Nevada and several foreign countries. Leroy’s operations are limited to the State of Nevada. As of 2002, there were approximately 160 sports wagering facilities in Nevada. Leroy’s operates 48 sports wagering facilities in Nevada including 21 facilities in the Las Vegas metro area, 5 in the Reno area, and 22 other facilities throughout the State including Carson City, Laughlin, Jean and other locations. Leroy’s plans to open seven additional locations in 2004. Wagering on sporting events has experienced tremendous growth in Nevada. Since 1980, sports wagering revenues have increased from approximately $290 million to approximately $1.9 billion in 2001. The number or sports wagering venues has increased from 24 to 160 over the same time period.
Most casinos offer sport wagering to their patrons, however, many casinos themselves do not want to bear the risk of operating an "in house" sports wagering operation. Leroy’s operates the sports wagering facility within a casino allowing the casino operator to offer sports wagering

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to it customers while shifting the risk and overhead burden of the operation to Leroy’s.

By operating numerous facilities and the resulting combined volume, Leroy’s is able to mitigate the risk involved in its operations. To further mitigate risk, Leroy’s also has lower maximum betting limits than many of its competitors in order to limit wagering by sophisticated customers who often place larger bets.
Professional and college football comprise the largest component of Leroy’s revenue, accounting for approximately 40% of the amount wagered at Leroy’s facilities. College and professional basketball comprise 29% of Leroy’s handle, while professional baseball contributes approximately 23%. Hockey, boxing and certain major race events (Triple Crown races, The Breeder’s Cup) comprise the majority of the remainder of Leroy’s handle. Leroy’s offers pari-mutuel wagering on events at racetracks throughout the country at two of its locations: the Sahara Hotel and Casino and the Silverton Hotel and Gambling Hall.
Leroy’s revenues are seasonal in nature. Approximately 56% of Leroy’s revenues arise during the months of September through January.
Leroy’s gaming operations are subject to the Nevada Gaming Control Act and its regulations. Leroy’s gaming operations are also subject to regulatory control of the Nevada Gaming Commission, the State Gaming Control Board, the Clark County Liquor and Gaming Licensing Board, the City of Las Vegas and other local jurisdictions.
C.    Computerized Bookmaking Systems .
Acquired by AWI in 1996, CBS designs, manufactures and installs computerized terminals and related software for the race and sports wagering industry. CBS also provides maintenance and support for the software and equipment. CBS is a leading provider of sports wagering computer hardware systems, software and related services in the State of Nevada. CBS

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provides wagering systems and/or services to the majority of sports wagering operations not operated by Leroy’s.

CBS’s revenues consist of the sales of wagering systems and software and revenue from related maintenance contracts. Casinos and other sports wagering facilities typically enter into an agreement for system repair and maintenance and software support at the time of the purchase of the computerized wagering system. Equipment sales have ranged from 29% to 36% (average of 33.4%) of CBS’s total revenue over the previous three years with maintenance and related revenues constituting the balance of CBS’s revenue.

VII.     OFFICERS AND DIRECTORS OF THE DEBTORS AND REORGANIZED DEBTORS

            A.     Officers and Directors of Debtors .

                     1.   Victor Salerno . ("Salerno") has been the Chief Executive Officer, President, and Director of AWI since its inception. Mr. Salerno has been the President, Chief Executive Officer and Director of Leroy’s since September 1979. Mr. Salerno holds 27.6% of the Old AWI Common Stock.
         2.   Tim Lockinger . ("Lockinger") became the Chief Financial Officer, Secretary, Treasurer, and Director of AWI and Leroy’s in January 2001. Mr. Lockinger holds 0.3% of the Old AWI Common Stock.
         3.   W. Larry Swecker . ("Swecker") became a Director of AWI in April 2000. Mr. Swecker is a member of the Audit, Compensation, and Compliance Committees of AWI’s Board of Directors. Mr. Swecker holds a 0.3% of the Old AWI Common Stock.
         4.   Judy Salerno Zimbelmann . ("Ms. Zimbelmann") became a Director of AWI in January 2001. Ms. Zimbelmann is a private investor with numerous holdings and was formerly married to Salerno. Ms. Zimbelmann holds 18.5% of the Old AWI Common Stock.

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            5.  Bruce Dewing ("Dewing") became a director of AWI at the Annual Meeting of Shareholders held on July 29 2003. Mr. Dewing is a member of the Audit and Compensation Committees of AWI’s Board of Directors. Mr. Dewing holds 0.3% of the Old AWI Common Stock.
 B.     Officers and Directors of Reorganized Debtors .
On the Effective Date, the operations of Reorganized AWI and Reorganized Leroy’s shall become the general responsibility of the respective Boards of Directors, which shall thereafter have the responsibility for the management, control and operation of Reorganized AWI and Reorganized Leroy’s. The present current officers and directors of the Debtors, if they so choose, shall remain as officers and directors of the Reorganized Debtors and continue to serve out their terms after the Effective Date.

VIII.   EVENTS LEADING UP TO THE FILING OF THE BANKRUPTCY CASES

           A.   The Racusin Litigation .

           On November 11, 1994, Leroy’s entered into that certain agreement ("Stock Agreement") with Michael Racusin d/b/a M. Racusin & Company

("Racusin"). The Stock Agreement provided as follows:

Michael Racusin has been our financial adviser for the purpose of an initial public offering by Rodman and Renshaw, Inc., Equity Securities Trading Co., Inc., or Orida Capital International, Ltd. As compensation he would be paid 4 ½% of the final evaluation in the form of Leroy’s common stock and $150,000 cash upon completion of common offering or IPO.

    Prior to the initial public offering ("IPO"), all of the shares of Leroy’s were exchanged for shares of AWI, and AWI served as the vehicle through which Leroy’s pursued the IPO. The IPO began on May 10, 1996 and was completed on May 15, 1996. There were 7.5 million outstanding shares of AWI stock on May 15, 1996.

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                      On August 23, 1995, Leroy’s filed a complaint for declaratory relief in the District Court of Clark County, Nevada ("State Court Action"), requesting that the district court declare that the Stock Agreement was unenforceable. Subsequently, Racusin removed the State Court Action to the United States District Court ("District Court") for the District of Nevada. Upon removal to the District Court, Racusin asserted counterclaims against Leroy’s and AWI for breach of an agreement to deliver stock to Racusin upon completion of the IPO in May 1996 (the "Action"). Following a bench trial before Judge McKibben on July 31, 1997 and August 1, 1997, a verdict was entered against AWI and Leroy’s on Racusin’s counterclaims. The Judgment ("Initial Judgment") provided that AWI and Leroy’s pay Racusin $150,000 under the Stock Agreement in addition to $516,375 representing the cash equivalent of the AWI Common Stock due Racusin plus accrued interest. On September 5, 1997, AWI paid Racusin $735,910.07 in full satisfaction of the Initial Judgment. Subsequently, Racusin filed an appeal and the Ninth Circuit remanded the case to the District Court based on the District Court’s denial of Racusin’s request for jury trial. In February 2000, a jury verdict was rendered in the Action. The jury found that: (i) AWI is the alter ego of Leroy’s, (ii) Leroy’s breached its contract with Racusin, and (iii) Racusin was entitled to receive shares of AWI pursuant to the Stock Agreement. Judge McKibben enforced the jury verdict by ordering AWI to pay $150,000 in cash to Racusin plus shares of AWI common stock pursuant to the Stock Agreement. The shares due Racusin were calculated as follows: Final Valuation on IPO Date was $45,000,000 and therefore Racusin was entitled to receive shares equivalent to 4.5% of $45,000,000 i.e. shares valued at $2,025,000 at a per share price of $6.00 for a total of 337,500 shares. The total number of shares due Racusin under the Stock Agreement were setoff against the cash equivalent of the shares awarded Racusin under the Initial Judgment. The cash equivalent of the shares under the Initial Judgment, which was paid to Racusin by AWI on September 5, 1997, was $586,088.97. That sum equaled 97,681 shares

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and therefore the total number of shares due Racusin were thus reduced to 239,819. Subsequently, Racusin filed an appeal of the District Court’s judgment and AWI filed a cross appeal. The Ninth Circuit rendered a decision on November 1, 2001 and remanded the Action to the District Court to monetize the value that Racusin would have been able to recoup for his 337,500 shares of AWI Common Stock. On November 13, 2002, the jury determined the damages to which Racusin was entitled for the 337,500 shares of stock he should have received pursuant to the Stock Agreement. The jury found in favor of Racusin and assessed the amount to be $2,160,000.00.
On July 8, 2003, the District Court entered the Racusin Judgment in favor of Racusin plus the $150,000.00 due under the Stock Agreement and prejudgment interest. The Racusin Judgment was offset by the amounts previously paid by AWI to Racusin in September 1997, for a judgment in favor of Racusin in the amount of $1,328,764.17, plus interest. The Racusin Judgment accrues interest from June 20, 2003, at the Federal Judgment Rate applicable on July 8, 2003.
On July 22, 2003, Racusin filed a notice of appeal with the Ninth Circuit Court of Appeals, challenging the District Court’s refusal to grant Racusin prejudgment interest on the Racusin Judgment. On August 3, 2003, Racusin and Debtors filed a Stipulation And Order Re Lifting of Automatic Stay For Purposes of Appeal whereby the parties agreed that the automatic stay pursuant 11 U.S.C. § 362 be modified to permit pursuit of Racusin’s pending appeal in the Ninth Circuit. Racusin has agreed that he will not execute on any judgment ultimately obtained, which will be administered as a claim in this Bankruptcy case, if it is still pending at that time.
B.    Imagineering Judgment .
On October 21, 1998, Imagineering Systems, Inc. ("ISI") filed a civil complaint against AWI claiming, among other things, breach of contract and implied covenant of good faith and

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fair dealing. On November 8, 1998, AWI brought an action to recover on loans it made to ISI. On October 2, 2000, AWI’s "Notice of Summary Judgment"

for the claim of relief for breach of Promissory Note was granted and AWI was awarded $76,583 plus interest. The execution of the judgment in favor of

AWI was stayed pending the outcome of the ISI civil complaint.
On October 30, 2000, following a trial by jury, a verdict was entered in favor of ISI in the amount of $397,000 plus interest for breach of contract and $1,000,000 plus interest for breach of the implied covenant of good faith and fair dealing. Following the trial AWI moved the court for a Judgment Notwithstanding the Verdict, or Alternatively, Motion for New Trial. AWI’s Motion for Judgment Notwithstanding the Verdict was denied, but the Motion for New Trial was granted on the $1,000,000 damages award, unless ISI agreed to a reduction of the award to $500,000. ISI agreed to the reduction and the effective award against AWI was reduced to $897,000 plus interest.
Thereafter, AWI appealed the court’s decision and the Nevada Supreme Court heard oral argument from the parties on April 16, 2003. On June 18, 2003, the Nevada Supreme Court issued its Order Reversing in Part and Affirming in Part and affirmed that portion of the judgment awarding $500,000 for breach of implied covenant of good faith and fair dealing and reversed the portion of the judgment awarding breach of contract damages and remanded the matter to the district court with instruction to award ISI $294,600 in breach of contract damages.
On October 3, 2003, the District Court entered the Amended Judgment Upon Verdict And Demand ("Amended Judgment") in favor of ISI and against AWI the sum of $294,600 plus interest for breach of contract, $500,000 plus interest for breach of the implied covenant of good faith and fair dealing and $34,456.70 plus interest for attorney’s fees and costs. Based on the Amended Judgment, on December 3, 2003, Las Vegas Gaming, Inc. ("LVGI"), successor-in-

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interest to ISI, filed its Proof of Claim this Bankruptcy Case in the amount of $1,200,486.40 ("LVGI Unsecured Claim").
C.     Debtors’ Pre-Bankruptcy Operating Results .
As of the Petition Date, the Debtors had on hand and in their various bank accounts cash and cash equivalents of approximately Two Million Three Hundred Eighty Thousand Eight Hundred Thirty-Five Dollars ($2,380,835). This included restricted bankroll of Sixty-Three Thousand Six Hundred Twenty-Four Dollars ($63,624) and restricted cash pursuant to GCB Regulation 22.040 of One Million Dollars ($1,000,000).
For the fiscal year ending January 31, 2002, the Debtors reported net income of Nine Hundred Fourteen Thousand Six Hundred Fifty-Four Dollars ($914,654). For the fiscal year ending January 31, 2003, Debtors reported net income of Four Hundred Twenty-Three Thousand Five Hundred Sixty-Four Dollars ($423,564). Total revenues for the Debtors were Eleven Million Five Hundred Sixty-Two Thousand Eighty-Five Dollars ($11,562,085) and net operating income was Seven Hundred Ninety-Six Thousand Four Hundred Fourteen Dollars ($796,414) for the fiscal year ending January 31, 2003, representing decreases of 4% and 59%, respectively, over total revenues for the Debtors of Twelve Million Six Thousand Four Hundred Nine Dollars ($12,006,409) and net operating income of One Million Nine Hundred Thirty-Four Thousand Seven Hundred Three Dollars ($1,934,703) for fiscal year ending January 31, 2002. Debtors estimate that their revenues for the fiscal year ending January 31, 2004 will be positive in amounts generally commensurate with revenues reported for 2002 and 2003.

IX.   SIGNIFICANT EVENTS DURING THE REORGANIZED CASES

        The Debtors are currently operating their businesses as debtors-in-possession. The Bankruptcy Court has certain supervisory powers over the operations of the Debtors during the pendency of the Chapter 11 Cases. These powers are generally limited to reviewing and ruling

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upon any objections raised by a party-in-interest to business operations or proposed transactions of the Debtors. Except as otherwise authorized by the Bankruptcy Court, the Debtors are required to give notice of any transactions not in the ordinary course of business and of the compromise of any controversy to parties-in-interest who request such notice. In addition, the Bankruptcy Court supervises the employment of attorneys, accountants and other professionals.
A.    First Day Motions .
        1.   General Ex Parte Applications . Concurrent with the filing of the Petitions, the Debtors presented to the Bankruptcy Court various motions designed to assist the Debtors in making a smooth transition into Chapter 11, which "first day motions" included:
              a)   Ex Parte Application for Order directing Joint Administration of Cases Pursuant to Fed. R. Bankr. P. 1015(b).
              b)   Ex Parte Application for Order Approving Employment of Gordon & Silver, Ltd., as Attorneys for Debtors.
             c)   Ex Parte Application for Order Authorizing Debtor-in-Possession to Pay Pre-Petition Wages, Benefits and Reimbursable Employee Expenses.
              d)   Ex Parte Application for Order Permitting Debtor-in-Possession to Honor Casino Chips, Tokens and Other Gaming Liabilities.
              e)  Ex Parte Application For Order Authorizing Debtors-in-Possession to Maintain and Use Existing Bank Accounts, Credit Card Merchant Numbers and Depository Bank Accounts and Waiver of 11 U.S.C. §345(b).
               f)   Ex Parte Application For Order Limiting Notice Pursuant To Bankruptcy Rule 2002.
These first day motions were approved and first day orders entered by the Bankruptcy Court.

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    B.   Other Pleadings .
          1.   Assumption of Real Property Leases . On September 22, 2003, Debtors filed a Motion for Order to Authorize Assumption of Leases of Nonresidential Real Property. Debtors’ motion requested the approval of the assumption of various non-residential leases, including the lease agreement with Computerized Bookmaking Systems, Inc. (the "CBS Lease") to lease Debtors’ office space at a property commonly known as Hughes Airport Center located 675 at Grier Drive, Las Vegas, Nevada and the forty-nine nonresidential real property leases at various gaming properties throughout the state of Nevada where Leroy’s houses its sports book operations (the "Sports Book Leases"). Debtors’ motion was approved and the order entered by the Bankruptcy Court on October 29, 2003.
          2.   Employment of Piercy Bowler Taylor & Kern . On September 12, 2003, Debtors’ filed an Ex Parte Application for an Order Approving the Employment of Piercy Bowler Taylor & Kern as Debtors’ Independent Auditors and Accountants. Piercy Bowler Taylor & Kern ("PBTK") are to render various auditing, accounting, and tax advisory and related consulting services to the Debtors. Debtors’ application was approved and the order entered by the Bankruptcy Court on September 18, 2003.
          3.   Employment of FTI Consulting . On August 19, 2003, Debtors’ filed an Ex Parte Application for an Order Approving Employment of FTI Consulting, Inc. ("FTI") as their Financial and Restructuring Advisors. Debtors selected FTI as their financial and restructuring advisors during the pendency of Debtors’ Bankruptcy Case because members of FTI have practices emphasizing insolvency and reorganization matters and FTI has represented debtors, various committees and other parties-in-interest in cases of national significance. Debtors’ application was approved and the order entered by the Bankruptcy Court on August 21, 2003.

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                      4.   Employment of Hunterton & Associates . On September 29, 2003, Debtors filed an Ex Parte Application for an Order Approving the

Employment of Hunterton & Associates as Special Counsel for Debtors Nunc Pro Tunc. Pre-petition, Hunterton & Associates ("H&A") represented

Debtors in the Racusin Litigation. Debtors’ application sought to employ H&A to continue to represent Debtors in the Racusin Litigation on appeal in the

Ninth Circuit. Debtors’ application was approved and the order entered by the Bankruptcy Court on October 2, 2003.

                     5.   Employment of Cane & Associates . On November 25, 2003, Debtors’ filed an Ex Parte Application for an Order Approving the

Employment of Cane & Associates, LLP as Special Securities Counsel to Debtors. Debtors’ application was approved and the order entered by the

 Bankruptcy Court on December 1, 2003.

          C.      Adversary Proceedings .

                    1.   Michael Racusin dba M. Racusin & Company . As discussed above in Section VIII. A., the Racusin Litigation resulted in the entry of the

Racusin Judgment in the amount of $1,328,764.17. Racusin filed a proof of claim ("Racusin Proof of Claim") in the amount of $2,725,012.00 asserting that the District Court erred in entry of the Racusin Judgment for only $1,328,764.17. Racusin also asserts that the claim is a Secured Claim. Debtors believe that pursuant to section 510(b), as a matter of law, the Racusin Claim is a claim arising from the purchase or sale of a security and Debtors sought to subordinate the Racusin Claim to the same priority as holders of Old AWI Common Stock. Consequently, on August 6, 2003, Debtors filed an adversary complaint in the Bankruptcy Court titled Debtors’ Complaint for Subordination of Claim Against Michael Racusin d/b/a M. Racusin & Company Pursuant to 11 U.S.C. §

510 ("Complaint"). By way of the Complaint, Debtors sought to subordinate the Racusin Claim pursuant to section 510(b) of the Bankruptcy Code.

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On November 18, 2003, the Debtors and Racusin filed their respective Motion for Summary Judgment. On December 10, 2003, Debtors and Racusin filed their respective Oppositions to the Motions for Summary Judgment. On December 22, 2003, the Debtors and Racusin filed their respective Replies to the Oppositions. The Motions for Summary Judgment were heard on January 5, 2004. The Court denied Debtors’ Motion. On January 9, 2004, the Bankruptcy Court entered an order granting the Motion filed by Racusin. On January 13, 2004, the Debtors filed their Notice of Appeal.
Debtors also object to the Racusin Proof of Claim on two grounds. First, the Claim is not a Secured Claim. Second, the amount of the Claim is contingent upon the Racusin Judgment. Debtors intend to file an objection to the Racusin Claim in accordance with Bankruptcy Rule 3007.
          2.    Hobey’s, Inc. and Sierra Development Company . Leroy’s and Hobey’s, Inc. ("Hobey’s") were parties to that certain Sports and Race Book Agreement whereby Leroy’s operated a race book, pari-mutuel race pool, sports book and pari-mutuel sports pool (the "Book") at the Hobey’s premises located at 5195 Sun Valley Drive, Sun Valley, Nevada 89433. In or about September 2003, Hobey’s terminated Leroy’s right to operate the Book at Hobey’s and Hobey’s further entered into an agreement with Leroy’s competitor, Sierra Development Company, a Nevada corporation dba Hobey’s Race Book and Sports Pool Operated By Club Cal-Neva ("Cal-Neva"), allowing Cal-Neva to operate a Book at Hobey’s. While the agreement allowed for early termination of Leroy’s right to operate the sports book, Leroy’s believed it had the right to exclude all other entities from operating a sports book at Hobey’s until the expiration of the full term of the contract on August 19, 2004.
Subsequently, on or about October 7, 2003, an Application for Temporary Restraining Order and Preliminary Injunction (the "Preliminary Injunction") was filed with the Bankruptcy Court wherein Debtors requested that the Bankruptcy Court issue a temporary restraining order

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and a preliminary injunction enjoining Cal-Neva from operating a Book at Hobey’s until August 19, 2004. On or about October 6, 2003, Debtors also filed a Complaint for Injunctive and Declaratory Relief titled Leroy’s Horse and Sports Place v. Hobey’s, Inc., et al, Adversary No. 03-5106 in the Bankruptcy Court. The Bankruptcy Court entered an order granting Leroy’s request on or about October 8, 2003. On or about October 14, 2003, Hobey’s filed an opposition to the Preliminary Injunction (the "Opposition"). On October 17, 2003, the Bankruptcy Court denied Leroy’s request for a Preliminary Injunction. On or about October 27, 2003, Leroy’s filed a Motion to Reconsider Determination Denying Preliminary Injunction (the "Motion to Reconsider") and on November 10, 2003, Leroy’s filed an Opposition to Motion to Reconsider Determination Denying Preliminary Injunction (the "Reconsideration Opposition"). At a hearing on November 21, 2003, the Bankruptcy Court denied the Motion to Reconsider. On or about 9 th day of January, 2004, Leroy’s and Hobey’s entered into a Stipulation and Order for Dismissal With Prejudice the Complaint against Hobey’s. The Order dismissing the adversary proceeding was entered on docket on January 14, 2004.

X.      DETAILED DESCRIPTION OF THE PLAN

     A.   Treatment of Unclassified Claims Under the Plan .

1.   Treatment of Administrative Claims . Each Allowed Administrative Claim, other than Preserved Ordinary Course Administrative Claims treated below, shall be paid in full from Plan Distribution Cash (or otherwise satisfied in accordance with its terms) upon the latest of: (i) the Payment Date; (ii) such date as may be fixed by the Bankruptcy Court, or as soon thereafter as practicable; (iii) the tenth (10th) Business Day after such Claim is Allowed, or as soon thereafter as practicable; and (iv) such date as the holder of such Claim and Debtors or Reorganized Debtors shall agree upon.

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    2.   Treatment of Preserved Ordinary Course Administrative Claims . Each Allowed Preserved Ordinary Course Administrative Claim not paid by Leroy’s or AWI prior to the Effective Date shall be paid, performed or settled by the Reorganized Debtor that is the successor to the Estate against which such Preserved Ordinary Course Administrative Claim originally arose, pursuant to the terms and conditions under which such Claim arose.
     3.   Treatment of Priority Tax Claims . Each Allowed Priority Tax Claim, if any, will be paid in full from Plan Distribution Cash the later of (i) the Payment Date; (ii) the tenth (10th) Business Day after the date on which an order allowing such Claim becomes a Final Order; and (iii) such other time as is agreed upon by the holder of such Claim and the Debtors prior to the Effective Date or the Reorganized Debtors after the Effective Date. From and after the Effective Date and until any Allowed Priority Tax Claim is paid in full, the unpaid balance, if any, of such Allowed Priority Tax Claims shall accrue interest fixed at the rate per annum equal to the rate provided for by the Internal Revenue Code Sections 6621 and 6622 in effect of the Effective Date.

       B.         Classification and Treatment of Claims and Equity Interests Under the Plan .
       1.   Treatment of Class 1 (Priority Wage Claims) . Each Allowed Priority Wage Claim, if any, shall be paid in full in Plan Distribution Cash by the applicable Reorganized Debtor in the ordinary course of business in accordance with existing terms. Class 1 is unimpaired under the Plan. Holders of Claims in Class 1 are not entitled to vote on the Plan.
        2.   Treatment of Class 2 (Priority Benefit Plan Contribution Claims) . Each Allowed Priority Benefit Plan Contribution Claim, if any, shall be paid in full in Plan Distribution Cash by the applicable Reorganized Debtor upon the latest of: (i) the Payment Date; (ii) such date as may be fixed by the Bankruptcy Court; (iii) the tenth (10th) Business Day after such Claim is Allowed, or as soon thereafter as practicable; and (iv) such date as the holder of such Claim and the Debtors, and after the Effective Date, the applicable reorganized Debtor shall agree. Class 2 is

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unimpaired under the Plan. Holders of Claims in Class 2 are not entitled to vote on the Plan.
         3.   Treatment of Class 3 (Priority Customer Deposit Claims) . Each Allowed Priority Customer Deposit Claim, if any, shall be paid in full in Plan Distribution Cash by the applicable Reorganized Debtor upon the latest of: (i) the Payment Date; (ii) such date as may be fixed by the Bankruptcy Court; (iii) the tenth (10th) Business Day after such Claim is Allowed, or as soon thereafter as practicable; (iv) such date as the holder of such Claim and the Debtors, and after the Effective Date, the applicable Reorganized Debtor shall agree; and (v) a date when such Priority Customer Deposit Claim becomes due and owing. Class 3 is unimpaired under the Plan. Holders of Claims in Class 3 are not entitled to vote on the Plan.
           4.   Treatment of Class 4 (Secured Tax Claims) . Each Allowed Secured Tax Claim shall be paid in full in Plan Distribution Cash by the applicable Reorganized Debtor upon the latest of: (i) the Payment Date; (ii) such date as may be fixed by the Bankruptcy Court; (iii) the tenth (10th) Business Day after such Claim is Allowed, or as soon thereafter as practicable; (iv) the date on which such Secured Tax Claim is scheduled to be paid in the ordinary course of business under applicable law or regulation; and (v) such date as the holder of such Claims and the Debtors, and after the Effective Date, the applicable Reorganized Debtor shall agree. Class 4 is unimpaired under the Plan. Holders of Claims in Class 4 are not entitled to vote on the Plan.
            5.  Treatment of Class 5 (Miscellaneous Secured Claims) . At the option of the applicable Reorganized Debtor, the holder of any Allowed Secured Claim in Class 5 shall receive one (1) of the following alternative treatments or other treatment agreed to between the applicable Debtor and such holder:
                   a)  on the Payment Date, or on such other date thereafter as may be agreed to by the holder of such Claim and the Debtors or the applicable Reorganized Debtor, as the case may be, shall abandon the collateral securing such Claim to the holder thereof in full

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satisfaction and release of such Claim; or
                    b)  on the Payment Date, the holder of such Claim shall receive, on account of such Claim, Plan Distribution Cash equal to its Allowed Secured Claim or such lesser amount to which the holder of such Allowed Secured Claim shall agree, in full satisfaction and release of such Allowed Secured Claim.
Class 5 is unimpaired under the Plan. Holders of Allowed Claims in Class 5 are not entitled to vote on the Plan.
              6.   Treatment of Class 6 (Racusin Claim) . The holder shall receive Plan Distribution Cash equivalent to 100% of the Allowed Racusin Claim as follows:
                     a)  If the Allowed Racusin Claim is less than $1,500,000, then the Allowed Racusin Claim shall be paid in 48 monthly installments commencing upon the Payment Date and due on the same day of each month thereafter. During the months of February through September, each monthly payment shall equal 1.66% of the Allowed Racusin Claim plus interest and during the months of January, October, November and December, each monthly payment shall equal 3.014% of the Allowed Racusin Claim plus interest.
                     b)  If the Allowed Racusin Claim is greater than $1,500,000, then the Allowed Racusin Claim shall be paid in the sum of $500,000 principal per year plus interest for 60 months with a final balloon payment at the end of 60 months. The payments shall be in monthly installments equal to 1.170% of the Allowed Racusin Claim plus interest for the months of February through September, and 2.159% of the Allowed Racusin Claim plus interest for the months of January, October, November and December.
                      c)  In the event that the Racusin Claim is a Secured Claim, the holder of the Racusin Claim shall retain all Liens securing the Racusin Claim. In no event shall the holder of

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the Racusin Claim be entitled to enforce or pursue the Liens so long as the Reorganized Debtors are paying the Allowed Claim in accordance with the Plan.
The Allowed Racusin Claim shall be paid with interest at the Federal Judgment Rate from the Petition Date until paid in full. Class 6 is impaired under the Plan. The Holder of the Allowed Claim in Class 6 is entitled to vote on the Plan.
                7.   Treatment of Class 7 (LVGI General Unsecured Claim) . In accordance with the LVGI Settlement Agreement, LVGI shall receive in full payment and satisfaction of the Imagineering Judgment a total principal sum of $1,000,000.00 payable as follows:
                       a)  Initial Payment. On the Payment Date LVGI will receive Plan Distribution Cash of $320,000.00;
                       b)  Payment Upon Refinancing. Upon completion of a refinancing of the real property owned by CBS, AWI will cause CBS to pay LVGI the greater of fifty percent (50%) of the net proceeds realized from the refinancing or $200,000.00;
                       c)  Monthly Payments. The balance of the Claim plus interest at the rate of six percent (6%) per annum shall be paid in 24 monthly installments as set forth in the amortization schedule attached to the LVGI Settlement Agreement.
Class 7 in impaired under the Plan. The Holder of the Allowed Claim in Class 7 is entitled to vote on the Plan.
                 8.   Treatment of Class 8 (General Unsecured Claims of AWI) . Each holder of an Allowed General Unsecured Claim of AWI shall receive with interest at the Federal Judgment Rate Plan Distribution Cash equivalent to 100% of its Allowed General Unsecured Claim or the treatment agreed to between AWI and such holder upon the latest of: (i) the Payment Date; (ii) the tenth (10th) Business Day after such Claim is Allowed, or as soon thereafter as practicable; and (iii) such date as the holder of such Claim and AWI or Reorganized AWI has agreed or shall agree.

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Class 8 is unimpaired under the Plan. Holders of Allowed Claims in Class 8 are not entitled to vote on the Plan.
                 9.   Treatment of Class 9 (General Unsecured Claims of Leroy’s) . Each holder of an Allowed General Unsecured Claim of Leroy’s shall receive with interest at the Federal Judgment Rate Plan Distribution Cash equivalent to 100% of its Allowed General Unsecured Claim or the treatment agreed to between Leroy’s and such holder upon the latest of: (i) the Payment Date; (ii) the tenth (10th) Business Day after such Claim is Allowed, or as soon thereafter as practicable; and (iii) such date as the holder of such Claim and Leroy’s or Reorganized Leroy’s has agreed or shall agree. Class 9 is unimpaired under the Plan. Holders of Allowed Claims in Class 9 are not entitled to vote on the Plan.
               10.  Treatment of Class 10 (Intercompany Claims) . All Intercompany Claims in existence on the Effective Date shall be paid or performed in accordance with their terms. Class 10 is unimpaired under the Plan . Holders of Allowed Claims in Class 10 are not entitled to vote on the Plan.
               11.  Treatment of Class 11 (Old Leroy’s Common Stock) . Old Leroy’s Common Stock and any other Leroy’s Equity Security interests in existence on the Effective Date shall remain in existence and are not affected by the Plan. Class 11 is unimpaired under the Plan. Holders of Old Leroy’s Common Stock and any other Leroy’s Equity Security in Class 11 are not entitled to vote on the Plan.
               12.  Treatment of Class 12 (Old AWI Preferred Stock) . Old AWI Preferred Stock shall remain in existence on and after the Effective Date and shall be paid in accordance with the terms of the Old AWI Preferred Stock and the Certificate of Designation. Any arrears due since the Petition Date shall be paid with interest as provided for by the Old AWI Preferred Stock and the Certificate of Designation on the Payment Date. Class 12 is unimpaired under the Plan. Holders of

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Old AWI Preferred Stock in Class 12 are not entitled to vote on the Plan.
                13.  Treatment of Class 13 (Old AWI Common Stock) . Holders of Old AWI Common Stock and any remaining AWI Equity Securities shall retain their Old AWI Common Stock and remaining AWI Equity Securities diluted by any Subordinated Claims which shall receive Old AWI Common Stock on the Effective Date. Class 13 is impaired under the Plan. Holders of Old AWI Common Stock and any remaining AWI Equity Securities are entitled to vote on the Plan.
          C.  Means of Implementation of the Plan .
                1.  Plan Implementation Steps Occurring on the Effective Date . On the Effective Date the following events shall occur in the following sequence:
                      a)  Issuance of Old AWI Common Stock . On the Effective Date, Reorganized AWI shal l issue to the Disbursing Agent for distribution in accordance with the Plan such additional shares of Old AWI Common Stock as necessary to satisfy all Subordinated Claims.
                      b)  Filing with Nevada Secretary of State . In accordance with NRS 78.622, on the Effective Date a certified copy of the Plan and the Confirmation Order shall be filed with the Nevada Secretary of State. The officers and directors of Debtors from the Confirmation Date until the Effective Date are authorized and directed to take any action or carry out any proceeding necessary to effectuate the reorganization pursuant to NRS 78.622.
                       c)  Reorganized AWI . As of the Effective Date, the articles of incorporation and by-laws of Reorganized AWI shall be substantially in the forms of the Reorganized AWI Articles and Reorganized AWI By-Laws, which provide for, among other things, the authorization of any and all acts necessary to effectuate the Plan. The Reorganized AWI Articles and Reorganized AWI By-Laws shall also provide: (i) to the extent required by Section 1123(a) and (b) of the Bankruptcy Code, for a provision prohibiting the issuance of non-voting

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equity securities; and (ii) for the initial members of the board of directors of Reorganized AWI to continue to serve out their terms. After the Effective Date, Reorganized AWI may amend and restate the Reorganized AWI Articles and Reorganized AWI By-Laws as permitted by applicable law.
                       d)  Reorganized Leroy’s . As of the Effective Date, the articles of incorporation and bylaws of Reorganized Leroy’s shall be amended substantially in the forms of the Reorganized Leroy’s Articles and Reorganized Leroy’s By-Laws, which provide for, among other things, the authorization of any and all acts necessary to effectuate the Plan. The Reorganized Leroy’s Articles and Reorganized Leroy’s By-Laws shall also provide to the extent required by Section 1123(a) and (b) of the Bankruptcy Code, for a provision prohibiting the issuance of non-voting equity securities. After the Effective Date, Reorganized Leroy’s may amend and restate the Reorganized Leroy’s Articles and Reorganized Leroy’s By-Laws as permitted by applicable law.
                         e)  Payments . All funds or other property received or retained by Reorganized Debtors shall be applied and distributed in accordance with the Plan.
                         f)  LVGI Settlement Agreement . On the Effective Date, the LVGI Settlement Agreement shall become effective and enforceable in accordance with its terms. Subsequent to the Effective Date, the parties to the LVGI Settlement Agreement may modify or amend the terms of the LVGI Settlement Agreement without further notice to or approval by the Bankruptcy Court.
                         g)  Notice of Effectiveness . When all of the Steps contemplated by Section 6.1 of the Plan have been completed, the Reorganized Debtors shall file with the Bankruptcy Court and serve upon all holders of claims and all potential holders of Administrative Claims known to the Reorganized Debtors (whether or not disputed), a Notice of Effective Date of Plan. The Notice of Effective Date of Plan shall include notice of the Administrative Claim Bar Date.

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                  3.   No Corporate Action Required . As of the Effective Date: (i) the adoption of the Reorganized AWI Articles, Reorganized AWI By-Laws, Reorganized Leroy’s Articles and Reorganized Leroy’s By-Laws or similar constituent documents for Reorganized Debtors; (ii) the adoption, execution, delivery and implementation of all contracts, leases, instruments, releases and other agreements related to or contemplated by the Plan; (iii) the revesting or transfer of Estate assets provided for in the Plan; and (iv) the other matters provided for under or in furtherance of the Plan involving corporate action to be taken by or required of the Debtors or Reorganized Debtors shall be deemed to have occurred and be effective as provided in the Plan, and shall be authorized and approved in all respects without further order of the Bankruptcy Court or any requirement of further action by the stockholders or directors of the Debtors and Reorganized Debtors.
                  4.   Directors and Officers . On the Effective Date, the operation of Reorganized AWI and Reorganized Leroy’s shall become the general responsibility of their respective boards of directors, which shall thereafter have responsibility for the management, control and operation of Reorganized AWI and Reorganized Leroy’s in accordance with the Plan, applicable law, the Reorganized AWI Articles, Reorganized AWI By-Laws, Reorganized Leroy’s Articles and Reorganized Leroy’s By-Laws and payment of all remaining Allowed Claims. All the directors and executive officers of Reorganized AWI and Reorganized Leroy’s shall be deemed to have been elected or appointed, as the case may be, pursuant to the Confirmation Order, but shall not take office until the Effective Date. The terms of those directors and officers not continuing in office after the Effective Date, if any, shall be deemed expired as of the Effective Date pursuant to the Confirmation Order. Reorganized Debtors shall provide such officers and directors with errors and omissions insurance coverage by tail policy, prior-acts endorsement to the Reorganized AWI policy or any other policy provision chosen by Reorganized AWI for a period of not less than one year after the Effective Date similar to that provided such officers and directors as of the Confirmation

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Date. The existing directors of Debtors should they choose to do so, will continue to serve as directors of Debtors from and after the Confirmation Date until the Effective Date. During the period from the Confirmation Date until the Effective Date, but not beyond the Effective Date, all the existing outside directors of Debtors will continue to be compensated at their present levels for so long as they continue to serve as directors of Debtors.
                  5.   Executory Contracts and Unexpired Leases .
                        a)   Executory Contracts . All executory contracts and unexpired leases that both exist on the Confirmation Date and are set forth on the schedule of assumed executory contracts and unexpired leases attached to the Plan as Schedule 7.1, shall be deemed assumed by the applicable Reorganized Debtor on the Effective Date. Debtors may modify schedule 7.1 until the Effective Date, with notice to the non-debtor party to the contract affected by such modification.
                        b)  Approval of Assumption or Rejection . Entry of the Confirmation Order shall constitute as of the Effective Date: (i) approval, pursuant to Bankruptcy Code Section 365(a), of the assumption by the applicable Reorganized Debtor of each executory contract and unexpired lease listed on Schedule 7.1, and (ii) authorization for the Reorganized Debtors to reject each executory contract and unexpired lease to which any of the Debtors are parties and which is not listed on Schedule 7.1 and neither assumed, assumed and assigned nor rejected by separate order prior to the Effective Date. Unless they file an objection to the assumption prior to the Confirmation Hearing, each counter-party to an executory contract or unexpired lease on Schedule 7.1 shall be deemed to have consented to such assumption.
                         c)  Cure of Defaults . Unless they file an objection to the assumption of an executory contract or unexpired lease assumed pursuant to Section 7.1 of the Plan prior to the Confirmation Hearing specifically asserting a required cure payment, each executory contract or unexpired lease listed on Schedule 7.1 may be assumed by the Reorganized Debtors without the

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payment of any cure amount. The applicable Reorganized Debtor shall Cure any defaults respecting each executory contract or unexpired lease assumed pursuant to Section 7.1 of the Plan upon the latest of (i) the Effective Date or as soon thereafter as practicable; (ii) such dates as may be fixed by the Bankruptcy Court or agreed upon by the applicable Debtor and after the Effective Date, the applicable Reorganized Debtor; or (iii) the tenth (10th) Business Day after the entry of a Final Order resolving any dispute regarding (a) a Cure amount; (b) the ability of the applicable Reorganized Debtor to provide "adequate assurance of future performance" under the executory contract or unexpired lease assumed pursuant to the Plan in accordance with Section 365(b)(1) of the Bankruptcy Code; or (c) any matter pertaining to assumption, assignment or the Cure of a particular executory contract or an unexpired lease.
                      d)   Post-Petition Date Contracts and Leases . Subject to the Administrative Claim Bar Date, Executory contracts and unexpired leases entered into and other obligations incurred after the Petition Date by the Debtors shall be performed by the applicable Reorganized Debtor in the ordinary course of its business.
                       e)   Bar Date . All proofs of Claims with respect to Claims arising from the rejection of any executory contract or unexpired lease shall be filed with Gordon & Silver Ltd., attn: Thomas H. Fell, esq., not later than the earlier of the 30 th day after the entry of the order approving rejection of an executory contract or unexpired lease or the 30 th day after the Effective Date. Any Claim not filed within such time shall be forever barred.
                        f)  Indemnification Obligations . Any obligations of the Debtors to indemnify any officer, director or employee serving as a fiduciary of any employee benefit plan or program of the Debtors, pursuant to charter, by-laws, contract or applicable state law shall be deemed to be, and shall be treated as, an executory contract and assumed by the applicable Debtor and Reorganized Debtor on the Effective Date.

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D.               Conditions to Confirmation of Plan .
                    1.   Conditions To Confirmation . The following are conditions precedent to confirmation of the Plan:
                           a)   The Confirmation Order shall have been entered and be in form and substance reasonably acceptable to the Debtors.
                    2.   Conditions To Effectiveness . The following are conditions precedent to the occurrence of the Effective Date:
                          a)   The Confirmation Order shall be a Final Order, except that the Debtors reserve the right, to cause the Effective Date to occur notwithstanding the pendency of an appeal of the Confirmation Order;
                          b)   No request for revocation of the Confirmation Order under Section 1144 of the Bankruptcy Code shall have been made, or, if made, shall remain pending, including any appeal;
                          c)  All documents necessary to implement the transactions contemplated by the Plan shall be in form and substance reasonably acceptable to the Debtors;
                           d)  Sufficient Plan Distribution Cash is set aside, reserved and withheld to make distributions required by the Bankruptcy Code and the Plan;
                            e)  All governmental approvals and licenses necessary to effectuate the terms of the Plan have been obtained; and
                            f)  The Reorganized AWI Articles and Reorganized Leroy’s Articles and a certified copy of the Plan and the Confirmation Order have been filed with the Nevada Secretary of State.
                     3.    Waiver of Conditions . The Conditions to Confirmation and Conditions to Effectiveness, except for e) above, may be waived in whole or in part by the Debtors at any time,

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without notice, an order of the Bankruptcy Court or any further action other than proceeding to Confirmation and consummation of the Plan.
XI.          RISK FACTORS
               In addition to matters addressed elsewhere in this Disclosure Statement, the Plan involves certain significant risks which should be taken into consideration.

                    A.   Risk of Non-Confirmation of the Plan .

Even if the requisite acceptances are received, the Plan may not be confirmed by the Bankruptcy Court. Confirmation of the Plan requires, among other things, a finding by the Bankruptcy Court that it is not likely that there will be a need for further financial reorganization and that the value of distributions to dissenting members of impaired Classes of Creditors and Equity Securities not be less than the value of distributions such Creditors and holders of Equity

Securities would receive if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code. Although the Debtors believe that the Plan will not be followed by a need for further financial reorganization and that dissenting members of impaired Classes of Creditors and Equity Securities will receive distributions at least as great as would be received in a liquidation under Chapter 7 of the Bankruptcy Code, there can be no assurance that the Bankruptcy

Court will conclude that these tests have been met.
     B.  Risk of Nonpayment .
On and after the Effective Date, Reorganized Debtors will be required to make substantial payments to service their obligations and other pre-petition Creditors pursuant to the Plan, as well as the Post-Effective Date obligations in the ordinary course. Reorganized Debtors’ ability to meet their obligations will be entirely dependant on the results of the operations of their business enterprises. Although the Debtors anticipate that they will meet or exceed present operating results after the Effective Date, this belief is based upon the a number of assumptions that are subject to

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inherent uncertainties and contingencies, some of which will beyond the control of Reorganized Debtors. Reorganized Debtors’ projected indebtedness may have important consequences, including the following: (i) future cash flow from the operations may be inadequate to satisfy all of Reorganized Debtors’ debt service obligations, and this risk would be heightened if Reorganized Debtors suffer other adverse operating results; (ii) a substantial portion of Reorganized

Debtors’ cash flow from operations may be dedicated to the payment of their indebtedness and would not be available for other purposes; and (iii)

Reorganized Debtors’ level of indebtedness could limit their flexibility in planning for, or reacting to changes in the industry.
Based upon Reorganized Debtors’ anticipated levels of operations, Reorganized Debtors currently expect that their cash flows from operations will be sufficient to enable Reorganized Debtors to satisfy their anticipated operating cash requirements, including payments required under the Plan. However, there can be no assurance as to the actual level of operating cash requirements or of the amount of cash flows from operations of Reorganized Debtors being sufficient to meet such requirements. Future cash requirements could exceed the amount currently anticipated while future operating cash flow could be less than current expectations. If Reorganized Debtors are unable to satisfy their operating cash requirements from cash flows from operations, Reorganized Debtors could be required to explore alternatives, such as reducing or delaying capital expenditures or seek additional debt or equity financing. There can be no assurance that any such actions could be effected on satisfactory terms.
C.    Nevada Economy .
   The vast majority of the Debtors’ revenues are generated from operations within the State of Nevada. Furthermore, more than half of the Leroy’s operated sports books are located in southern Nevada, mostly in or around Las Vegas. Although Las Vegas has experienced significant growth in recent years, there can be no assurance of the future growth of the Las Vegas area or the Las Vegas

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gaming industry due to over capacity, the scarcity of water and other matters. Any significant downturn in the economy of the Las Vegas area and/or the State of Nevada in general could materially adversely affect the operations of the Reorganized Debtors.

          D.   Potential Effect of Bankruptcy .

             The effect, if any, which the filing of the Chapter 11 Cases has had upon the operations of the Debtors cannot be accurately predicted or quantified.

However, the filing and continuation of the Chapter 11 Cases may adversely impact the Debtors’ relationships with their customers, creditors and employees.

The more protracted that the Chapter 11 Cases become, the more likely it is that the Chapter 11 Cases could materially adversely impact the operations of the Debtors.

XII.    POST EFFECTIVE DATE OPERATIONS AND PROJECTIONS

           A.   Summary of Title to Property and Dischargeability .

                  1. Revesting of Assets . On the Effective Date all of the assets of each Debtor’s Estate, including all causes of action and avoidance actions, shall be preserved and shall revest in the Reorganized Debtors free and clear of all liens, claims and encumbrances.
     2.  Preservation of Litigation Claims . In accordance with Section 1123(b)(3) of the Bankruptcy Code, and except as otherwise expressly provided herein, all Litigation Claims set forth on Schedule 1.45 to the Plan shall be retained by the applicable Reorganized Debtor.
      3.  Discharge . Except as provided in the Plan or the Confirmation Order, the rights afforded under the Plan and the treatment of Claims and Equity Securities under the Plan shall be in exchange for and in complete satisfaction, discharge and release of all Claims and termination of all Equity Securities, including any interest accrued on Claims from the Petition Date. Except as provided in the Plan or the Confirmation Order, upon the Effective Date, Confirmation shall: (a) discharge the Debtors and Reorganized Debtors from all Claims or other debts that arose before the Confirmation Date including all debts of the kind specified in

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Sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not: (i) a proof of Claim based on such debt is filed or deemed filed pursuant to Section 501 of the Bankruptcy Code; (ii) a Claim based on such debt is allowed pursuant to Section 502 of the Bankruptcy Code; or (iii) the holder of a Claim based on such debt has accepted the Plan; and (b) terminate all interest and other rights of holders of Equity Securities in the Debtors.
         4.  Injunction . From and after the Effective Date, and except as provided in the Plan and the Confirmation Order, all entities that have held, currently hold or may hold a Claim or other debt or liability or an Equity Security or other right of an Equity Security holder that is terminated pursuant to the terms of the Plan are permanently enjoined from taking any of the following actions on account of any such Claims, debts or liabilities or terminated Equity Security or rights: (i) commencing or continuing in any manner any action or other proceeding against the Reorganized Debtors or their respective properties; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Reorganized Debtors or their respective properties; (iii) creating, perfecting or enforcing any Lien or encumbrance against the Reorganized Debtors or their respective properties; (iv) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Reorganized Debtors or their respective properties; and (v) commencing or continuing any action, in any manner or any place, that does not comply with or is inconsistent with the provisions of the Plan or the Bankruptcy Code. By accepting Payments pursuant to the Plan, each holder of an Allowed Claim receiving Payments pursuant to the Plan will be deemed to have specifically consented to the injunction set forth in Section 9.4 of the Plan.
B.   Summary of Certain Material Documents to the Plan .
       1.   Projections . Based upon the assumption that the Plan is confirmed and becomes effective, Debtors have prepared a Cash Flow Analysis that depicts the Debtors’ projected

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annual operating results for a five (5) year period. The Cash Flow Analysis is attached hereto as Exhibit "B." The Cash Flow Analysis is based upon the detailed set of assumptions developed by management. The key assumptions underlying these projections include the following:
             a)  The Plan will be confirmed by the Bankruptcy Court and will become effective on or about June 30, 2004 (an effective date within 120 days thereof will not have material affect on the projections);
             b)  Leroy’s Revenues: Management projects total wagers will grow 2.5% in fiscal year 2005 over fiscal year 2004 levels due to the planned opening of seven locations in fiscal year 2005. Payouts are projected at 92.29% of the amounts wagered in fiscal year 2005, similar to 92.74% for fiscal year 2004. Gross wagering revenues are forecast to grow 1% in fiscal years 2006 and 2007 and increasing 2% in fiscal year 2008 and 2009 based upon the assumption that casino traffic will continue to grow at modest levels. Payouts are projected at 92.29% (based on projected fiscal year 2005 levels) for fiscal year 2006 through fiscal year 2009 yielding net wagering revenues of 7.71%.
             c)  Leroy’s Costs: Location expenses, including employee and other operating expenses, are forecast to grow 3.5% in fiscal year 2005 due to the opening of seven new locations and grow 1% in fiscal 2006 and 2007 and grow 2% in fiscal year 2008 and 2009. Management believes that the growth in costs will mirror sales growth. Other operating expenses, income and overhead expenses (including Management fees) are forecast to grow at 7.03% in fiscal year 2005 (due to the opening of the seven new locations) and grow 1% in fiscal year 2006 and 2007 and grow 2% in fiscal year 2008 and fiscal year 2009 in line with projected revenue growth.
             d)  CBS Revenues: Based upon the level of recent installations and the limited market for new systems, management believes that equipment sales will decline over the next three fiscal years, and are projected to decline by 15% in fiscal year 2005 and 2006 and by

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 10% in fiscal year 2007. Management believes that the market for systems installations and sales will begin to pick up and forecast revenue growth of 3% in fiscal year 2008 and 2009 as casinos replace aging systems. Maintenance fees are forecast to decrease by 10% in fiscal year 2005 based on age of the systems currently under maintenance agreements and historical service request. As systems under maintenance age, maintenance fees grow and management forecasts annual growth of 3% beginning in fiscal year 2006 through fiscal year 2009 as aging systems will require more maintenance. Ticket paper sales are projected to grow 2% annually throughout the projection period representing a combination of price increases (inflation) and anticipated growth in the numbers of wagers at the locations serviced by CBS. Software development revenues are forecast to grow 1% in fiscal 2005, decline by 10% in fiscal year 2006 and fiscal year 2007 and increase by 2% in fiscal year 2008 and fiscal year 2009. These revenues account for roughly 1.4% of CBS’s total revenues and are based on management forecast of custom software installation. Finally, labor charges are forecast to grow 3% annually in fiscal year 2005, increase by 2% in fiscal year 2006 based on expected inflation growth, declined by 2% in fiscal year 2007 as volume drops and increase by 2% in fiscal year 2008 and fiscal year 2009 as systems installations are expected to begin increasing.
                  e)  CBS Costs: Cost of sales relating to equipment sales are forecast at 44% of gross equipment sales throughout the projection period. Cost of sales for ticket paper forecast at 93.2% of gross ticket paper revenue through the forecast period. These costs are based on historical results and management estimates. Wages and benefits are projected to decline by 3% in fiscal year 2005 and decline by 10% in fiscal year 2006, decline by 5% in fiscal year 2007 and grow by 2% in fiscal year 2008 and 2009. These costs are variable in nature and will fluctuate based on the forecasted sales. The cost of maintenance is forecast to grow 2% annually based on projected inflation. Other operating expenses are forecast to grow 1% in fiscal year 2005, decline

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by 2% in fiscal 2006 and 2007 as management expects to reduce costs in these years and then grow 2% in fiscal 2008 and fiscal 2009 as equipment sales levels are forecast to begin increasing.
              f)  General and Administrative Expenses are projected to grow by 1% in fiscal year 2005, decline by 5% in fiscal year 2006, decline by 2% in fiscal year 2006, decline by 2% in fiscal year 2007 and grow by 2% in fiscal year 2008 and fiscal year 2009. Management estimates that it will be able to reduce general and administrative costs in fiscal 2006 and fiscal 2007 and these costs will grow as sales levels increase in fiscal year 2008 and 2009. Depreciation and amortization expenses are forecast to decline by 2% in fiscal year 2005, fiscal year 2006 and fiscal year 2007 and then grow at 2% in fiscal year 2008 and fiscal year 2009.
              g)  Management fees payable to the parent company are forecast at 20% of total revenues. Interest income is forecast to remain flat in fiscal year 2005, decline by 10% in fiscal year 2006, and decline by 5% in fiscal year 2007 then grow at 2% in fiscal year 2008 and fiscal year 2009 as sales levels will dictate the level of available excess cash to earn interest. Interest expense is forecast to grow 3% in fiscal year 2005 and 1% in fiscal year 2006 and fiscal year 2007 and grow by 2% in fiscal year 2008 and fiscal year 2009 as management anticipates a combination of higher borrowings and higher interest rates.
        2.  Balance Sheet and Fresh Start Analysis . Attached hereto as Exhibit "E" is the consolidated balance sheet of the Debtors as of December 31, 2003. Upon the Effective Date of the Plan, the Debtors’ consolidated balance sheet will be modified to reflect the transactions set forth in the Plan and the Debtors’ restated assets and liabilities. Debtors’ Fresh Start Analysis reflecting these adjustments is attached hereto as Exhibit "B."
Exhibit "B" attached hereto sets forth the Cash Flow Analysis which depicts the annual projected cash flow for a five (5) year period. As set forth therein, it is projected that Reorganized

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Debtors will be able to generate cash flow which is sufficient to satisfy all obligations under the Plan.

           C.      Exculpation and Limitation of Liability .
From and after the Effective Date, none of Debtors or the Reorganized Debtors nor any of their respective present or former members, directors, officers, managers, employees, advisors, attorneys or agents, shall have or incur any liability to any holder of a Claim or Equity Security or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys or Affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of the Chapter 11 Cases, the pursuit of Confirmation or the consummation of the Plan, except for willful misconduct, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan or in the context of the Chapter 11 Cases. No holder of a Claim or Equity Security, nor any other party in interest, including their respective agents, employees, representatives, financial advisors, attorneys or Affiliates, shall have any right of action against Debtors or the Reorganized Debtors or any of their respective present or former members, officers, directors, managers, employees, advisors, attorneys or agents, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the pursuit of Confirmation, the consummation of the Plan or the administration of the Plan, except for (i) their willful misconduct and (ii) matters specifically contemplated by the Plan.
   D.     Post Confirmation Reporting and Quarterly Fees to the United States Trustee .
Both prior to and after the Effective Date, Debtors, are obligated to pay the United States Trustee quarterly fees based upon all disbursements in accordance with the sliding scale set forth in 28 U.S.C. §1930(a)(6). These fees accrue throughout the pendency of the Chapter 11 Cases until entry of a final decree. United States Trustee fees paid prior to confirmation of the Plan will be

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reported in operating reports required by 11 U.S.C. §704(8), 1106(a)(1), 1107(a) and the United States Trustee Guidelines. All United States Trustee

quarterly fees accrued prior to confirmation of the Plan will be paid on or before the Effective Date pursuant to 11 U.S.C. §1129(a)(12). All United States

Trustee fees accrued post-confirmation will be timely paid on a calendar quarter basis and reported both on post-confirmation reports required by Local Rule

3020 and in post-confirmation operating reports required by the United States Trustee Guidelines. Final fees will be paid on or before the entry of a final decree in these Chapter 11 Cases.

XIII.      GAMING REGULATION AND LICENSING

The Debtors and their business operations are subject to the jurisdiction of the Nevada Gaming Commission (the "Gaming Commission"), the State Gaming Control Board ("Gaming Board") and the various county and city gaming licensing boards (collectively, the "Gaming Authorities"). Accordingly, it is important to note that the ownership and operation of casino games, including race books and sports pools, casino gaming facilities and the manufacture and distribution of gaming devices, are subject to extensive state and local regulation. The following is a general overview of gaming regulation and licensing in Nevada. The ownership and operation of casino gaming facilities in Nevada are subject to the Nevada Gaming Control Act and the regulations promulgated thereunder (the "Nevada Act") and various local ordinances and regulations, including, without limitation, applicable city and county gaming and liquor licensing codes.
The laws, regulations and supervisory procedures of the Gaming Authorities are based upon declarations of public policy which are concerned with, among other things: (i) the prevention of unsavory or unsuitable persons from having a direct or indirect involvement with gaming at any time or in any capacity; (ii) the establishment and maintenance of responsible accounting practices and procedures; (iii) the maintenance of effective controls over the financial practices of licensees,

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including the establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues, providing reliable record keeping and filing periodic reports with the Gaming Authorities; (iv) the prevention of cheating and fraudulent practices; and (v) providing a source of state and local revenues through taxation and licensing fees.
The Gaming Authorities may investigate any individual who has a material relationship to, or material involvement with, the Debtors in order to determine whether such individual is suitable or should be licensed as a business associate of a gaming licensee. Officers, directors and certain key employees of the Debtors must file applications with the Gaming Authorities and may be required to be licensed or found suitable by the Gaming Authorities. Further, the Gaming Board may require that holder of an evidence of indebtedness also submit an application for suitability if it will be in the public interest. The Gaming Authorities may deny an application for licensing for any cause that they deem reasonable. A finding of suitability is comparable to licensing, and both require submission of detailed personal and financial information followed by a thorough investigation. The applicant for licensing or a finding of suitability must pay all the costs of the investigation. Changes in licensed positions must be reported to the Gaming Authorities and, in addition to their authority to deny an application for a finding of suitability or licensure, the Gaming Authorities have jurisdiction to disapprove a change in a corporate position.
If the Gaming Authorities were to find an officer, director, key employee, or any other person required to be licensed under the gaming laws, unsuitable for licensing or unsuitable to continue having a relationship with the Debtors, the Debtors would have to sever all relationships with such person. In addition, the Gaming Commission may require the Debtors to terminate the employment of any person who refuses to file appropriate applications. Determinations of suitability or of questions pertaining to licensing are not subject to judicial review in Nevada.

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The Debtors are required periodically to submit detailed financial and operating reports to the Gaming Commission and furnish any other information that the Gaming Commission may require. Substantially all material loans, leases, sales of securities and similar financing transactions by the Debtors must be reported to or approved by the Gaming Commission.
If it were determined that the Nevada Act was violated by the Debtors, any registration or gaming licenses it holds could be limited, conditioned, suspended or revoked, subject to compliance with certain statutory and regulatory procedures. In addition, the Debtors and the persons involved could be subject to substantial fines up to $250,000 for each separate violation of the Nevada Act at the discretion of the Gaming Commission. Further, a supervisor could be appointed by a court upon the recommendation of the Gaming Commission to operate the Debtors and, under certain circumstances, earnings generated during the supervisor’s could be forfeited to the State of Nevada.
In the event that the Debtors are required to be registered under the Nevada Act ("Registered Entity"), any beneficial holder of a Registered Entity’s voting securities (or rights to acquire such securities), regardless of the number of shares owned, may be required to file an application, be investigated and have its suitability as a beneficial holder of the Registered Entity’s voting securities determined if the Gaming Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada. The applicant must pay all costs of investigation incurred by the Gaming Authorities in conducting any such investigation.
The Nevada Act requires any Person who acquires beneficial ownership of more than 5% of a Registered Entity’s voting securities to report the acquisition to the Gaming Commission. The Nevada Act requires that beneficial owners of more than 10% of the voting securities of a Registered Entity apply to the Gaming Commission for a finding of suitability within 30 days after

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 the chairman of the Gaming Board mails the written notice requiring such filing. Under certain circumstances, an "institutional investor," as defined in the

Nevada Act, which acquires more than 10%, but not more than 15%, of a Registered Entity’s voting securities may apply to the Gaming Commission for a waiver of such finding of suitability if such institutional investor holds the voting securities for "investment purposes only." If the Institutional investor obtains his interest as a part of a plan of reorganization approved by the Bankruptcy Court, it is possible for the institutional investor to exceed the 15% limitation. An institutional investor shall not be deemed to hold voting securities for investment purposes unless the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of the board of directors of the Registered Entity, any change in the charter, bylaws, management, policies or operations of the Registered Entity, or any of its gaming affiliates, or any other action which the Gaming Commission finds to be inconsistent with holding the Registered Entity’s voting securities for investment purposes only. Activities which are not deemed to be inconsistent with holding voting securities for investment purposes only include: (i) voting on all matters voted on by holders of equity interests; (ii) making financial and other inquiries of management of the type normally made by securities’ analysts for informational purposes and not to cause a change in its management, policies or operations; and (iii) such other activities as the Gaming Commission may determine to be consistent with such investment intent. If the beneficial holder of voting securities who is seeking a waiver is a corporation, partnership or trust, it must submit detailed business and financial information, including a list of beneficial owners. The applicant is required to pay all costs of investigation.

Under certain circumstances, the Gaming Commission may find that an entity qualifies as an "institutional investor" even if the interest held is not in a publicly registered company. However, the same maximum investment of 15% of the equity would remain.

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Any Person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by the Gaming Commission or the Chairman of the Gaming Board, may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any holders of equity interests found unsuitable and who holds, directly or indirectly, any beneficial ownership of the voting securities of a Registered Entity beyond such period of time as may be prescribed by the Gaming Commission may be guilty of a criminal offense. The Debtors will be subject to disciplinary action if, after it receives notice that a person is unsuitable to be a holder of equity interests or to have any other relationship with it, or any intermediary company, the Debtors: (i) pays that person any dividend or interest upon voting securities of the Debtors; (ii) allows that person to exercise, directly or indirectly, any voting right conferred through securities held by that person; (iii) pays remuneration in any form to that person for services rendered or otherwise; or (iv) fails to pursue all lawful efforts to require such unsuitable person to relinquish his voting securities including, if necessary, the immediate purchase of said voting securities for cash at fair market value.
The Debtors are required to maintain a current stock ledger in Nevada, which may be examined by the Gaming Authorities at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Gaming Authorities. A failure to make such disclosure may be grounds for finding the record holder unsuitable. The Debtors are also required to render maximum assistance in determining the identity of the beneficial owner. The Gaming Commission has the power to require the Debtors’ stock certificates to bear a legend indicating that the securities are subject to the Nevada Act.
The Debtors may not make a public offering of its securities without the prior approval of the Gaming Commission if the securities or proceeds therefrom are intended to be used to construct, acquire or finance gaming facilities in Nevada, or to retire or extend obligations incurred

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for such purposes. The grant of an option to acquire securities, or pledge of the equity securities of a gaming licensee or an entity that is registered as an intermediary company also requires the prior approval of the Gaming Commission. In addition, restrictions on the transfer of an equity security issued by a corporate licensee or intermediary company and agreements not to encumber such securities are ineffective without the prior approval of the Gaming

Commission.
Changes in control of a Registered Entity through merger, consolidation, securities or asset acquisitions, management or consulting agreements, or any act or conduct by a Person whereby he obtains control, may not occur without the prior approval of the Gaming Commission. Entities seeking to acquire control of a Registered Entity must satisfy the Gaming Board and Gaming Commission in a variety of stringent standards prior to assuming control of such Registered Entity. The Gaming Commission may also require controlling owners, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed as part of the approval process relating to the transaction.
License fees and taxes, computed in various ways depending on the type of gaming or activity involved, are payable to the State of Nevada and to the counties and cities in which the Nevada licensee’s respective operations are conducted. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually and are based upon either: (i) a percentage of the gross revenues received; (ii) the number of gaming devices operated; or (iii) the number of table games operated. Nevada licensees that hold a manufacturer’s license or a distributor’s license also pay certain fees and taxes to the State of Nevada.
Any person who is licensed, required to be licensed, registered, required to be registered, or is under common control with such persons (collectively, "Licensees"), and who proposes to become involved in a gaming venture outside of Nevada, is required to deposit with the Gaming Board, and thereafter maintain, a revolving fund in the amount of $10,000 or more to pay the

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expenses of investigation by the Gaming Board of their participation in such foreign gaming. The revolving fund is subject to increase or decrease in the discretion of the Gaming Commission. Thereafter, foreign Licensees are required to comply with certain reporting requirements imposed by the Nevada Act.

Such Licensees are also subject to disciplinary action by the Gaming Commission if they knowingly violate any laws of the foreign jurisdiction pertaining to the foreign gaming operation, fail to conduct the foreign gaming operation in accordance with the standards of honesty and integrity required of Nevada gaming operations, engage in activities or enter into associations that are harmful to the State of Nevada or its ability to collect gaming taxes and fees, or employ,

contract or associate with a person in the foreign operation who has been denied a license or finding of suitability in Nevada on the grounds of personal unsuitability.

XIV.     CONFIRMATION OF THE PLAN

          A.    Confirmation of the Plan .

          Pursuant to Section 1128(a) of the Bankruptcy Code, the Bankruptcy Court will hold a hearing regarding confirmation of the Plan at the United States

Bankruptcy Court, 300 Booth Street, Reno, Nevada 89509, commencing on  ___________ at ________ p.m. PST.

          B.    Objections to Confirmation of the Plan .
Section 1128(b) provides that any party-in-interest may object to confirmation of a plan. Any objections to confirmation of the Plan must be in writing, must state with specificity the grounds for any such objections and must be filed with the Bankruptcy Court and served upon the following parties so as to be received on or before the time fixed by the Bankruptcy Court:

Counsel for the Debtors:
Gordon & Silver, Ltd.
3960 Howard Hughes Parkway, 9th Floor
Las Vegas, Nevada 89109
Telephone: 702-796-5555
Facsimile: 702-369-2666
Attn: Gerald M. Gordon, Esq.

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For the Plan to be confirmed, the Plan must satisfy the requirements stated in Section 1129 of the Bankruptcy Code. In this regard, the Plan must satisfy, among other things, the following requirements.
          1.   Best Interest of Creditors and Liquidation Analysis . Pursuant to Section 1129(a)(7) of the Bankruptcy Code, for the Plan to be confirmed, it must provide that Creditors and holders of Equity Securities will receive at least as much under the Plan as they would receive in a liquidation of the Debtors under Chapter 7 of the Bankruptcy Code (the "Best Interest Test"). The Best Interest Test with respect to each impaired Class requires that each holder of a Claim or Equity Security of such Class either: (i) accepts the Plan; or (ii) receives or retains under the Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive or retain if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code. The Bankruptcy Court will determine whether the value received under the Plan by the holders of Claims in each Class of Creditors or Equity Securities equals or exceeds the value that would be allocated to such holders in a liquidation under Chapter 7 of the Bankruptcy Code. The Debtors believe that the Plan meets the Best Interest Test and provides value which is not less than that which would be recovered by each such holder in a Chapter 7 bankruptcy proceeding.
Generally, to determine what Creditors and holders of Equity Securities in each impaired Class would receive if the Debtors were liquidated, the Bankruptcy Court must determine what funds would be generated from the liquidation of the Debtors’ assets and properties in the context of a Chapter 7 liquidation case, which for Unsecured Creditors would consist of the proceeds resulting from the disposition of the unsecured assets of the Debtors, augmented by the unencumbered Cash held by the Debtors at the time of the commencement of the liquidation case. Such Cash amounts would be reduced by the costs and expenses of the liquidation and by such

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additional Administrative Claims and Priority Claims as may result from the termination of the Debtors’ businesses and the use of Chapter 7 for the purpose of liquidation.
The Debtors’ costs of liquidation under Chapter 7 would include the fees payable to a trustee in bankruptcy, as well as those which might be payable to additional attorneys and other professionals that such trustee might engage, plus any unpaid expenses incurred by the Debtors during the Chapter 11 Cases, such as compensation for attorneys, financial advisors and accountants and costs and expenses of members of any committees that are allowed in a Chapter 7 case. In addition, Claims would arise by reason of the breach or rejection of obligations incurred and executory contracts entered into by the Debtors during the pendency of the Chapter 11 Cases.
The foregoing types of Claims and such other Claims that may arise in the Chapter 7 case or result from the Chapter 11 Cases would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay pre-Chapter 11 Allowed Priority Claims, followed by Allowed General Unsecured Claims, followed by AWI Preferred Stock Claims and finally Equity Securities.
The distributions from the liquidation proceeds would be paid Pro Rata according to the amount of the aggregate Claims held by each Creditor. The Debtors believe that the most likely outcome of liquidation proceeds under Chapter 7 would be the application of the "absolute priority rule." Under that rule, no junior Creditor may receive any distribution until all senior Creditors are paid in full, with interest, and no Equity Security holder may receive any distribution until all Creditors are paid in full.
The Debtors have determined that confirmation of the Plan will provide each Creditor, holders of AWI Preferred Stock and holders of any Equity Security with no less of a recovery than it would receive if the Debtors were liquidated under a Chapter 7. In a liquidation under Chapter 7, the Debtors have determined that (i) holders of Administrative Claims will be paid in full; (ii)

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holders of Secured Claims will be paid in full from liquidation of their collateral; (iii) holders of Priority Claims will be paid in full; and (iv) holders of General

Unsecured Claims would not be paid in full. As such, Intercompany Claims and holders of AWI Preferred Stock and Equity Securities will receive nothing in a liquidation.
This determination is based upon the effect that a Chapter 7 liquidation would have on the ultimate proceeds available for distribution to Creditors and holders of AWI Preferred Stock and Equity Securities, including: (i) the likelihood of revocation of the Debtors’ gaming license in Nevada upon the occurrence of any such liquidation; (ii) the increased costs and expenses of a liquidation under Chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee; (iii) the erosion in value of assets in a Chapter 7 case in the context of the expeditious liquidation required under Chapter 7 and the "forced sale" atmosphere that would prevail; (iv) the adverse effects on the salability of business segments as a result of the departure of key employees and the loss of major customers; (v) the amount of existing Claims and the substantial increases in Claims that would have to be satisfied on a priority basis or on a parity basis with Creditors in the Chapter 11 Cases; and (vi) the fair market value of the Debtors’ assets.
The Debtors also believe that the value of any distributions from the liquidation proceeds to Allowed Claims in Chapter 7 cases would be less than the value of distributions under the Plan because such distributions in the Chapter 7 cases would not occur for a substantial period of time. In the likely event litigation were necessary to resolve Claims asserted in the Chapter 7 cases, the delay could be prolonged for several years.
The fair market value of the Debtors’ business enterprise has been appraised by FTI Consulting, Inc., ("FTI") at $7,500,000.00. Included in this valuation is the NOLs. As of January 31, 2003, AWI had approximately Two Million Nine Hundred and Sixty Thousand Dollars of NOLs to offset future taxable income. FTI determined the present value of the future tax shelter

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 benefits as approximately $1,000,000.00. This value was added to the results derived by FTI from the valuation methodologies utilized by FTI in its valuation report. The valuation report is attached to hereto as Exhibit "C." In the event of a sale or liquidation of the Debtors or the assets comprising the Estates, the

NOLs will be materially restricted, materially diminished or extinguished.
FTI further prepared a Liquidation Analysis of the Debtors’ real and personal property (which includes AWI’s non-debtor subsidiaries). The estimated value off all assets is $8,753,707.00 (including cash and restricted deposits). When the cost of liquidation of such property is considered as well as the time delay in receiving distributions, the Debtors believe that certain Creditors will receive substantially smaller distributions pursuant to a chapter 7 liquidation than under the Plan, and that no distribution would be available to holders of AWI Preferred Stock and Equity Securities. As set forth in the Liquidation Analysis, the estimated recovery for General Unsecured Claims is 69% without taking into consideration additional Claims resulting from rejection of executory contracts and unexpired leases.
The Liquidation Analysis attached to hereto as Exhibit "D" summarizes the Debtors’ best estimate of recoveries by Creditors and holders of AWI Preferred Stock and Equity Securities in the event of liquidation of the Debtors as of December 31, 2003.
Under the Plan, the impaired Classes of Claims are Classes 6, 7 and 13. The value provided under the Plan to these Classes is not less than they would receive in liquidation.
   2.   Feasibility . The Bankruptcy Code requires that in order to confirm the Plan, the Bankruptcy Court must find that Confirmation of the Plan is not likely to be followed by liquidation or the need for further financial reorganization of the Debtors (the "Feasibility Test"). For the Plan to meet the Feasibility Test, the Bankruptcy Court must find that the Debtors will possess the resources and working capital necessary to meet their obligations under the Plan. The

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proposed operations of the Debtor and confirmation of the Plan are base upon projected Cash Flow Analysis over a five (5) year period developed by the

Debtors. Based upon the Cash Flow Analysis, Debtors believe that the Plan meets the requirements of the Feasibility Test. The Cash Flow Analysis is based upon certain assumptions as set forth therein, and specifically upon the assumption that the Plan will be confirmed on or before June 30, 2004. Debtor’s Cash

Flow Analysis is attached hereto as Exhibit "B." A confirmation date within six months of June 30, 2004 will not have a material effect on the Cash Flow

Analysis.
   3.  Accepting Impaired Class . Since a Class of Claims is impaired under the Plan, for the Plan to be confirmed, the Plan must be accepted by at least one impaired Class of Claims (not including the votes of insiders of the Debtors).
   4.  Acceptance of Plan . For an impaired Class of Claims to accept the Plan, those representing at least two-thirds (2/3) in amount and a majority in number of the Allowed Claims voted in that Class must be cast for acceptance of the Plan. Similarly, for an impaired Class of Equity Securities to accept the Plan, votes representing at least two-thirds (2/3) in amount of the outstanding Equity Securities voted in that Class must be cast for acceptance of the Plan.
   5.  Confirmation Over Dissenting Class ("Cram Down") . If there is less than unanimous acceptance of the Plan by impaired Classes of Claims or Equity Securities, the Bankruptcy Court nevertheless may confirm the Plan at the Debtors’ request. Bankruptcy Code Section 1129(b) provides that if all other requirements of Bankruptcy Code Section 1129(a) are satisfied and if the Bankruptcy Court finds that: (i) the Plan does not discriminate unfairly and (ii) the Plan is fair and equitable with respect to the rejecting Class(es) of Claims or Equity Securities impaired under the Plan, the Bankruptcy Court may confirm the Plan despite the rejection of the Plan by a dissenting impaired Class of Claims or Equity Securities. The Debtors will request confirmation of the Plan pursuant to Bankruptcy Code Section 1129(b) with respect to any impaired

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Class of Claims or Equity Securities which does not vote to accept the Plan. The Debtors believe that the Plan satisfies all of the statutory requirements for

Confirmation, that the Debtors have complied with or will have complied with all the statutory requirements for Confirmation of the Plan and that the Plan is proposed in good faith. At the Confirmation Hearing, the Bankruptcy Court will determine whether the Plan satisfies the statutory requirements for

Confirmation.
     6.  Allowed Claims . You have an Allowed Claim if: (i) you or your representative timely file a proof of Claim and no objection has been filed to your Claim within the time period set for the filing of such objections; (ii) you or your representative timely file a proof of Claim and an objection was filed to your Claim upon which the Bankruptcy Court has ruled and allowed your Claim; (iii) your Claim is listed by any of the Debtors in their respective schedules or any amendments thereto (which are on file with the Bankruptcy Court as a public record) as liquidated in amount and undisputed and no objection has been filed to your Claim; or (iv) your Claim is listed by any of the Debtors in their respective schedules as liquidated in amount and undisputed and an objection was filed to your Claim upon which the Bankruptcy Court has ruled to allow your Claim. Under the Plan, the deadline for filing objections to Claims is ninety (90) days following the Effective Date. If your Claim is not an Allowed Claim, it is a Disputed Claim and you will not be entitled to vote on the Plan unless the Bankruptcy Court temporarily or provisionally allows your Claim for voting purposes pursuant to Bankruptcy Rule 3018. If you are uncertain as to the status of your Claim (or Equity Security) or if you have a dispute with any of the Debtors, you should check the Bankruptcy Court record carefully, including the schedules of the Debtors, and you should seek appropriate legal advice. The Debtors and their professionals cannot advise you about such matters.
      7.  Impaired Claims and Equity Securities . Impaired Claims and Equity Securities include those whose legal, equitable or contractual rights are altered by the Plan, even if

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the alteration is beneficial to the Creditor or Equity Security holder, or if the full amount of the Allowed Claims will not be paid under the Plan. Holders of

Claims which are not impaired under the Plan are deemed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code and the Debtors

need not solicit the acceptances of the Plan of such unimpaired Claims. Holders of Claims or Equity Securities which are to receive nothing under the Plan are deemed to have voted to reject the Plan. As such, only holders of Claims in impaired Classes 6, 7 and 13 under the Plan are entitled to vote.
      8.  Voting Procedures .
           a)  Submission of Ballots . All Creditors and holders of Equity Securities entitled to vote will be sent a Ballot, together with instructions for voting, a copy of this approved Disclosure Statement and a copy of the Plan. You should read the Ballot carefully and follow the instructions contained therein. Please use only the Ballot that was sent with this Disclosure Statement. Unless otherwise instructed by a record holder of Notes, you should complete your Ballot and return it as follows:
GORDON & SILVER, LTD.
3960 HOWARD HUGHES PARKWAY, 9 TH FLOOR
LAS VEGAS, NV 89109
ATTN: THOMAS H. FELL, ESQ.
TELEPHONE: (702) 796-5555
FACSIMILE: (702) 369-2666
TO BE COUNTED, YOUR BALLOT MUST BE RECEIVED AT THE ADDRESS LISTED ABOVE BY 5:00 P.M. PACIFIC STANDARD TIME, ______________.                .
             b)  Incomplete Ballots . Unless otherwise ordered by the Bankruptcy Court, Ballots which are signed, dated and timely received, but on which a vote to accept or reject the Plan has not been indicated, will be counted as a vote on the Plan.
             c)  Withdrawal of Ballots . A Ballot may not be withdrawn or changed after it is cast unless the Bankruptcy Court permits you to do so after notice and a hearing to

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determine whether sufficient cause exists to permit the change.

                    d)  Questions and lost or damaged Ballots . If you have any questions concerning these voting procedures, if your Ballot is damaged or lost or if you believe you should have received a Ballot but did not receive one, you may contact:

                                                            GORDON & SILVER, LTD.
3960 HOWARD HUGHES PARKWAY, 9 TH FLOOR
LAS VEGAS, NV 89109
Attn: Thomas H. Fell, Esq.
TELEPHONE: (702) 796-5555
FACSIMILE: (702) 369-2666

XV.   ALTERNATIVE TO THE PLAN
The Debtors believe that the Plan provides Creditors and holders of AWI Preferred Stock and Equity Securities the best and most complete form of recovery available. As a result, the Debtors believe that the Plan serves the best interests of all Creditors and parties-in-interest in the Chapter 11 Cases.
In formulating and developing the Plan, the Debtors have explored numerous other alternatives. The Debtors believe not only that the Plan, as described herein, fairly adjusts the rights of various Classes of Creditors and enables the Creditors to realize the greatest sum possible under the circumstances, but also that rejection of the Plan in favor of some theoretical alternative method of reconciling the Claims and Equity Securities of the various Classes will require, at the very least, an extensive and time consuming negotiation process and will not result in a better recovery for any Class. It is not atypical for bankruptcy proceedings involving substantial entities to continue for months or years before a plan of reorganization is consummated and payments are made.
A.   Alternative Plans of Reorganization .
Under the Bankruptcy Code, a debtor has an exclusive period of one hundred and twenty (120) days and an additional vote solicitation period of sixty (60) days from the entry of the order

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for relief during which time, assuming that no trustee has been appointed by the Bankruptcy Court, only a debtor may propose and confirm a plan. After the expiration of the initial one hundred and eighty (180) day period and any extensions thereof, the debtor, or any other party-in-interest, may propose a different plan provided the exclusivity period is not further extended by the Bankruptcy Court. Such an alternative plan might involve either a reorganization and continuation of a debtor’s business, an orderly liquidation of the assets or some combination thereof.

B.   Liquidation Under Chapter 7 .
If a plan cannot be confirmed, a chapter 11 case may be converted to a case under chapter 7, in which a trustee would be elected or appointed to liquidate the assets of the debtor for distribution to their creditors and holders of equity security in accordance with the priorities established by the Bankruptcy Code. For a discussion of the effect that a chapter 7 liquidation would have on the recovery by creditors, See Section XIV B.1. "Confirmation of the Plan -- Best Interest of Creditors and Liquidation Analysis."
As previously stated, the Debtors believe that a liquidation under Chapter 7 would result in a substantially reduced recovery of funds by their Estates because of: (i) an enormous loss of value resulting from the possible revocation of gaming and regulatory licenses; (ii) a significant loss of value resulting from the possible authorization by the Gaming Authorities of a trustee who would be authorized to operate the Estates and could be authorized to sell the assets and the additional Administrative Expenses and fees associated therewith (iii) additional Administrative Expenses involved in the appointment of a trustee for the Debtors and attorneys and other professionals to assist such trustee; and (iv) additional expenses and Claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of the Debtors’ operations. Accordingly, the Debtors believe that holders of certain classes of Claims may be

56

expected to receive substantially smaller distributions pursuant to a Chapter 7 liquidation than under the Plan.

              C.   Preference and Other Avoidance Actions .

A bankruptcy trustee (or the entity as debtor-in-possession) may avoid as a preference a transfer of property made by a debtor to a creditor on account of an antecedent debt while a debtor was insolvent, where that creditor receives more than it would have received in a liquidation of the entity under Chapter 7 of the Bankruptcy Code had the payment not been made, if (i) the payment was made within ninety (90) days before the date the bankruptcy case was commenced; or (ii) if the creditor is found to have been an "insider" as defined in the Bankruptcy Code, within one (1) year before the commencement of the bankruptcy case. A debtor is presumed to have been insolvent during the ninety (90) days preceding the commencement case. A bankruptcy trustee (or the entity as debtor-in-possession) may avoid as a fraudulent transfer a transfer of property made by a debtor within one year (and under applicable Nevada law,

three years) before the date the bankruptcy case was commenced if (i) the debtor received less than a reasonably equivalent value in exchange for such transfer; and (ii) was insolvent on the date of such transfer or became insolvent as a result of such transfer, such transfer left the debtor with an unreasonably small capital, or the debtor intended to incur debts that would be beyond debtor’s ability to pay as such debts matured.

The Debtors have not fully analyzed all payments made to various vendors during the months preceding the filing of the Chapter 11 Cases. Although the Debtors believe they were current with vendors and made payments in the ordinary course of business, payments may have been made that are potential preferential transfers.
At the present time, the Debtors do not intend to pursue these potential preference actions so long as Class 8 and Class 9 General Unsecured Creditors are paid in full.

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XVI.    RECOMMENDATION AND CONCLUSION

The Plan provides the best possible recovery for Creditors and holders of Equity Securities. Accordingly, the Debtors recommend that all Creditors and holders of Equity Securities who are entitled to vote on the Plan should vote to accept the Plan.
DATED this 18 day of  FEB., 2004.

                                                   American Wagering, Inc.,
                                                   a Nevada corporation

                                                   By: /s/ Victor Salerno
                                                   VICTOR SALERNO, President

                                                   Leroy’s Horse and Sports Place,
                                                   a Nevada corporation

                                                  By: /s/ Victor Salerno
                                                  VICTOR SALERNO, President

PREPARED AND SUBMITTED BY:

GORDON & SILVER, LTD.

By: /s/ Gerald M. Gordon, Esq.
      GERALD M. GORDON, ESQ.
       Nevada Bar No. 229
       THOMAS H. FELL, ESQ.
       Nevada Bar No. 3717
       3960 Howard Hughes Parkway, 9 th Fl.
       Las Vegas, Nevada 89109
       Attorneys for Debtors

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GORDON & SILVER, LTD.
GERALD M. GORDON, ESQ.
Nevada Bar No. 229
THOMAS H. FELL, ESQ.
Nevada Bar No. 3717
3960 Howard Hughes Pkwy, 9th Fl.
Las Vegas, Nevada 89109
Telephone (702) 796-5555
Facsimile (702) 369-2666
Attorneys for Debtors

UNITED STATES BANKRUPTCY COURT
DISTRICT OF NEVADA

AMERICAN WAGERING, INC., a Nevada corporation, Debtor. ____________________________________/ In re: LEROY’S HORSE AND SPORTS PLACE, a Nevada corporation, Debtor. /	Case No. 03-52529-GWZ Chapter 11 (Jointly Administered) Case No. 03-52530-GWZ Date: TO BE DETERMINED Time: TO BE DETERMINED

DEBTORS’ JOINT PLAN OF REORGANIZATION

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               TABLE OF CONTENTS                                PAGE

        1.     DEFINITIONS, RULES OF INTERPRETATION AND COMPUTATION OF TIME          1                                                                                            1.1    Definitions.......................................................................................................................1

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4.  DESIGNATION OF AND PROVISIONS FOR TREATMENT OF CLASSES OF CLAIMS NOT IMPAIRED BY THIS PLAN

5.  DESIGNATION OF AND PROVISIONS FOR TREATMENT OF CLASSES OF CLAIMS AND EQUITY SECURITIES IMPAIRED BY THIS
     PLAN...........................................................................................................................................16
                     5.1.  Class 6 – Racusin Claim.........................................................................................16
                     5.2.  Class 7 – LVGI General Unsecured Claim..............................................................16
                             5.2.1  Cash Payment..............................................................................................16

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                             5.2.2  Initial Payments...........................................................................................16
                             5.2.3  Payment Upon Refinancing

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American Wagering Inc., a Nevada corporation ("AWI") and Leroy’s Horse and Sports Place, a Nevada corporation ("Leroy’s" and together with AWI, the "Debtors"), debtors and debtors-in-possession, propose this Joint Plan of Reorganization ("Plan") for the resolution of the Debtors’ outstanding Claims and Equity Securities (as these terms are defined herein). All creditors and other parties-in-interest should refer to the Disclosure Statement (as this term is defined herein) for a discussion of the Debtors' history, assets and historical financial data, and for a summary and analysis of this Plan and certain related matters.

All holders of Claims against, and Equity Interests in, the Debtors are encouraged to read this Plan, the Disclosure Statement and the related solicitation materials in their entirety before voting to accept or reject this Plan.

Subject to the restrictions on modifications set forth in Section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, and those restrictions on modifications set forth in Article 11 to this Plan, the Debtors expressly reserve the right to alter, amend, strike, withdraw or modify this Plan one or more times before substantial consummation of the Plan.

1.  DEFINITIONS, RULES OF INTERPRETATION AND COMPUTATION OF TIME

   1.1.   Definitions . For purposes of this Plan, except as expressly provided or unless the context otherwise requires, all capitalized terms not otherwise defined shall have the meanings ascribed to them in this Article 1. Any term used in this Plan that is not defined herein, but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules, in that order of priority. Whenever the context requires, such terms shall include the plural as well as the singular, the masculine gender shall include the feminine, and the feminine gender shall include the masculine. As used in this Plan, the following terms shall have the meanings specified below:

    1.1.1   Administrative Claim . A Claim for any cost or expense of administration of the Chapter 11 Cases allowed under Sections 503(b), 507(b) or 546(c)(2) of the Bankruptcy Code and entitled to priority under Section 507(a)(1) of the Bankruptcy Code, including, but not limited to: (i) fees payable pursuant to Section 1930 of Title 28 of the United States Code; (ii) the actual and necessary costs and expenses incurred after the Petition Date of preserving the Estates, including wages, salaries or commissions for services rendered after the commencement of the Chapter 11 Cases; or (iii) all Professional Fees approved by the Bankruptcy Court pursuant to interim and final allowances. To the extent that a Claim is allowed as an Administrative Claim pursuant to Section 365(d)(3) of the Bankruptcy Code, such Claim shall also be deemed an " Administrative Claim " under this paragraph.

     1.1.2  Administrative Claim Bar Date . The end of the first Business Day occurring on or after the forty-fifth (45 th ) day after the Effective Date.

      1.1.3  Allowed Administrative Claim. Allowed Administrative Claim means an Administrative Claim:

(a) as to which no objection has been filed or, if an objection has been filed, has been resolved by the allowance of such Administrative Claim by a Final Order of the Bankruptcy Court; or

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                      (b)  which requires payment in the ordinary course and as to which there is no Final Order of the Bankruptcy Court in effect which prohibits any such payment.

     1.1.4  Affiliate. This term has the meaning set forth in Section 101(2) of the Bankruptcy Code.

     1.1.5  Allowed Claim . Any Claim, or any portion thereof, other than an Administrative Claim, against either of the Debtors: (i) proof of which, requests for payment of which, or application for allowance of which, was filed or deemed to be filed on or before the Bar Date, as the case may be, for filing proofs of Claim or requests for payment for Claims of such type against the Debtors; or (ii) if no proof of Claim is filed, which has been or hereafter is listed by the Debtors in the Schedules as liquidated in amount and not disputed or contingent; and, in either case, the portion of such Claim as to which either (x) no objection to the allowance thereof has been interposed within the applicable period of limitation fixed by this Plan, the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court or (y) the Bankruptcy Court has entered a Final Order allowing such portion of such Claim. The term "Allowed" when used to modify a reference in this Plan to any Claim or Class of Claims, shall mean a Claim (or any Claim in any such Class) that is so allowed, e.g. "Allowed Secured Claim" is a Secured Claim.

     1.1.6  Avoidance Actions. This term refers to and means all actions preserved for the Estates set forth in Sections 542, 543, 544, 545, 547, 548, 549, 550 and 553(b) of the Bankruptcy Code.

     1.1.7  AWI. American Wagering Inc., a Nevada corporation, one of the Debtors and debtors-in-possession in the Chapter 11 Cases pending before the Bankruptcy Court.

    1.1.8  AWI Board of Directors . The duly constituted and acting board of directors of AWI.

    1.1.9  Ballot . The form of ballot or ballots that will be distributed with the Disclosure Statement to holders of Claims and Equity Securities entitled to vote under this Plan in connection with solicitation of acceptances of this Plan.

   1.1.10  Bankruptcy Code . The Bankruptcy Reform Act of 1978, Title 11, United States Code, as applicable to the Chapter 11 Cases, as now in effect or hereafter amended, 11 U.S.C. §§ 101 et seq.

  1.1.11  Bankruptcy Court. The Bankruptcy Court of the United States District Court for the District of Nevada or such other court as may have jurisdiction over the Chapter 11 Cases.

  1.1.12  Bankruptcy Rules . Collectively, the Federal Rules of Bankruptcy Procedure and the local rules of the Bankruptcy Court as applicable to the Chapter 11 Cases, as now in effect or hereinafter amended.

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 1.1.13  Bar Date. The date or dates established by the Bankruptcy Court for the filing of proofs of Claim for all Creditors, excepting therefrom, Administrative Claims, Preserved Ordinary Course Administrative Claims and Claims for Professional Fees.

 1.1.14  Business Day . Any day other than a Saturday, Sunday or other day on which commercial banks in the State of Nevada are authorized or required by law to close.

 1.1.15  Cash. Currency, checks, negotiable instruments and wire transfers of immediately available funds.

 1.1.16  CBS . Computerized Bookmaking Systems, Inc., a Nevada corporation, and a wholly-owned subsidiary of AWI.

 1.1.17  Chapter 11 Cases . The cases under Chapter 11 of the Bankruptcy Code involving Debtors including all adversary proceedings pending in connection therewith.

 1.1.18  Claim . Any right to payment from the Debtors, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured arising at any time before the Effective Date or relating to any event that occurred before the Effective Date; or any right to an equitable remedy for breach of performance if such breach gives rise to a right of payment from the Debtors, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

 1.1.19  Class. A category of holders of Claims and Equity Securities as classified in this Plan.

 1.1.20  Confirmation . The entry by the Bankruptcy Court of the Confirmation Order.

 1.1.21  Confirmation Date . The date upon which the Bankruptcy Court enters the Confirmation Order.

 1.1.22  Confirmation Hearing . The duly noticed initial hearing held by the Bankruptcy Court to confirm this Plan pursuant to Section 1128 of the Bankruptcy Code, and any subsequent hearing held by the Bankruptcy Court from time to time to which the initial hearing is adjourned without further notice other than the announcement of the adjourned dates at the Confirmation Hearing.

 1.1.23  Confirmation Order . The order entered by the Bankruptcy Court confirming this Plan.

 1.1.24  Contingent Claim . A Claim that is contingent, unmatured or unliquidated on or immediately before the Confirmation Date.

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 1.1.25  Creditor. Any holder of a Claim, whether or not such Claim is an Allowed Claim.

 1.1.26  Cure. The Payment on the Effective Date or as soon thereafter as practicable of Cash, or such other property as may be agreed upon by the parties or ordered by the Bankruptcy Court, with respect to the assumption of an executory contract or unexpired lease pursuant to Section 365(b) of the Bankruptcy Code, in an amount equal to all unpaid monetary obligations due under such executory contract or unexpired lease, to the extent such obligations are enforceable under the Bankruptcy Code and applicable non-bankruptcy law.

 1.1.27  Debt Instrument . A debenture, bond, promissory note, note or other transferable instrument or document evidencing any payment obligation.

 1.1.28  Debtors. Collectively, AWI and Leroy’s in the Chapter 11 Cases, pursuant to Sections 1107 and 1108 of the Bankruptcy Code.

 1.1.29  Disbursing Agent . Reorganized AWI shall be the Disbursing Agent to hold and distribute consideration to the holders of Unclassified Claims and Allowed Claims under this Plan.

 1.1.30  Disclosure Statement . The written disclosure statement and any supplements thereto that relate to this Plan, as approved by the Bankruptcy Court pursuant to Section 1125 of the Bankruptcy Code and Bankruptcy Rule 3017, as such disclosure statement may be amended, modified or supplemented from time to time.

 1.1.31  Disputed Claim . A Claim which is: (i) subject to timely objection interposed by the Debtors or any party in interest entitled to file and prosecute such objection in the Chapter 11 Cases, if at such time such objection remains unresolved; (ii) a Claim that is listed by the Debtors as disputed, unliquidated or contingent in the Schedules; or (iii) if no objection has been timely filed, a Claim which has been asserted in a timely filed proof of Claim in an amount greater than or in a Class different than that listed by the Debtors in the Schedules as liquidated in amount and not disputed or contingent; provided, however, that the Bankruptcy Court may estimate a Disputed Claim for purposes of allowance pursuant to Section 502(c) of the Bankruptcy Code. The term "Disputed", when used to modify a reference in this Plan to any Claim or Class of Claims, shall mean a Claim (or any Claim in such Class) that is a Disputed Claim as defined herein. In the event there is a dispute as to classification or priority of a Claim, it shall be considered a Disputed Claim in its entirety. Until such time as a Contingent Claim becomes fixed and absolute, such Claim shall be treated as a Disputed Claim and not an Allowed Claim for purposes related to allocations and Payments under this Plan.

 1.1.32  Distribution Record Date . The Business Day immediately prior to the Effective Date.

 1.1.33  Effective Date . The last to occur of: (i) the first Business Day that is at least eleven (11) days after the Confirmation Date and on which no stay of the Confirmation Order is in effect; and (ii) the Business Day on which all of the conditions set forth in Article 8 to this Plan have been satisfied or waived.

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 1.1.34  Equity Security. An equity security as defined in Section 101(16) of the Bankruptcy Code.

 1.1.35  Estates. Collectively, the estates created for the Debtors in the Chapter 11 Case pursuant to Section 541 of the Bankruptcy Code.

 1.1.36  Federal Judgment Rate. The rate of interest on judgments as provided for by 28 U.S.C. § 1961 as of the Petition Date.

 1.1.37  Final Order . An order, judgment or other decree of the Bankruptcy Court which has been appealed but which has not been vacated, reversed, modified or amended or stayed, or for which the time to appeal or seek review or rehearing has expired with no appeal having been filed.

 1.1.38  Gaming Authorities . Collectively, the applicable gaming and liquor licensing regulatory authorities of the State of Nevada and applicable counties, cities or other political subdivisions within such state and any other regulatory agency having the authority to regulate and license the gaming activities of the Debtors.

 1.1.39  General Unsecured Claim . A Claim that is not secured by a charge against or interest in property in which the Estates have an interest and is not an Administrative Claim, Priority Tax Claim, Priority Benefit Plan Contribution Claim, Preserved Ordinary Course Administrative Claim, Professional Fees Claim, Priority Wage Claim, nor Priority Customer Deposit Claim. General Unsecured Claims shall exclude Claims payable from non-Estate assets, such as insurance, but shall include all Claims arising under Section 502(g) of the Bankruptcy Code.

1.1.40  Governmental or Regulatory Authority. Any Gaming Authority, court, tribunal, arbiter, authority, agency, commission, official or other instrumentality in the United States, any foreign country or any domestic or foreign, county, city or other political subdivision.

 1.1.41  Imagineering Judgment. That certain judgment in favor of Imagineering Systems Inc. and against AWI entered in the Washoe County District Court on October 3, 2003 in the initial amount of $1,109,623.49. As of the Petition Date the amount of the Imagineering Judgment (including interest and fees and costs) was $1,200,486.40. The Imagineering Judgment has accrued interest since the Petition Date at the rate of 6% per annum. The Imagineering Judgment has been assigned to LVGI.

 1.1.42  Inter-company Claims. All Claims owed by either Debtor to the other Debtor or a subsidiary of either Debtor, including CBS.

 1.1.43  IRS . The Internal Revenue Service.

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 1.1.44  ISI. Imagineering Systems, Inc., formerly a Nevada corporation. ISI was the original recipient of the Imagineering Judgment. ISI was acquired by LVGI, subsequent to which ISI was merged into LVGI.

 1.1.45  Leroy’s. Leroy’s Horse and Sports Place, a Nevada corporation, one of the Debtors and debtors-in-possession in the Chapter 11 Cases pending before the Bankruptcy Court.

 1.1.46  Leroy’s Board of Directors. The duly constituted and acting board of directors of Leroy’s.

 1.1.47  Lien. This term shall have the meaning set forth in Section 101(37) of the Bankruptcy Code.

 1.1.48  Litigation Claims . All rights, claims, torts, liens, liabilities, obligations, actions, causes of action, Avoidance Actions, proceedings, debts, contracts, judgments, damages and demands whatsoever in law or in equity, whether known or unknown, contingent or otherwise, that the Debtors or the Estates may have against any Person, including but not limited to, those listed on Schedule 9.2 to this Plan. Failure to list a Litigation Claim on Schedule 9.2 to this Plan shall not constitute a waiver or release by the Debtors of such Litigation Claim.

 1.1.49  LVGI. Las Vegas Gaming, Inc., a Nevada Corporation, and the successor in interest to ISI.

 1.1.50  LVGI Settlement Agreement. The Settlement Agreement dated _____, 2004, entered into by and between AWI, CBS and LVGI regarding the Imagineering Judgment. The LVGI Settlement Agreement, a true and correct copy of which is attached to the Disclosure Statement, is subject to approval pursuant to this Plan.

 1.1.51  New Common Stock . The authorized shares of common stock of Reorganized AWI with a par value of $.01 per share.

 1.1.52  Old AWI Common Stock . The shares of common stock, $0.01 par value, of AWI issued and outstanding immediately prior to the Effective Date, and all options, warrants and similar rights related thereto whether contractual or otherwise, to acquire such shares of common stock, and all shares or other securities or instruments convertible or otherwise exchangeable for such shares of common stock.

 1.1.53  Old AWI Preferred Stock. The shares of preferred stock of AWI issued and outstanding immediately prior to the Effective Date, including the cumulative redeemable preferred stock of AWI issued pursuant to a Certificate of Designation of Preferences Rights dated the 13 th day of July, 1999 and all options, warrants and rights related thereto whether contractual or otherwise, to acquire any such preferred stock.

 1.1.54  Old Leroy’s Common Stock . The shares of common stock, $0.01 par value, of Leroy’s issued and outstanding immediately prior to the Effective Date, and all options, warrants and similar rights related thereto whether contractual or otherwise, to acquire such shares of common stock, and all shares or other securities or instruments convertible or otherwise exchangeable for such shares of common stock.

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 1.1.55  Payment Date . The Business Day occurring as soon as practicable after the Effective Date, upon which payments are made to holders of Allowed Claims under this Plan.

 1.1.56  Person . An individual, corporation, limited liability company, partnership, association, joint stock company, joint venture, estate, trust, unincorporated organization or government, governmental unit or any subdivision thereof or any other entity.

 1.1.57  Petition Date . July 25, 2003, the date on which the Debtors filed their voluntary petitions commencing the Chapter 11 Cases.

 1.1.58  Plan . This plan of reorganization, either in its present form or as it may be amended, supplemented or modified from time to time, including all exhibits and schedules annexed hereto or referenced herein.

 1.1.59  Plan Distribution Cash . The Cash to be paid pursuant to this Plan to the holders of Allowed Claims in all Classes and Allowed unclassified Claims as provided for in this Plan on and after the Effective Date, including (i) reserves for Disputed Claims, and (ii) Administrative Claims, Professional Fees and Preserved Ordinary Course Administrative Claims not yet allowed and paid.

 1.1.60  Intentionally Omitted

 1.1.61  Preserved Ordinary Course Administrative Claim . Administrative Claims that are based on liabilities incurred by AWI and Leroy’s in the purchase, lease or use of goods and services in the ordinary course of their business, including but not limited to, Administrative Claims due on account of services provided to the Debtors after the Petition Date.

 1.1.62  Priority Benefit Plan Contribution Claim . Any Claim against any of the Debtors entitled to priority in payment under Section 507(a)(4) of the Bankruptcy Code.

 1.1.63  Priority Customer Deposits Claim . Any Claim against any of the Debtors entitled to priority in payment under Section 507(a)(6) of the Bankruptcy Code.

 1.1.64  Priority Tax Claim . Any Claim against any of the Debtors entitled to priority in payment under Section 507(a)(8) of the Bankruptcy Code.

 1.1.65  Priority Wage Claim . Any Claim against any of the Debtors entitled to priority in payment under Section 507(a)(3) of the Bankruptcy Code.

 1.1.66  Pro Rata . The ratio of an Allowed Claim or Allowed Equity Security interest in a particular Class to the aggregate amount of all such Allowed Claims or Allowed Equity Security interests in any such Class.

 1.1.67  Professional Fees . The Administrative Claims for compensation and reimbursement submitted pursuant to Sections 330, 331 or 503(b) of the Bankruptcy Code of Persons: (i) employed pursuant to an order of the Bankruptcy Court under

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Sections 327 or 1103 of the Bankruptcy Code; or (ii) for whom compensation and reimbursement has been allowed by the Bankruptcy Court pursuant to Section 503(b) of the Bankruptcy Code or by other Final Order.

 1.1.68  Racusin Appeal. The appeal by Racusin of the Racusin Judgment pending before the Ninth Circuit Court of Appeals.

 1.1.69  Racusin Claim. The Claim of Michael Racusin as evidenced by the proof of Claim filed with the Bankruptcy Court on October 14 , 2003, which Claim is a Disputed Claim.

 1.1.70  Racusin Judgment. The judgment entered by the United States District Court for the District of Nevada on July 8, 2003 for the sum of $1,328,764.17, which is the subject of the Racusin Appeal.

 1.1.71  Racusin Order. The Final Order of the Bankruptcy Court entered on January 9, 2004, providing that the Racusin Claim is not to be a Subordinated Claim pursuant to Sec. 510(b) of the Bankruptcy Code.

 1.1.72  Reinstated or Reinstatement . These terms shall mean: (i) leaving unaltered the legal, equitable and contractual rights of the holder of a Claim so as to leave such Claim unimpaired in accordance with Section 1124 of the Bankruptcy Code; or (ii) notwithstanding any contractual provision or applicable law that entitles the holder of a Claim to demand or receive accelerated payment of such Claim after the occurrence of a default: (a) Curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in Section 365(b)(2) of the Bankruptcy Code; (b) reinstating the maturity of such Claim as such maturity existed before such default; (c) compensating the holder of such Claim for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law; and (d) not otherwise altering the legal, equitable, or contractual rights to which such Claim entitles the holder of such Claim; provided, however, that any contractual right that does not pertain to the payment when due of principal and interest on the obligation on which such Claim is based, including, but not limited to, financial covenant ratios, negative pledge covenants, covenants or restrictions on merger or consolidation, and affirmative covenants regarding corporate existence prohibiting certain transactions or actions contemplated by this Plan, or conditioning such transactions or actions on certain factors, shall not be required in order to accomplish Reinstatement.

 1.1.73  Reorganized AWI . AWI on and after the Effective Date.

 1.1.74  Reorganized AWI Articles . The Restated Articles of Incorporation of Reorganized AWI, which shall be substantially in the form filed with the Bankruptcy Court as part of the Plan Supplement.

 1.1.75  Reorganized AWI By-Laws . The Restated By-Laws of Reorganized AWI, which shall be substantially in the form filed with the Bankruptcy Court as part of the Plan Supplement.

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 1.1.76  Reorganized Debtor(s) . This term shall mean collectively, Reorganized AWI and Reorganized Leroy’s.

 1.1.77  Reorganized Leroy’s . Leroy’s on and after the Effective Date.

 1.1.78  Reorganized Leroy’s Articles . The Restated Articles of Incorporation of Reorganized Leroy’s, which shall be substantially in the form filed with the Bankruptcy Court as part of the Plan Supplement.

 1.1.79  Reorganized Leroy’s By-Laws . The Restated By-Laws of Reorganized Leroy’s, which shall be substantially in the form filed with the Bankruptcy Court as part of the Plan Supplement.

 1.1.80  Schedules . The schedules of assets and liabilities and any amendments thereto filed by the Debtors with the Bankruptcy Court in accordance with Section 521(1) of the Bankruptcy Code.

 1.1.81  SEC . The United States Securities and Exchange Commission.

 1.1.82  Secured Claim . A Claim that is secured by a Lien against property of the Estates to the extent of the value of any interest in such property of the Estates securing such Claim or to the extent of the amount of such Claim subject to setoff in accordance with Section 553 of the Bankruptcy Code, in either case as determined pursuant to Section 506(a) of the Bankruptcy Code.

 1.1.83  Secured Tax Claims . The Claim of any state or local governmental unit which is secured by a Lien against property owned by the Debtors by operation of applicable law, including, but not limited to, every such Claim for unpaid real and personal property taxes together with statutory interest.

 1.1.84  Securities Act . The Securities Act of 1933, as amended.

 1.1.85  Statutory Committee . Collectively, any committee appointed pursuant to Section 1102 of the Bankruptcy Code.

 1.1.86  Subordinated Claim . Any Claim or Equity Security interest subordinated, for purposes of payment or otherwise, pursuant to Section 510 of the Bankruptcy Code

 1.1.87  Subordination Appeal. The pending appeal by Debtors from the Racusin Order.

 1.1.88  Taxes . All income, gaming, franchise, excise, sales, use, employment, withholding, property, payroll or other taxes, assessments, of governmental charges, together with any interest penalties, additions to tax, fines, and similar amounts relating thereto, imposed or collected by any federal, state, local or foreign governmental authority.

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 1.1.89  Computation of Time. In computing any period of time prescribed or allowed by this Plan, unless otherwise expressly provided, the provisions of Bankruptcy Rule 9006(a) shall apply.

 1.1.90  Rules of Interpretation. For purposes of this Plan only; (i) any reference in this Plan to a contract, instrument, release, indenture, or other agreement or documents being in particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (ii) any reference in this Plan to an existing document or exhibit filed or to be filed means such document or exhibit as it may have been or may be amended, modified, or supplemented; (iii) unless otherwise specified, all references in this Plan to Sections, Articles, Schedules and Exhibits are references to Sections, Articles, Schedules and Exhibits of or to this Plan; (iv) the words " herein ," " hereof ," " hereto ," and " hereunder " refer to this Plan in its entirety rather than to a particular portion of this Plan; (v) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Plan; and (vi) the rules of construction and definitions set forth in Sections 101 and 102 of the Bankruptcy Code and in the Bankruptcy Rules shall apply unless otherwise expressly provided.

2. TREATMENT OF UNCLASSIFIED CLAIMS

    2.1.  General. Pursuant to Section 1123(a)(1) of the Bankruptcy Code, the Claims against the Debtors set forth in this Article 2 are not designated as
Classes. The holders of such Claims are not entitled to vote on this Plan. The treatment of the Claims set forth below is consistent with the requirements of
Section 1129(a)(9)(A) of the Bankruptcy Code.

    2.2.  Treatment of Administrative Claims.

               2.2.1  Generally . Each Allowed Administrative Claim, other than Preserved Ordinary Course Administrative Claims treated below, shall be paid in full from Plan Distribution Cash (or otherwise satisfied in accordance with its terms) upon the latest of: (i) the Payment Date; (ii) such date as may be fixed by the Bankruptcy Court, or as soon thereafter as practicable; (iii) the tenth (10th) Business Day after such Claim is Allowed, or as soon thereafter as practicable; and (iv) such date as the holder of such Claim and Debtors or Reorganized Debtors shall agree upon.

              2.2.2  Requests for Payment. All requests for payment of Administrative Claims against Debtors and all final applications for allowance and disbursement of Professional Fees must be filed by the Administrative Claims Bar Date or the holders thereof shall be forever barred from asserting such Administrative Claims against the Debtors and any of the Reorganized Debtors; provided, however, that with regard to any Administrative Claims arising as a result of assessments of any taxes due by Debtors for tax years up to and including the Effective Date, the Administrative Claims Bar Date shall be extended to that date provided for by the Internal Revenue Code and Regulations for the assessment of taxes due for such taxable years; provided further however, that in the event that Debtors or Reorganized Debtors request a prompt assessment under Section 6501(d) of the Internal Revenue Code, the Administrative Claims Bar Date shall be the 30 th day following the 18 month period provided under Section 6501(d) of the Internal Revenue Code. All Professional Fees applications must be in compliance with all of the terms and provisions of any applicable order of the Bankruptcy Court, including the

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            Confirmation Order, and all other orders governing payment of Professional Fees. All Professional Fees applications may be later amended to include any fees and costs incurred after the Effective Date.

             2.2.3  Allowed Preserved Ordinary Course Administrative Claims. Each Allowed Preserved Ordinary Course Administrative Claim not paid by LEROY’S or AWI prior to the Effective Date shall be paid, performed or settled by the Reorganized Debtor that is the successor to the Estate against which such Preserved Ordinary Course Administrative Claim originally arose, pursuant to the terms and conditions under which such Claim arose.

    2.3.  Allowed Priority Tax Claims. Each Allowed Priority Tax Claim, if any, will be paid in full from Plan Distribution Cash the later of (i) the Payment Date; (ii) the tenth (10th) Business Day after the date on which an order allowing such Claim becomes a Final Order; and (iii) such other time as is agreed to by the holder of such Claim and the Debtors prior to the Effective Date or the Reorganized Debtors after the Effective Date. From and after the Effective Date and until any Allowed Priority Tax Claim is paid in full, the unpaid balance, if any, of such Allowed Priority Tax Claim shall accrue interest fixed at the rate per annum equal to the rate provided for by Internal Revenue Code Sections 6621 and 6622, in effect on the Effective Date.

3.  DESIGNATION OF CLASSES OF CLAIMS AND EQUITY INTERESTS

Pursuant to this Plan and in accordance with Section 1123(a)(1) of the Bankruptcy Code, all Claims of Creditors and the holders of Equity Securities (except Administrative Claims, Priority Tax Claims and Preserved Ordinary Course Administrative Claims) are placed in the Classes described below. A Claim or Equity Security is classified in a particular Class only to the extent that the Claim or Equity Security qualifies within the description of that Class and is classified in other Classes only to the extent that any remainder of the Claim or Equity Security qualifies within the description of such other Classes. A Claim is also classified in a particular Class only to the extent that such Claim is an Allowed Claim in that Class and has not been paid, released or otherwise satisfied prior to the Effective Date. With respect to Classes of Claims described as unimpaired under the Plan, except as otherwise provided under this Plan, nothing shall affect the rights and legal and equitable defenses of the Estates and Reorganized Debtors regarding such Claims classified as unimpaired under this Plan, including but not limited to, all rights in respect of legal and equitable defenses to setoff or recoupment against such Claims.
  Summary of Classification.
Class 1	Priority Wage Claims	Unimpaired - no solicitation required
Class 2	Priority Benefit Plan Contribution Claims	Unimpaired - no solicitation required
Class 3	Priority Customer Deposit Claims	Unimpaired - no solicitation required
Class 4	Secured Tax Claims	Unimpaired - no solicitation required
Class 5	Miscellaneous Secured Claims	Unimpaired - no solicitation required
Class 6	Racusin Claim	Impaired - entitled to vote - solicitation required
Class 7	LVGI General Unsecured Claim	Impaired - entitled to vote - solicitation required
Class 8	General Unsecured Claims of AWI	Unimpaired - not entitled to vote - no solicitation required
Class 9	General Unsecured Claims of Leroy’s	Unimpaired - not entitled to vote - no solicitation required
Class 10	Inter-company Claims	Unimpaired - no solicitation required
Class 11	Old Leroy’s Common Stock	Unimpaired - no solicitation required
Class 12	Old AWI Preferred Stock	Unimpaired - no solicitation required
Class 13	Old AWI Common Stock	Impaired - entitled to vote - solicitation required

3.2   Specific Classification.

        3.2.1  Class 1: Priority Wage Claims. Class 1 consists of all Priority Wage Claims against Debtors.

         3.2.2  Class 2: Priority Benefit Plan Contribution Claims. Class 2 consists of all Priority Benefit Plan Contribution Claims against Debtors.

         3.2.3  Class 3: Priority Customer Deposit Claims. Class 3 consists of all Priority Customer Deposit Claims against Debtors.

         3.2.4  Class 4: Secured Tax Claims. Class 4 consists of all Secured Tax Claims against Debtors. Each holder of a Secured Tax Claim shall be considered to be in

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its own separate subclass within Class 4, and each such subclass shall be deemed to be a separate Class for purposes of this Plan.

       3.2.5  Class 5: Miscellaneous Secured Claims. Class 5 consists of all Secured Claims against Debtors except for the Racusin Claim if determined by Final Order to be a Secured Claim. Each holder of a Miscellaneous Secured Claim shall be considered to be in its own separate subclass within Class 5, and each such subclass shall be deemed to be a separate Class for purposes of this Plan.

      3.2.6  Class 6: Racusin Claim. Class 6 consists of the Racusin Claim against the Debtors (except if the Racusin Claim is determined by Final Order entered in the Subordination Appeal to be a Subordinated Claim in which case it shall be treated in Class 13), whether or not the Racusin Claim is a Secured Claim or a General Unsecured Claim.

      3.2.7  Class 7: LVGI General Unsecured Claim. Class 7 consists of the General Unsecured Claim of LVGI arising out of the Imagineering Judgment.

     3.2.8   Class 8: General Unsecured Claims of AWI. Class 8 consists of all General Unsecured Claims of AWI with the exception of the LVGI Unsecured Claim.

     3.2.9   Class 9: General Unsecured Claims of Leroy’s. Class 9 consists of all General Unsecured Claims of Leroy’s.

     3.2.10   Class 10: Inter-company Claims. Class 10 consists of all Inter-company Claims.

     3.2.11   Class 11: Old Leroy’s Common Stock. C lass 11 consists of the Old Leroy’s Common Stock and all other Leroy’s Equity Security interests.

     3.2.12   Class 12: Old AWI Preferred Stock. Class 12 consists of Old AWI Preferred Stock.

     3.2.13   Class 13: Old AWI Common Stock. Class 13 consists of Old AWI Common Stock, all other AWI Equity Security interests and all Subordinated Claims or Equity Interests included in this Class by Final Order of the Bankruptcy Court pursuant to Section 510 of the Bankruptcy Code.

4.  DESIGNATION OF AND PROVISIONS FOR TREATMENT OF CLASSES OF CLAIMS NOT IMPAIRED BY THIS PLAN

     4.1  Class 1 - Priority Wage Claims. Each Allowed Priority Wage Claim, if any, shall be paid in full from Plan Distribution Cash by the applicable Reorganized Debtor in the ordinary course of business in accordance with existing terms.

As such, Class 1 Priority Wage Claims are unimpaired under this Plan, and holders of Allowed Claims in Class 1 are not entitled to vote on this Plan.

4.2. Class 2 - Priority Benefit Plan Contribution Claims. Each Allowed Priority Benefit Plan Contribution Claim, if any, shall be paid in full from Plan Distribution Cash by the applicable Reorganized Debtor upon the latest of: (i) the Payment Date; (ii) such date as may be

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     fixed by the Bankruptcy Court; (iii) the tenth (10th) Business Day after such Claim is Allowed, or as soon thereafter as practicable; and (iv) such date as the holder of such Claim, and the Debtors, and after the Effective Date, the applicable Reorganized Debtor shall agree.

As such, Class 2 Priority Benefit Plan Contribution Claims are unimpaired under this Plan, and holders of Allowed Claims in Class 2 are not entitled to vote on this Plan.

4.3.  Class 3 - Priority Customer Deposit Claims. Each Allowed Priority Customer Deposit Claim, if any, shall be paid in full from Plan Distribution Cash by the applicable Reorganized Debtor upon the latest of: (i) the Payment Date; (ii) such date as may be fixed by the Bankruptcy Court; (iii) the tenth (10th) Business Day after such Claim is Allowed, or as soon thereafter as practicable; (iv) such date as the holder of such Claim and the Debtors, and after the Effective Date, the applicable Reorganized Debtor, shall agree; and (v) a date when such Priority Customer Deposit Claim becomes due and owing.

As such, Class 3 Priority Customer Deposit Claims are unimpaired under this Plan, and holders of Allowed Claims in Class 3 are not entitled to vote on this Plan.

4.4.  Class 4 - Secured Tax Claims. Each Allowed Secured Tax Claim shall be paid in full from Plan Distribution Cash by the applicable Reorganized Debtor upon the latest of: (i) the Payment Date; (ii) such date as may be fixed by the Bankruptcy Court; (iii) the tenth (10th) Business Day after such Claim is Allowed, or as soon thereafter as practicable; (iv) the date on which such Secured Tax Claim is scheduled to be paid under applicable law or regulation; and (v) such date as the holder of such Claim and the Debtors, and after the Effective Date, the applicable Reorganized Debtor shall agree.

As such, Class 4 Secured Tax Claims are unimpaired under this Plan, and holders of Allowed Claims in Class 4 are not entitled to vote on this Plan.

4.5.  Class 5 - Miscellaneous Secured Claims. At the option of the applicable Reorganized Debtor, the holder of any Allowed Secured Claim in Class 5 shall receive one (1) of the following alternative treatments or other treatment agreed to between the applicable Debtor and such holder :

a)  on the Payment Date, or on such other date thereafter as may be agreed to by the holder of such Claim and the Debtors or the applicable Reorganized Debtor, as the case may be, shall abandon the collateral securing such Claim to the holder thereof in full satisfaction and release of such Claim; or
b)  on the Payment Date, the holder of such Claim shall receive, on account of such Claim, Plan Distribution Cash equal to its Allowed Secured Claim or such lesser amount to which the holder of such Allowed Secured Claim shall agree, in full satisfaction and release of such Allowed Secured Claim.

As such, Class 5 Secured Claims are unimpaired under this Plan, and holders of Allowed Claims in Class 5 are not entitled to vote on this Plan.

4.6.  Class 8 - General Unsecured Claims of AWI. Each holder of an Allowed General Unsecured Claim of AWI shall receive Plan Distribution Cash equivalent to 100% of its

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Allowed General Unsecured Claim or other treatment agreed to between AWI and such holder upon the latest of: (i) the Payment Date; (ii) the tenth (10 th ) Business Day after such Claim is Allowed, or as soon thereafter as practicable; and (iii) such date as the holder of such Claim and AWI or Reorganized AWI has agreed or shall agree.

As such, Class 8 General Unsecured Claims of AWI are unimpaired under this Plan, and holders of Allowed Claims in Class 8 are not entitled to vote on this Plan.

4.7.  Class 9 – General Unsecured Claims of Leroy’s. Each holder of an Allowed General Unsecured Claim of Leroy’s shall receive Plan Distribution Cash equivalent to 100% of its Allowed General Unsecured Claim or other treatment agreed to between Leroy’s and such holder upon the latest of: (i) the Payment Date; (ii) the tenth (10 th ) Business Day after such Claim is Allowed, or as soon thereafter as practicable; and (iii) such date as the holder of such Claim and Leroy’s or Reorganized Leroy’s has agreed or shall agree.

As such, Class 9 General Unsecured Claims of Leroy’s are unimpaired under this Plan, and holders of Allowed Claims in Class 9 are not entitled to vote on this Plan.

4.8.  Class 10 – Inter-company Claims. All Inter-company Claims in existence on the Effective Date shall be paid or performed in accordance with their terms.

As such, Class 10 Inter-company Claims are unimpaired under this Plan, and holders of Allowed Claims in Class 10 are not entitled to vote on this Plan.

4.9.  Class 11 – Old Leroy’s Common Stock. Old Leroy’s Common Stock and any other Leroy’s Equity Security interests in existence on the Effective Date shall remain in existence and are not be affected by this Plan.

As such, Class 11, holders of Old Leroy’s Common Stock are unimpaired under this Plan, and are not entitled to vote on this Plan.

4.10.  Class 12 - Old AWI Preferred Stock. Old AWI Preferred Stock shall remain in existence on and after the Effective Date and shall be paid in accordance with the terms of the Old AWI Preferred Stock and the Certificate of Designation. Any arrears due since the Petition Date shall be paid with interest as provided for by the Old AWI Preferred Stock and the Certificate of Designation on the Payment Date . ..

As such, Class 12, holders of Old AWI Preferred Stock are unimpaired under this Plan, and are not entitled to vote on this Plan.

4.11.  Interest. All unimpaired Allowed Claims in Classes 2, 3, 8 and 9 shall be paid contemporaneous with payment of these Allowed Claims, interest from the Petition Date at the Federal Judgment Rate.

///

///

///

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5.  DESIGNATION OF AND PROVISIONS FOR TREATMENT OF CLASSES OF CLAIMS AND EQUITY SECURITIES IMPAIRED BY THIS PLAN

  5.1.  Class 6 – Racusin Claim. The holder of the Racusin Claim shall be treated as follows:

          5.1.1  The holder shall receive Plan Distribution Cash equivalent to 100% of the Allowed Racusin Claim as follows:

                     (a)  If the Allowed Racusin Claim is less than $1,500,000, then the Allowed Racusin Claim shall be paid in 48 monthly installments commencing upon the Payment Date and due on the same day of each month thereafter. During the months of February through September, each monthly payment shall equal 1.66% of the Allowed Racusin Claim plus interest and during the months of January, October, November and December, each monthly payment shall equal 3.014% of the Allowed Racusin Claim plus interest.

                     (b)  If the Allowed Racusin Claim is greater than $1,500,000, than the Allowed Racusin Claim shall be paid in the sum of $500,000 principal per year plus interest for the first five years with a one-time balloon payment at the end of the fifth year. The payments shall be in monthly installments of $32,500 plus interest for the months of February through September, and $60,000 plus interest for the months of January, October, November and December.

5.1.2.  In the event that the Racusin Claim is a Secured Claim, the holder of the Racusin Claim shall retain all Liens securing the Racusin Claim. In no event shall the holder of the Racusin Claim be entitled to enforce or pursue the Liens so long as the Reorganized Debtors are paying the Allowed Claim in accordance with this Plan.

5.1.3  The Allowed Racusin Claim shall be paid with interest at the Federal Judgment Rate from the Petition Date until paid in full.

As such, the Class 6 Racusin Claim is impaired under this Plan and is entitled to vote on this Plan

5.2.  Class 7 – LVGI General Unsecured Claim. In accordance with the LVGI Settlement Agreement, LVGI shall receive in full payment and satisfaction of the Imagineering Judgment:

5.2.1  Cash Payment. On the Payment Date LVGI will receive Plan Distribution Cash of $1,000,000.00.

5.2.2  Initial Payments. As more fully provided for in the LVGI Settlement Agreement, on the Payment Date, LVGI will receive Plan Distribution Cash of $320,000.00.

5.2.3  Payment Upon Refinancing. As more fully provided for in the LVGI Settlement Agreement, upon completion of a refinancing of the real property owned by

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CBS, AWI will cause CBS to pay LVGI the greater of fifty percent (50%) of the net proceeds realized from the refinancing or $200,000.00.

5.2.4  Monthly Payments. As more fully provided for in the LVGI Settlement Agreement, the balance of the Claim plus interest at the rate of six (6%) per annum shall be paid in 24 monthly installments as set forth in the amortization scheduled attached thereto.

As such, the Class 7 LVGI General Unsecured Claim is impaired under this Plan and is entitled to vote on this Plan

5.3.  Class 13 – Old AWI Common Stock. Holders of Old AWI Common Stock and any remaining AWI Equity Securities shall retain their Old AWI Common Stock and remaining AWI Equity Securities diluted by any Subordinated Claims which shall receive Old AWI Common Stock on the Effective Date.

As such, Class 13 Equity Security interests as of the Distribution Record Date are impaired under this Plan, and holders of Allowed Equity Security interests in Class 13 are entitled to vote on this Plan.

6.   MEANS FOR IMPLEMENTATION OF PLAN

      6.1.  Plan Implementation Steps Occurring on Effective Date. On the Effective Date the following events shall occur in the following sequence:

               6.1.1  Issuance of Old AWI Common Stock. On the Effective Date, Reorganized AWI shal l issue to the Disbursing Agent for distribution in accordance with this Plan such additional shares of Old AWI Common Stock as necessary to satisfy all Subordinated Claims.

               6.1.2  Filing with Nevada Secretary of State. In accordance with NRS 78.622, on the Effective Date a certified copy of this Plan and the Confirmation Order shall be filed with the Nevada Secretary of State. The officers and directors of Debtors from the Confirmation Date until the Effective Date are authorized and directed to take any action or carry out any proceeding necessary to effectuate the reorganization pursuant to NRS 78.622.

              6.1.3  Reorganized AWI. As of the Effective Date, the articles of incorporation and by-laws of Reorganized AWI shall be substantially in the forms of the Reorganized AWI Articles and Reorganized AWI By-Laws, which provide for, among other things, the authorization of any and all acts necessary to effectuate this Plan. The Reorganized AWI Articles and Reorganized AWI By-Laws shall also provide: (i) to the extent required by Section 1123(a) and (b) of the Bankruptcy Code, for a provision prohibiting the issuance of non-voting equity securities; and (ii) for the initial members of the board of directors of Reorganized AWI to continue to serve out their terms. After the Effective Date, Reorganized AWI may amend and restate the Reorganized AWI Articles and Reorganized AWI By-Laws as permitted by applicable law.

              6.1.4  Reorganized Leroy’s. As of the Effective Date, the articles of incorporation and bylaws of Reorganized Leroy’s shall be amended substantially in the forms of the Reorganized Leroy’s Articles and Reorganized Leroy’s By-Laws, which

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provide for, among other things, the authorization of any and all acts necessary to effectuate this Plan. The Reorganized Leroy’s Articles and Reorganized Leroy’s By-Laws shall also provide to the extent required by Section 1123(a) and (b) of the Bankruptcy Code, for a provision prohibiting the issuance of non-voting equity securities. After the Effective Date, Reorganized Leroy’s may amend and restate the Reorganized Leroy’s Articles and Reorganized Leroy’s By-Laws as permitted by applicable law.

              6.1.5  Payments. All funds or other property received or retained by Reorganized Debtors shall be applied and distributed in accordance with the Plan.

              6.1.6  LVGI Settlement Agreement. On the Effective Date the LVGI Settlement Agreement shall become effective and enforceable in accordance with its terms. Subsequent to the Effective Date the parties to the LVGI Settlement Agreement may modify or amend the terms of the LVGI Settlement Agreement without further notice to or approval by the Bankruptcy Court.

   6.2.  Notice of Effectiveness. When all of the Steps contemplated by Section 6.1 have been completed, the Reorganized Debtors shall file with the Bankruptcy Court and serve upon all holders of claims and all potential holders of Administrative Claims known to the Reorganized Debtors (whether or not disputed), a Notice of Effective Date of Plan. The Notice of Effective Date of Plan shall include notice of the Administrative Claim Bar Date.

    6.3.  No Corporate Action Required. . As of the Effective Date: (i) the adoption of the Reorganized AWI Articles, Reorganized AWI By-Laws, Reorganized Leroy’s Articles and Reorganized Leroy’s By-Laws or similar constituent documents for Reorganized Debtors; (ii) the adoption, execution, delivery and implementation of all contracts, leases, instruments, releases and other agreements related to or contemplated by this Plan; (iii) the revesting or transfer of Estate assets provided for in this Plan; and (iv) the other matters provided for under or in furtherance of this Plan involving corporate action to be taken by or required of the Debtors or Reorganized Debtors shall be deemed to have occurred and be effective as provided herein, and shall be authorized and approved in all respects without further order of the Bankruptcy Court or any requirement of further action by the stockholders or directors of the Debtors and Reorganized Debtors.

    6.4.  Directors and Officers . On the Effective Date, the operation of Reorganized AWI and Reorganized Leroy’s shall become the general responsibility of their respective boards of directors, which shall thereafter have responsibility for the management, control and operation of Reorganized AWI and Reorganized LEROY’S in accordance with this Plan, applicable law, the Reorganized AWI Articles, Reorganized AWI By-Laws, Reorganized Leroy’s Articles and Reorganized Leroy’s By-Laws and payment of all remaining Allowed Claims. The terms of those directors and officers not continuing in office after the Effective Date, if any, shall be deemed expired as of the Effective Date pursuant to the Confirmation Order. Reorganized Debtors shall provide such officers and directors with errors and omissions insurance coverage by tail policy, prior- acts endorsement to the Reorganized AWI policy or any other policy provision chosen by Reorganized AWI for a period of not less than one year after the Effective Date similar to that provided such officers and directors as of the Confirmation Date. During the period from the Confirmation Date until the Effective Date, but not beyond the Effective Date, all the existing outside directors of Debtors will continue to be compensated at their present levels for so long as they continue to serve as directors of Debtors.

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7.  EXECUTORY CONTRACTS AND UNEXPIRED LEASES

     7.1.  Executory Contracts . All executory contracts and unexpired leases that both exist on the Confirmation Date and are set forth on the schedule of assumed executory contracts and unexpired leases attached to this Plan as Schedule 7.1, shall be deemed assumed by the applicable Reorganized Debtor on the Effective Date. Debtors may modify schedule 7.1 until the Effective Date, with notice to the non-debtor party to the contract affected by such modification.

     7.2.  Approval of Assumption or Rejection. Entry of the Confirmation Order shall constitute as of the Effective Date: (i) approval, pursuant to Bankruptcy Code Section 365(a), of the assumption by the applicable Reorganized Debtor of each executory contract and unexpired lease listed on Schedule 7.1, and (ii) authorization for the Reorganized Debtors to reject each executory contract and unexpired lease to which any of the Debtors are parties and which is not listed on Schedule 7.1 and neither assumed, assumed and assigned nor rejected by separate order prior to the Effective Date. Unless they file an objection to the assumption prior to the Confirmation Hearing, each counter-party to an executory contract or unexpired lease on Schedule 7.1 shall be deemed to have consented to such assumption.

    7.3.  Cure of Defaults. U nless they file an objection to the assumption of an executory contract or unexpired lease assumed pursuant to Section 7.1 of this Plan prior to the Confirmation Hearing specifically asserting a required cure payment, each executory contract or unexpired lease listed on Schedule 7.1 may be assumed by the Reorganized Debtors without the payment of any cure amount. T he applicable Reorganized Debtor shall Cure any defaults respecting each executory contract or unexpired lease assumed pursuant to Section 7.1 of this Plan upon the latest of (i) the Effective Date or as soon thereafter as practicable; (ii) such dates as may be fixed by the Bankruptcy Court or agreed upon by the applicable Debtor and after the Effective Date, the applicable Reorganized Debtor; or (iii) the tenth (10th) Business Day after the entry of a Final Order resolving any dispute regarding (a) a Cure amount; (b) the ability of the applicable Reorganized Debtor to provide "adequate assurance of future performance" under the executory contract or unexpired lease assumed pursuant to this Plan in accordance with Section 365(b)(1) of the Bankruptcy Code; or (c) any matter pertaining to assumption, assignment or the Cure of a particular executory contract or an unexpired lease.

    7.4.  Post-Petition Date Contracts and Leases. Subject to the Administrative Claim Bar Date, Executory contracts and unexpired leases entered into and other obligations incurred after the Petition Date by the Debtors shall be performed by the applicable Reorganized Debtor in the ordinary course of its business.

    7.5.  Bar Date. All proofs of Claims with respect to Claims arising from the rejection of any executory contract or unexpired lease shall be filed with Gordon & Silver Ltd., attn: Thomas H. Fell, esq., not later than the earlier of the 30 th day after the entry of the order approving rejection of an executory contract or unexpired lease or the 30 th day after the Effective Date . Any Claim not filed within such time shall be forever barred.

    7.6.  Indemnification Obligations. Any obligations of the Debtors to indemnify any officer, director or employee serving as a fiduciary of any employee benefit plan or program of the Debtors, pursuant to charter, by-laws, contract or applicable state law shall be deemed to be, and shall be treated as, an executory contract and assumed by the applicable Debtor and Reorganized Debtor on the Effective Date.

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8.  CONDITIONS PRECEDENT TO CONFIRMATION AND THE EFFECTIVE DATE

     8.1.  Conditions to Confirmation. The following are conditions precedent to Confirmation:

             a)   The Confirmation Order shall have been entered and be in form and substance reasonably acceptable to the Debtors.

     8.2.  Conditions to Effectiveness. The following are conditions precedent to the occurrence of the Effective Date:

            a)  The Confirmation Order shall be a Final Order, except that Debtors reserve the right to cause the Effective Date to occur notwithstanding the pendency of an appeal of the Confirmation Order;

            b)   No request for revocation of the Confirmation Order under Section 1144 of the Bankruptcy Code shall have been made, or, if made, shall remain pending, including any appeal;

            c)             All documents necessary to implement the transactions contemplated by this Plan shall be in form and substance reasonably acceptable to the Debtors;

             d)             Sufficient Plan Distribution Cash is available, reserved and withheld to make the Payments required by the Bankruptcy Code and this
                              Plan;

              e)             All governmental approvals and licenses necessary to effectuate the terms of this Plan have been obtained; and

               f)             The Reorganized AWI Articles and Reorganized Leroy’s Articles and a certified copy of this Plan and the Confirmation Order have been filed with the Nevada Secretary of State.

    8.3.  Waiver of Conditions. The Conditions to Confirmation and Conditions to Effectiveness, except for e) above, may be waived in whole or in part by the Debtors at any time, without notice, an order of the Bankruptcy Court or any further action other than proceeding to Confirmation and consummation of the Plan.

9.  TITLE TO PROPERTY; DISCHARGE; INJUNCTION

      9.1.  Revesting of Assets. On the Eff ective Date all of the assets of each Debtor’s Estate, including all causes of action and avoidance actions, shall be preserved and shall revest in the Reorganized Debtors free and clear of all liens, claims and encumbrances.

      9.2.  Preservation of Litigation Claims. In accordance with Section 1123(b)(3) of the Bankruptcy Code, and except as otherwise expressly provided herein, all Litigation Claims set forth on Schedule 9.2 shall be retained by the applicable Reorganized Debtor.

      9.3.  Discharge. Except as provided in this Plan or the Confirmation Order, the rights afforded under this Plan and the treatment of Claims and Equity Securities under this Plan shall be

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in exchange for and in complete satisfaction, discharge and release of all Claims and termination of all Equity Securities, including any interest accrued on Claims from the Petition Date. Except as provided in this Plan or the Confirmation Order, upon the Effective Date, Confirmation shall: (a) discharge the Debtors and Reorganized Debtors from all Claims or other debts that arose before the Confirmation Date including all debts of the kind specified in Sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not: (i) a proof of Claim based on such debt is filed or deemed filed pursuant to Section 501 of the Bankruptcy Code; (ii) a Claim based on such debt is allowed pursuant to Section 502 of the Bankruptcy Code; or (iii) the holder of a Claim based on such debt has accepted this Plan; and (b) terminate all interest and other rights of holders of Equity Securities in the Debtors.

     9.4.  Injunction. From and after the Effective Date, and except as provided in this Plan and the Confirmation Order, all entities that have held, currently hold or may hold a Claim or other debt or liability or an Equity Security or other right of an Equity Security holder that is terminated pursuant to the terms of this Plan are permanently enjoined from taking any of the following actions on account of any such Claims, debts or liabilities or terminated Equity Security or rights: (i) commencing or continuing in any manner any action or other proceeding against the Reorganized Debtors or their respective properties; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Reorganized Debtors or their respective properties; (iii) creating, perfecting or enforcing any Lien or encumbrance against the Reorganized Debtors or their respective properties; (iv) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Reorganized Debtors or their respective properties; and (v) commencing or continuing any action, in any manner or any place, that does not comply with or is inconsistent with the provisions of this Plan or the Bankruptcy Code. By accepting Payments pursuant to this Plan, each holder of an Allowed Claim receiving Payments pursuant to this Plan will be deemed to have specifically consented to the injunction set forth in this section.

     9.5.  Exculpation. From and after the Effective Date, none of Debtors or the Reorganized Debtors nor any of their respective present or former members, directors, officers, managers, employees, advisors, attorneys or agents, shall have or incur any liability to any holder of a Claim or Equity Security or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys or Affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the pursuit of Confirmation or the consummation of this Plan, except for willful misconduct, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under this Plan or in the context of the Chapter 11 Cases. No holder of a Claim or Equity Security, nor any other party in interest, including their respective agents, employees, representatives, financial advisors, attorneys or Affiliates, shall have any right of action against Debtors or the Reorganized Debtors or any of their respective present or former members, officers, directors, managers, employees, advisors, attorneys or agents, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the pursuit of Confirmation, the consummation of this Plan or the administration of this Plan, except for (i) their willful misconduct and (ii) matters specifically contemplated by this Plan.

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10.  RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain such jurisdiction over the Chapter 11 Cases and the Reorganized Debtors after the Effective Date as is legally permissible, including jurisdiction to:
a)  Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim, Subordinated Claim or Disputed Claim, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of Claims or Disputed Claims;

b)  Grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or this Plan for periods ending on or before the Effective Date;

c)        Resolve any matters related to the assumption, assignment or rejection of any executory contract or unexpired lease to which the Debtors or the Reorganized Debtors are party and to hear, determine and, if necessary, liquidate, any Claims arising therefrom or cure amounts related thereto;

d)        Ensure that Payments to holders of Allowed Claims and distribution of New Common Stock are accomplished pursuant to the provisions of this Plan;

e)        Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications or motions involving the Debtors or the Reorganized Debtors that may be pending on the Effective Date;

f)        Enter such orders as may be necessary or appropriate to implement or consummate the provisions of this Plan and all contracts, instruments, releases and other agreements or documents created in connection with this Plan, the Disclosure Statement or the Confirmation Order, except as otherwise provided herein;

g)        Decide or resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of a Final Order, this Plan or the Confirmation Order or any Person's obligations incurred in connection with a Final Order, this Plan or the Confirmation Order;

h)         Modify this Plan pursuant to Section 1127 of the Bankruptcy Code or modify any contract, instrument, release or other agreement or document created in connection with this Plan or the Disclosure Statement or the Confirmation Order; or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, this Plan or the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with this Plan or the Disclosure Statement of the

86

                                     Confirmation Order, in such manner as may be necessary or appropriate to consummate this Plan, to the extent authorized by the
                                     Bankruptcy Code;

i)          Issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any person with consummation, implementation or enforcement of a Final Order, this Plan or Confirmation Order, except as otherwise provided herein;

j)         Enter and implement such orders as are necessary or appropriate if a Final Order or the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

k)        Determine any other matters that may arise in connection with or relate to this Plan, Final Order, the Confirmation Order, or any contract, instrument, release or other agreement or document created in connection with this Plan, Final Order or Confirmation Order, except as otherwise provided herein;

l)          Enter an order closing the Chapter 11 Cases;

m)        Hear and decide Litigation Claims and continue to hear and decide pending Litigation Claims and any other claim or cause of action of Debtors and the Reorganized Debtors; and

n)         Decide or resolve any matter over which the Bankruptcy Court has jurisdiction pursuant to Section 505 of the Bankruptcy Code.

     11.  MODIFICATION AND AMENDMENT OF PLAN

Prior to Confirmation, Debtors may alter, amend, or modify this Plan under Section 1127(a) of the Bankruptcy Code at any time. After the Confirmation Date and prior to substantial consummation of this Plan as defined in Section 1101(2) of the Bankruptcy Code, Debtors may, under Section 1127(b), (c) and (d) of the Bankruptcy Code, alter, amend or modify this Plan or institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in this Plan, the Disclosure Statement or the Confirmation Order, to make appropriate adjustments and modifications to this Plan or the Confirmation Order as a result of comments or actions of the SEC or Gaming Authorities, and such matters as may be necessary to carry out the purposes and effects of this Plan so long as such proceedings do not materially adversely affect the treatment of holders of Claims under this Plan.

12.  MISCELLANEOUS

       12.1.  Filing of Objections to Claims. After the Effective Date, objections to Claims shall be made and objections to Claims made previous thereto shall be pursued by the Reorganized Debtors or any other party properly entitled to do so after notice to the Reorganized Debtors and approval by the Bankruptcy Court. Any objections made after the Effective Date shall be filed and served not later than ninety (90) days after the Effective Date; provided, however , that such period may be extended by order of the Bankruptcy Court for good cause shown.

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12.2.  Resolution of Objections After Effective Date; Payments

          12.2.1.  Resolution of Objections. From and after the Effective Date, the Reorganized Debtors may litigate to judgment, withdraw objections to and settle or compromise any Disputed Claim without notice and a hearing and without approval of the Bankruptcy Court.

          12.2.2.  Payments. In order to facilitate Payments to holders of Allowed Claims, and if and to the extent there are Disputed Claims in any Class, Reorganized AWI shall set aside in a separate designated reserve account the payments or Payments applicable to such Disputed Claims as if such Disputed Claims were Allowed Claims, pending the allowance or disallowance of such Disputed Claims. In the event that the Reorganized Debtors wish to deposit or hold a lesser amount than required herein and is unable to reach an agreement with the holder of the Disputed Claim on the amount to be deposited or held, the Bankruptcy Court shall fix the amount after notice and hearing. Upon Final Order with respect to a Disputed Claim, the holder of such Disputed Claim, to the extent it has been determined to be an Allowed Claim, shall receive from Reorganized AWI that payment or Payment to which it would have been entitled if the portion of the Claim so allowed had been allowed as of the Effective Date. Such payment or Payment shall be made as soon as practical after the order allowing the Claim has become a Final Order. The balance of the amount held by Reorganized AWI after such payment applicable to a previously Disputed Claim that has been disallowed in whole and in part, shall be retained by Reorganized AWI.

          12.2.3.  Late-Filed Claims. No claim filed after the Bar Date or, as applicable, the Administrative Claim Bar Date shall be allowed, and all such Claims are hereby disallowed in full. After the Bar Date or the Administrative Bar Date, as applicable, no Creditor shall be permitted to amend any claim to increase the claimed amount; and any such amendment shall be disallowed to the extent of the late-filed increase in the claimed amount.

  12.3.  Effectuating Effectuating Documents; Further Transactions; Timing. Each officer of the Debtors and Reorganized Debtors is authorized to execute, deliver, file or record such contracts, instruments, releases and other agreements or documents and to take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan and any securities issued, transferred or canceled pursuant to this Plan. The Debtors and Reorganized Debtors are authorized and directed to do such acts and execute such documents as are necessary to implement this Plan.

   12.4.  Exemption from Transfer Taxes. Pursuant to Section 1146(c) of the Bankruptcy Code, (i) the issuance, Payment, transfer or exchange of Estate property; (ii) the creation, modification, consolidation or recording of any deed of trust or other security interest, the securing of additional indebtedness by such means or by other means in furtherance of, or connection with this Plan or the Confirmation Order; (iii) the making, assignment, modification or recording of any lease or sublease; or (iv) the making, delivery or recording of a deed or other instrument of transfer under, in furtherance of, or in connection with, this Plan, Confirmation Order or any transaction contemplated above, or any transactions arising out of, contemplated by or in any way related to the foregoing shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act or real estate transfer tax, mortgage recording tax or other similar tax or governmental assessment and the appropriate state of local government

88

officials or agents shall be, and hereby are, directed to forego the collection of any such tax or assessment and to accept for filing or recordation any of the foregoing instruments or other documents without the payment of any such tax or assessment.

  12.5.  Revocation or Withdrawal of this Plan. The Debtors reserve the right to revoke or withdraw this Plan as to any one or all of Debtors at any time prior to the Confirmation Date. If this Plan is withdrawn or revoked, then this Plan shall be deemed null and void and nothing contained herein shall be deemed to constitute a waiver or release of any Claims by or against the Debtors or any other Person nor shall the withdrawal or revocation of this Plan prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors. In the event this Plan is withdrawn or revoked, nothing set forth herein shall be deemed an admission of any sort, and this Plan and any transaction contemplated thereby shall not be admitted into evidence in any proceeding.

  12.6.  Binding Effect. This Plan shall be binding upon, and shall inure to the benefit of, the Debtors and the holders of all Claims and Equity Securities and their respective successors and assigns.

  12.7.  Governing Law. Except to the extent that the Bankruptcy Code or other federal law is applicable or as provided in any contract, instrument, release or other agreement entered into in connection with this Plan or in any document which remains unaltered by this Plan, the rights, duties and obligations of the Debtors and any other Person arising under this Plan shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Nevada without giving effect to Nevada's choice of law provisions.

  12.8.  Modification of Payment Terms. Reorganized Debtors reserve the right to modify the treatment of any Allowed Claim in any manner adverse only to the holder of such Allowed Claim at any time after the Effective Date upon the prior written consent of the holder whose Allowed Claim treatment is being adversely affected.

  12.9.  Providing for Claims Payments. Payments to holders of Allowed Claims shall be made by the Reorganized Debtors: (i) at the addresses set forth on the proofs of Claim filed by such holders (or at the last known addresses of such holders if no proof of Claim is filed or if the Debtor has been notified of a change of address); (ii) at the addresses set forth in any written notices of address changes delivered to the Reorganized Debtors after the date of any related proof of Claim; or (iii) at the addresses reflected in the Schedules if no proof of Claim has been filed and the Reorganized Debtors has not received a written notice of a change of address. If any holder's Payment is returned as undeliverable, no further Payments to such holder shall be made unless and until the Reorganized Debtors is notified of such holder's then current address, at which time all missed Payments shall be made to such holder without interest. Amounts in respect of undeliverable Payments shall be returned to Reorganized Debtors until such Payments are claimed. All claims for undeliverable Payments shall be made on or before the second anniversary of the Effective Date. After such date, all unclaimed property shall revert to Reorganized Debtors and the Claim of any holder or successor to such holder with respect to such property shall be discharged and forever barred notwithstanding any federal or state escheat laws to the contrary. Nothing contained in this Plan shall require the Debtors, Reorganized Debtors or the Disbursing Agent to attempt to locate any holder of an Allowed Claim.

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  12.10.  Set Offs. The Debtors and the Reorganized Debtors may, but shall not be required to, set off or recoup against any Claim and the payments or other Payments to be made pursuant to this Plan in respect of such Claim (before any Payment is made on account of such Claim), claims of any nature whatsoever that the applicable Debtor or Reorganized Debtors may have against the holder of such Claim to the extent such Claims may be set off or recouped under applicable law, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claim that it may have against such holder.

  12.11.  Notices. Any notice required or permitted to be provided under this Plan shall be in writing and served by either: (a) certified mail, return receipt requested, postage prepaid; (b) hand delivery or (c) reputable overnight courier service, freight prepaid, to be addressed as follows:

If to the Debtors and Reorganized Debtors:	American Wagering Inc. 675 Grier Drive Las Vegas, Nevada 89119 Attn: Vic Salerno Tel: (702) 735-5529 Fax: (702) 735-0142
With a copy to:	GORDON & SILVER, LTD. 3960 Howard Hughes Parkway, 9th Floor Las Vegas, Nevada 89109 Attn: Gerald M. Gordon, Esq. Thomas H. Fell, Esq. Tel: (702) 796-5555 Fax: (702) 369-2666

  12.12.  Statutory Committee. Any Statutory Committee appointed in the Chapter 11 Cases shall terminate on the Effective Date and shall thereafter have no further responsibilities in respect of the Chapter 11 Cases, except with respect to preparation of filing of applications for compensation and reimbursement of expenses.

  12.13.  Severability. If any provision of this Plan is determined by the Bankruptcy Court to be invalid, illegal or unenforceable or this Plan is determined to be not confirmable pursuant to Section 1129 of the Bankruptcy Code, the Bankruptcy Court, at the request of the Debtors shall have the power to alter and interpret such term to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of this Plan shall remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregone, is valid and enforceable pursuant to its terms.

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  12.14.  Witholding and Reporting Requirements. In connection with this Plan and all instruments and securities issued in connection therewith and Payments thereon, the Reorganized Debtors and the Indenture Trustee, as the case may be, shall comply with all withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all Payments hereunder shall be subject to any such withholding and reporting requirements. The Reorganized Debtors or the Indenture Trustee, as the case may be, shall be authorized to take any and all action that may be necessary to comply with such withholding and recording requirements. Notwithstanding any other provision of this Plan, each holder of an Allowed Claim that has received a Payment pursuant to this Plan shall have sole and exclusive responsibility for the satisfaction or payment of any tax obligation imposed by any governmental unit, including income, withholding and other tax obligation on account of such Payment.

  12.15.  Post-Confirmation Reporting. Until the entry of the final decree closing the Chapter 11 Cases, the Reorganized Debtors shall comply with the post-Confirmation reporting requirements found in Local Rule 3020. Additionally, to the extent required, the Reorganized Debtors shall file post-Confirmation quarterly operating reports as required by the United States Trustee Guidelines, para. 7.2.

  12.16.  Cramdown.  In the event that any impaired Class is determined to have rejected this Plan in accordance with Section 1126 of the Bankruptcy Code, the Debtors will invoke the provisions of Section 1129(b) of the Bankruptcy Code to satisfy the requirements for Confirmation. The Debtors reserve the right to modify this Plan to the extent, if any, that Confirmation pursuant to Section 1129(b) of the Bankruptcy Code requires modification.
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  12.17.  Quart erly Fees to the United States Trustee. Prior to the Effective Date, Debtors, and after the Effective Date the Reorganized Debtors shall pay all quarterly fees payable to the Office of the United States Trustee for the Debtors after Confirmation, consistent with applicable provisions of the Bankruptcy Code and Bankruptcy Rules.
DATED:    February 18, 2004.

American Wagering, Inc.,
a Nevada corporation

By: /s/  Victor Salerno
VICTOR SALERNO, President

Leroy’s Horse and Sports Place,
a Nevada corporation

By:/s/ Victor Salerno
VICTOR SALERNO, President

PREPARED AND SUBMITTED BY:

GORDON & SILVER, LTD.

By: /s/ Gerald M. Gordon
      GERALD M. GORDON, ESQ.
       THOMAS H. FELL, ESQ.
       3960 Howard Hughes Parkway, 9 th Fl.
       Las Vegas, Nevada 89109
Attorneys for Debtors

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SCHEDULE 9.2
TO
PLAN OF REORGANIZATION
CERTAIN PRESERVED POTENTIAL LITIGATION CLAIMS

All defined terms used herein shall have the meanings set forth in the Plan. The following is a non-exhaustive list of potential parties against whom Debtors and/or the Reorganized Debtors may hold a Litigation Claim. Debtors and the Reorganized Debtors reserve their right to modify this list to amend or add parties or causes of action, but disclaim any obligation to do so. In addition to the possible causes of action and claims listed below, Debtors and the Reorganized Debtors have or may have, in the ordinary course of their business, numerous causes of action and Claims or rights against contractors, subcontractors, suppliers and others with whom they deal in the ordinary course of their business (the "Ordinary Course Claims"). Debtors and the Reorganized Debtors reserve their right to enforce, sue on, settle or compromise (or decline to do any of the foregoing) the Ordinary Course Claims, as well as the claims and causes of action listed below and all other clams and causes of action. Debtors and the Reorganized Debtors also have, or may have, and are retaining, various claims or causes of action arising under or pursuant to its insurance policies, and all rights arising under, relating to, or in connection with such policies are expressly reserved and retained.

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SCHEDULE 7.1
TO
PLAN OF REORGANIZATION
ASSUMED EXECUTORY CONTRACTS AND UNEXPIRED LEASES

94

AWI and LEROY'S
Starting Cash (June 30, 2004)

Racusin Racusin
Judgment Judgment
at $1.34 at $2.78 Million Million

06/30/2004 06/30/2004

AWI Cash	$10,229	$10,229
Leroy's Cash	$2,202,347	$2,202,347
(Leroy's Restricted Cash)	-$1,074,452	-$1,074,452

Beginning Net Cash Available	$1,138,124	$1,138,124

Payments:
Administrative Claims (estimated)	$118,887	$118,887
Accounts Payable - AWI	$92,845	$92,845
Accounts Payable - Leroy's	$56,825	$56,825
Litigation - Imagineering/LVGI	$320,000	$320,000
Litigation - Racusin	$23,244	$35,072
Accrued Preferred Stock (Interest)	$131,785	$131,785

Net Payments	$743,586	$755,414

Ending Net Cash Available	$394,538	$382,710

95

AWI and LEROY'S

Cash Flow - July 1, 2004 through June 30, 2005
(Racusin Judgment at $1.34 Million)

	07/2004	08/2004	09/2004	10/2004	11/2004	12/2004	01/2005	02/2005	03/2005	04/2005	05/2005	06/2005

Beginning Cash	$394,538	$324,545	$298,427	$252,233	$300,194	$611,249	$675,520	$902,175	$796,899	$733,855	$727,198	$623,880

AWI Profit (Loss)	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Leroy's Profit (Loss)	-$38,082	$5,652	$3,907	$10,012	$471,877	$224,979	$368,583	$24,432	$66,687	$22,957	-$73,789	-$49,646
Non-Cash Expenses (est.)	$10,778	$10,778	$10,778	$10,778	$10,778	$10,778	$10,778	$10,778	$10,778	$10,778	$10,778	$10,778
Financing	$0	$0	$0	$300,000	$0	$0	$0	$0	$0	$0	$0	$0

Change in Cash	-$27,304	$16,430	$14,685	$320,790	$482,655	$235,757	$379,361	$35,210	$77,465	$33,735	-$63,011	-$38,868

Net Cash Available	$367,234	$340,975	$313,112	$573,023	$782,849	$847,006	$1,054,881	$937,385	$874,364	$767,590	$664,187	$585,012

Litigation - Imagineering/LVGI	$19,465	$19,384	$19,196	$231,221	$29,992	$29,916	$29,773	$17,473	$17,549	$17,420	$17,386	$17,262
Litigation - Racusin	$23,224	$23,164	$41,683	$41,608	$41,608	$41,570	$22,933	$23,013	$22,960	$22,972	$22,921	$22,931

BK Payments	$42,689	$42,548	$60,879	$272,829	$71,600	$71,486	$52,706	$40,486	$40,509	$40,392	$40,307	$40,193

Capital Improvements	$0	$0	$0	$0	$100,000	$100,000	$100,000	$100,000	$100,000	$0	$0	$0

Ending Cash	$324,545	$298,427	$252,233	$300,194	$611,249	$675,520	$902,175	$796,899	$733,855	$727,198	$623,880	$544,819

Cash Flow - July 1, 2005 through June 30, 2008
(Racusin Judgment at $1.34 Million)

	Q3,2005	Q4, 2005	Q1, 2006	Q2, 2006	Q3, 2006	Q4, 2006	Q1, 2007	Q2, 2007	Q3, 2007	Q4, 2007	Q1, 2008	Q2, 2008

Beginning Cash	$544,819	$409,813	$645,746	$763,126	$327,603	$244,627	$625,108	$1,060,196	$922,051	$839,422	$1,485,253	$1,930,633

AWI Profit (Loss)	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Leroy's Profit (Loss)	-$28,808	$713,937	$464,298	-$101,483	-$29,096	$721,076	$469,863	-$103,513	-$29,678	$735,498	$479,260	-$105,583
Non-Cash Expenses (est.)	$32,334	$32,334	$32,334	$32,334	$32,334	$32,334	$32,334	$32,334	$32,334	$32,334	$32,334	$32,334
Financing	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0

Change in Cash	$3,526	$746,271	$496,632	-$69,149	$3,238	$753,410	$502,197	-$71,179	$2,656	$767,832	$511,594	-$73,249

Net Cash Available	$548,345	$1,156,084	$1,142,378	$693,977	$330,841	$998,037	$1,127,305	$989,017	$924,707	$1,607,254	$1,996,847	$1,857,384

Litigation - Imagineering/LVGI	$51,390	$86,480	$61,245	$48,479	$0	$0	$0	$0	$0	$0	$0	$0
Litigation - Racusin	$87,142	$123,858	$68,007	$67,895	$86,214	$122,929	$67,109	$66,966	$85,285	$122,001	$66,214	$35,769

BK Payments	$138,532	$210,338	$129,252	$116,374	$86,214	$122,929	$67,109	$66,966	$85,285	$122,001	$66,214	$35,769

Capital Improvements	$0	$300,000	$250,000	$250,000	$0	$250,000	$0	$0	$0	$0	$0	$0

Ending Cash	$409,813	$645,746	$763,126	$327,603	$244,627	$625,108	$1,060,196	$922,051	$839,422	$1,485,253	$1,930,633	$1,821,615

96

AWI and LEROY'S

Cash Flow - July 1, 2004 through June 30, 2005
(Racusin Judgment at $2.78 Million)

	07/2004	08/2004	09/2004	10/2004	11/2004	12/2004	01/2005	02/2005	03/2005	04/2005	05/2005	06/2005

Beginning Cash	$382,710	$300,899	$263,014	$196,021	$223,242	$513,534	$557,060	$772,107	$755,114	$780,401	$762,046	$647,078

AWI Profit (Loss)	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Leroy's Profit (Loss)	-$38,082	$5,652	$3,907	$10,012	$471,877	$224,979	$368,583	$24,432	$66,687	$22,957	-$73,789	-$49,646
Non-Cash Expenses (est.)	$10,778	$10,778	$10,778	$10,778	$10,778	$10,778	$10,778	$10,778	$10,778	$10,778	$10,778	$10,778
Financing	$0	$0	$0	$300,000	$0	$0	$0	$0	$0	$0	$0	$0

Change in Cash	-$27,304	$16,430	$14,685	$320,790	$482,655	$235,757	$379,361	$35,210	$77,465	$33,735	-$63,011	-$38,868

Net Cash Available	$355,406	$317,329	$277,699	$516,811	$705,897	$749,291	$936,421	$807,317	$832,579	$814,136	$699,035	$608,210

Litigation - Imagineering/LVGI	$19,465	$19,384	$19,196	$231,221	$29,992	$29,916	$29,773	$17,473	$17,549	$17,420	$17,386	$17,262
Litigation - Racusin	$35,042	$34,931	$62,482	$62,348	$62,371	$62,315	$34,541	$34,730	$34,629	$34,670	$34,571	$34,610

BK Payments	$54,507	$54,315	$81,678	$293,569	$92,363	$92,231	$64,314	$52,203	$52,178	$52,090	$51,957	$51,872

Capital Improvements	$0	$0	$0	$0	$100,000	$100,000	$100,000	$0	$0	$0	$0	$0

Ending Cash	$300,899	$263,014	$196,021	$223,242	$513,534	$557,060	$772,107	$755,114	$780,401	$762,046	$647,078	$556,338

Cash Flow - July 1, 2005 through June 30, 2009
(Racusin Judgment at $2.78 Million)

	Q3,2005	Q4, 2005	Q1, 2006	Q2, 2006	Q3, 2006	Q4, 2006	Q1, 2007	Q2, 2007	Q3, 2007	Q4, 2007	2008	2009 (6mos.)

Beginning Cash	$556,338	$377,392	$651,522	$784,338	$464,234	$337,764	$656,887	$807,842	$385,561	$259,883	$844,801	$1,559,579

AWI Profit (Loss)	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Leroy's Profit (Loss)	-$28,808	$713,937	$464,298	-$101,483	-$29,096	$721,076	$469,863	-$103,513	-$29,678	$735,498	$1,093,613	$339,924
Non-Cash Expenses (est.)	$32,334	$32,334	$32,334	$32,334	$32,334	$32,334	$32,334	$32,334	$32,334	$32,334	$129,336	$64,668
Financing	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0

Change in Cash	$3,526	$746,271	$496,632	-$69,149	$3,238	$753,410	$502,197	-$71,179	$2,656	$767,832	$1,222,949	$404,592

Net Cash Available	$559,864	$1,123,663	$1,148,154	$715,189	$467,472	$1,091,174	$1,159,084	$736,663	$388,217	$1,027,715	$2,067,750	$1,964,171

Litigation - Imagineering/LVGI	$51,390	$86,480	$61,245	$48,479	$0	$0	$0	$0	$0	$0	$0	$0
Litigation - Racusin	$131,082	$185,661	$102,571	$102,476	$129,708	$184,287	$101,242	$101,102	$128,334	$182,914	$508,171	$443,131

BK Payments	$182,472	$272,141	$163,816	$150,955	$129,708	$184,287	$101,242	$101,102	$128,334	$182,914	$508,171	$443,131

Capital Improvements	$0	$200,000	$200,000	$100,000	$0	$250,000	$250,000	$250,000	$0	$0	$0	$0

Ending Cash	$377,392	$651,522	$784,338	$464,234	$337,764	$656,887	$807,842	$385,561	$259,883	$844,801	$1,559,579	$1,521,040

97

AWI and LEROY'S
Cash Flow Projections - Notes and Assumptions

(1)     AWI operates at a zero ($0.00) profit. That is, AWI provides management and administrative services on behalf of its subsidiary companies but does not otherwise generate revenues. Accordingly, AWI bills the subsidiary companies only the amount necessary to cover AWI's actual expenses without providing a profit for AWI.

(2)     The Leroy's projected revenues and expenses (and resultant net profits) are provided on a different schedule. That schedule, however, is presented in such a manner as to reflect the company's fiscal year end (January 31st). In order to provide an easy translation from the Projected Operating Results to this Cash Flow Projection, the quarterly/annual projections from the Projected
          Operating Results are broken down on a month-by-month basis as follows:

	FYE 01-31-05	FYE 01-31-06	FYE 01-31-07	FYE 01-31-08	FYE 01-31-09	FYE 01-31-10

February	$24,190	$24,432	$24,676	$25,170	$25,673	$26,187
March	$66,026	$66,687	$67,353	$68,701	$70,075	$71,476
April	$22,729	$22,957	$23,186	$23,650	$24,123	$24,605
May	-$73,059	-$73,789	-$74,527	-$76,018	-$77,538	-$79,089
June	-$49,154	-$49,646	-$50,142	-$51,145	-$52,168	-$53,212
July	-$38,082	-$38,462	-$38,847	-$39,624	-$40,417	-$41,225
August	$5,652	$5,708	$5,765	$5,880	$5,998	$6,118
September	$3,907	$3,946	$3,986	$4,066	$4,147	$4,230
October	$10,012	$10,112	$10,213	$10,418	$10,626	$10,838
November	$471,877	$476,596	$481,362	$490,989	$500,809	$510,825
December	$224,979	$227,229	$229,501	$234,091	$238,773	$243,549
January	$368,583	$372,269	$375,992	$383,512	$391,182	$399,006

	$1,037,661	$1,048,038	$1,058,518	$1,079,689	$1,101,283	$1,123,309

(3)     The non-cash expenses include depreciation, amortization and other expenses that do not require the outlay of cash. The amounts indicated are based on historical figures relative to existing equipment. Please note, however, that although additional equipment is expected to be purchased (refer to the capital improvements section), the amounts listed as non-cash expenses have not been increased; by ignoring the changes on both the operating profit/(loss) side as well as on the non-cash expenses side, the net effect to this cash flow projection is zero ($0.00).

98

AWI and LEROY'S
Cash Flow Projections - Notes and Assumptions

(4)     The cash inflow resulting from financing (in the amount of $300,000 in October of 2004) assumes the company will be successful in completing a refinancing of the building and realizing an equity cash-out (net of all refinancing fees including, but not limited to, the loan origination fee, building appraisal, etc.). In the event the refinancing cannot be completed, the additional $200,000 principal payment on the Imagineering/LVGI judgment will be postponed in order to prevent the company from realizing a negative cash position.

(5)     The payments regarding the Imagineering/LVGI judgment are pursuant to the Settlement Agreement between the parties.

(6)     The Racusin Judgment is monetized as both $1.34 million and $2.78 million as of the Effective Date. The $1.34 million represents the actual amount of the Racusin Judgment as determined in the "Judgment Upon a Jury Verdict" as ordered by the U.S. District
          Court. The $2.78 million represents the amount set forth in the Proof of Claim filed by Racusin; this amount is contrary to the Racusin
         Judgment as ordered by the U.S. District Court and includes the amount which Racusin claims the U.S. District Court Judge erred in not awarding (i.e., the amount of interest from May 15, 1996 through November 14, 2002). Racusin has appealed the Racusin
         Judgment to the 9th Circuit Court of Appeals (in order to include the additional interest) and the appeal is currently pending. The
         Debtors object to the Proof of Claim filed by Racusin, and the inclusion of the $2.78 million amount in these Cash Flow Projections is not an admission of the legitimacy of the Claim, but is simply to illustrate the feasibility of the treatment of the Racusin Claim and
         Racusin Judgment whether in the amount of $1.34 million or $2.78 million.

(7)    The interest rate applicable to the Racusin Judgment is a constant 1.09%, being the Federal Judgment Rate applicable pursuant to
         28 U.S.C. 1961. The Federal Judgment Rate is determined as of the date of the entry of the Racusin Judgment, July 8, 2003, and as required by the Racusin Judgment, accrues from June 20, 2003.

(8)     Over the past several years, the company has foregone capital improvements to the operation due to the uncertain nature of the business (that is, whether the business would continue as a going concern in light of the various judgments). At this point in time, however, it is necessary to upgrade the existing equipment if the company is to continue as a going concern and remain competitive within the industry. These capital improvements will allow the company to replace obsolete equipment and take advantage of technological advances (resulting in lower operating costs). This cash flow projection anticipates an $800,000 investment in new point-of-sale wagering terminals and related costs (replacing 120 existing "Probe" wagering terminals with 120
         T-3 wagering terminals) and a $750,000 investment in self-service wagering kiosks and related costs (the addition of 50 self-service kiosks to the operation). In terms of priority, the company will replace the existing point-of-sale devices first as this is expected to result in the largest overall cost savings to the company (as well as replacing the obsolete equipment before adding new equipment).
         Due to the nature of the equipment and the operation, it is possible to upgrade the equipment on a property-by-property basis (it is

99

AWI and LEROY'S
Cash Flow Projections - Notes and Assumptions

         not necessary to replace all equipment simultaneously); as such, the capital expenditures will be made as cash flows allow.

100

Leroy's Horse & Sports Place
Win by Month

MONTH	WIN	% OF TOTAL	AVERAGED

January, 2003	$1,006,805	14.63%	12.00%
February, 2003	$285,081	4.14%	6.50%
March, 2003	$777,657	11.30%	6.50%
April, 2003	$267,928	3.89%	6.50%
May, 2003	$486,144	7.06%	6.50%
June, 2003	$326,686	4.75%	6.50%
July, 2003	$253,146	3.68%	6.50%
August, 2003	$455,147	6.61%	6.50%
September, 2003	$314,554	4.57%	6.50%
October, 2003	$805,705	11.71%	12.00%
November, 2003	$1,289,430	18.73%	12.00%
December, 2003	$614,792	8.93%	12.00%

	$6,883,075	100.00%	100.00%

101

American Wagering, Inc.
Amount Due to Racusin - No Pre-Trial Interest Allowed

Per Final Judgment	PRINCIPAL	INTEREST	TOTAL

Jury cash value of stock award (1)	$2,160,000.00	$81,650.96	$2,241,650.96
Cash value of cash award (2)	$150,000.00	$101,742.13	$251,742.13

Total Award	$2,310,000.00	$183,393.09	$2,493,393.09

AWI Offset (3)	$756,340.00	$408,288.92	$1,164,628.92

RACUSIN JUDGMENT AS OF JUNE 20, 2003			$1,328,764.17

Additional Interest to June 30, 2004:
07/25/03 through 06/30/04 (4)	1.09%	377 days	$14,959.70

RACUSIN JUDGMENT AS OF JUNE 30, 2004			$1,343,723.87

(1) = Interest at state rate from November 15, 2002 to June 20, 2003.
(2) = Interest at state rate from May 15, 1996 to June 20, 2003.
(3) = Interest at state rate from September 17, 1997 to June 20, 2003.
(4) = Applicable federal judgment rate.

102

American Wagering, Inc.
Payment Schedule - Racusin Judgment ($1.34 Million)

Principal Due: $1,343,723.87
Federal Judgment Rate: 1.09%

DATE	PRINCIPAL	INTEREST	TOTAL	BALANCE

				$1,343,723.87

06/2004	$22,000.00	$1,243.96	$23,243.96	$1,321,723.87
07/2004	$22,000.00	$1,223.59	$23,223.59	$1,299,723.87
08/2004	$22,000.00	$1,164.41	$23,164.41	$1,277,723.87
09/2004	$40,500.00	$1,182.86	$41,682.86	$1,237,223.87
10/2004	$40,500.00	$1,108.42	$41,608.42	$1,196,723.87
11/2004	$40,500.00	$1,107.87	$41,607.87	$1,156,223.87
12/2004	$40,500.00	$1,070.38	$41,570.38	$1,115,723.87
01/2005	$22,000.00	$932.93	$22,932.93	$1,093,723.87
02/2005	$22,000.00	$1,012.52	$23,012.52	$1,071,723.87
03/2005	$22,000.00	$960.15	$22,960.15	$1,049,723.87
04/2005	$22,000.00	$971.79	$22,971.79	$1,027,723.87
05/2005	$22,000.00	$920.73	$22,920.73	$1,005,723.87

YEAR 1	$338,000.00	$12,899.59	$350,899.59

06/2005	$22,000.00	$931.05	$22,931.05	$983,723.87
07/2005	$22,000.00	$910.69	$22,910.69	$961,723.87
08/2005	$22,000.00	$861.60	$22,861.60	$939,723.87
09/2005	$40,500.00	$869.95	$41,369.95	$899,223.87
10/2005	$40,500.00	$805.61	$41,305.61	$858,723.87
11/2005	$40,500.00	$794.97	$41,294.97	$818,223.87
12/2005	$40,500.00	$757.47	$41,257.47	$777,723.87
01/2006	$22,000.00	$650.31	$22,650.31	$755,723.87
02/2006	$22,000.00	$699.61	$22,699.61	$733,723.87
03/2006	$22,000.00	$657.34	$22,657.34	$711,723.87
04/2006	$22,000.00	$658.88	$22,658.88	$689,723.87
05/2006	$22,000.00	$617.92	$22,617.92	$667,723.87

YEAR 2	$338,000.00	$9,215.39	$347,215.39

06/2006	$22,000.00	$618.15	$22,618.15	$645,723.87
07/2006	$22,000.00	$597.78	$22,597.78	$623,723.87
08/2006	$22,000.00	$558.79	$22,558.79	$601,723.87
09/2006	$40,500.00	$557.05	$41,057.05	$561,223.87

103

10/2006	$40,500.00	$502.80	$41,002.80	$520,723.87
11/2006	$40,500.00	$482.06	$40,982.06	$480,223.87
12/2006	$40,500.00	$444.57	$40,944.57	$439,723.87
01/2007	$22,000.00	$367.68	$22,367.68	$417,723.87
02/2007	$22,000.00	$386.71	$22,386.71	$395,723.87
03/2007	$22,000.00	$354.53	$22,354.53	$373,723.87
04/2007	$22,000.00	$345.98	$22,345.98	$351,723.87
05/2007	$22,000.00	$315.11	$22,315.11	$329,723.87

YEAR 3	$338,000.00	$5,531.19	$343,531.19

06/2007	$22,000.00	$305.24	$22,305.24	$307,723.87
07/2007	$22,000.00	$284.88	$22,284.88	$285,723.87
08/2007	$22,000.00	$255.98	$22,255.98	$263,723.87
09/2007	$40,500.00	$244.14	$40,744.14	$223,223.87
10/2007	$40,500.00	$199.98	$40,699.98	$182,723.87
11/2007	$40,500.00	$169.16	$40,669.16	$142,223.87
12/2007	$40,500.00	$131.66	$40,631.66	$101,723.87
01/2008	$22,000.00	$88.10	$22,088.10	$79,723.87
02/2008	$22,000.00	$73.80	$22,073.80	$57,723.87
03/2008	$22,000.00	$51.71	$22,051.71	$35,723.87
04/2008	$22,000.00	$33.07	$22,033.07	$13,723.87
05/2008	$13,723.87	$12.30	$13,736.17	$0.00
YEAR 4	$329,723.87	$1,850.03	$331,573.90

104

American Wagering, Inc.
Amount Due to Racusin - Pre-Trial Interest Allowed

Per Motion for Judgment	PRINCIPAL	INTEREST		TOTAL

Jury cash value of stock award (1)	$2,160,000.00	$1,489,760.14		$3,649,760.14
Cash value of cash award (1)	$150,000.00	(included above	)	$150,000.00

Total Award	$2,310,000.00	$1,489,760.14		$3,799,760.14

AWI Offset (2)	$756,340.00	$383,055.13		$1,139,395.13

RACUSIN JUDGMENT AS OF DECEMBER 9, 2002				$2,660,365.01

Additional Interest to June 30, 2004:
12/10/02 through 06/20/03 (3)	6.25%	194 days		$88,375.14
07/25/03 through 06/30/04 (4)	1.09%	377 days		$29,951.34

RACUSIN JUDGMENT AS OF JUNE 30, 2004				$2,778,691.49

(1) = Interest at state rate from May 15, 1996 to December 9, 2002.
(2) = Interest at state rate from September 17, 1997 to December 9, 2002.
(3) = Applicable state interest rate.
(4) = Applicable federal judgment rate.

105

American Wagering, Inc.
Payment Schedule - Racusin Judgment ($2.78 Million)

Principal Due: $2,778,691.49
Federal Judgment Rate: 1.09%

DATE	PRINCIPAL	INTEREST	TOTAL	BALANCE

				$2,778,691.49

06/2004	$32,500.00	$2,572.38	$35,072.38	$2,746,191.49
07/2004	$32,500.00	$2,542.30	$35,042.30	$2,713,691.49
08/2004	$32,500.00	$2,431.17	$34,931.17	$2,681,191.49
09/2004	$60,000.00	$2,482.12	$62,482.12	$2,621,191.49
10/2004	$60,000.00	$2,348.30	$62,348.30	$2,561,191.49
11/2004	$60,000.00	$2,371.03	$62,371.03	$2,501,191.49
12/2004	$60,000.00	$2,315.49	$62,315.49	$2,441,191.49
01/2005	$32,500.00	$2,041.24	$34,541.24	$2,408,691.49
02/2005	$32,500.00	$2,229.85	$34,729.85	$2,376,191.49
03/2005	$32,500.00	$2,128.81	$34,628.81	$2,343,691.49
04/2005	$32,500.00	$2,169.68	$34,669.68	$2,311,191.49
05/2005	$32,500.00	$2,070.57	$34,570.57	$2,278,691.49

YEAR 1	$500,000.00	$27,702.94	$527,702.94

06/2005	$32,500.00	$2,109.51	$34,609.51	$2,246,191.49
07/2005	$32,500.00	$2,079.42	$34,579.42	$2,213,691.49
08/2005	$32,500.00	$1,983.22	$34,483.22	$2,181,191.49
09/2005	$60,000.00	$2,019.25	$62,019.25	$2,121,191.49
10/2005	$60,000.00	$1,900.36	$61,900.36	$2,061,191.49
11/2005	$60,000.00	$1,908.16	$61,908.16	$2,001,191.49
12/2005	$60,000.00	$1,852.61	$61,852.61	$1,941,191.49
01/2006	$32,500.00	$1,623.16	$34,123.16	$1,908,691.49
02/2006	$32,500.00	$1,766.98	$34,266.98	$1,876,191.49
03/2006	$32,500.00	$1,680.86	$34,180.86	$1,843,691.49
04/2006	$32,500.00	$1,706.80	$34,206.80	$1,811,191.49
05/2006	$32,500.00	$1,622.63	$34,122.63	$1,778,691.49

YEAR 2	$500,000.00	$22,252.94	$522,252.94

06/2006	$32,500.00	$1,646.63	$34,146.63	$1,746,191.49
07/2006	$32,500.00	$1,616.54	$34,116.54	$1,713,691.49
08/2006	$32,500.00	$1,535.28	$34,035.28	$1,681,191.49
09/2006	$60,000.00	$1,556.37	$61,556.37	$1,621,191.49

106

10/2006	$60,000.00	$1,452.41	$61,452.41	$1,561,191.49
11/2006	$60,000.00	$1,445.28	$61,445.28	$1,501,191.49
12/2006	$60,000.00	$1,389.73	$61,389.73	$1,441,191.49
01/2007	$32,500.00	$1,205.07	$33,705.07	$1,408,691.49
02/2007	$32,500.00	$1,304.10	$33,804.10	$1,376,191.49
03/2007	$32,500.00	$1,232.92	$33,732.92	$1,343,691.49
04/2007	$32,500.00	$1,243.93	$33,743.93	$1,311,191.49
05/2007	$32,500.00	$1,174.68	$33,674.68	$1,278,691.49

YEAR 3	$500,000.00	$16,802.94	$516,802.94

06/2007	$32,500.00	$1,183.75	$33,683.75	$1,246,191.49
07/2007	$32,500.00	$1,153.67	$33,653.67	$1,213,691.49
08/2007	$32,500.00	$1,087.33	$33,587.33	$1,181,191.49
09/2007	$60,000.00	$1,093.49	$61,093.49	$1,121,191.49
10/2007	$60,000.00	$1,004.46	$61,004.46	$1,061,191.49
11/2007	$60,000.00	$982.40	$60,982.40	$1,001,191.49
12/2007	$60,000.00	$926.86	$60,926.86	$941,191.49
01/2008	$32,500.00	$815.10	$33,315.10	$908,691.49
02/2008	$32,500.00	$841.22	$33,341.22	$876,191.49
03/2008	$32,500.00	$784.97	$33,284.97	$843,691.49
04/2008	$32,500.00	$781.05	$33,281.05	$811,191.49
05/2008	$32,500.00	$726.74	$33,226.74	$778,691.49

YEAR 4	$500,000.00	$11,381.05	$511,381.05

06/2008	$32,500.00	$720.88	$33,220.88	$746,191.49
07/2008	$32,500.00	$690.79	$33,190.79	$713,691.49
08/2008	$32,500.00	$639.39	$33,139.39	$681,191.49
09/2008	$60,000.00	$630.62	$60,630.62	$621,191.49
10/2008	$60,000.00	$556.52	$60,556.52	$561,191.49
11/2008	$60,000.00	$519.52	$60,519.52	$501,191.49
12/2008	$60,000.00	$463.98	$60,463.98	$441,191.49
01/2009	$32,500.00	$368.91	$32,868.91	$408,691.49
02/2009	$32,500.00	$378.35	$32,878.35	$376,191.49
03/2009	$32,500.00	$337.03	$32,837.03	$343,691.49
04/2009	$32,500.00	$318.17	$32,818.17	$311,191.49
05/2006	$32,500.00	$278.79	$32,778.79	$278,691.49

YEAR 5	$500,000.00	$5,902.94	$505,902.94

06/2009	$278,691.49	$258.00	$278,949.49	$0.00

107

American Wagering, Inc.
Payment Schedule - LVGI

Principal Due: $1,000,000
Interest Rate: 6.0%

DATE	PRINCIPAL	INTEREST	TOTAL	BALANCE

				$1,000,000.00

06/30/2004	$320,000.00	$0.00	$320,000.00	$680,000.00

07/2004	$16,000.00	$3,465.21	$19,465.21	$664,000.00
08/2004	$16,000.00	$3,383.67	$19,383.67	$648,000.00
09/2004	$16,000.00	$3,195.62	$19,195.62	$632,000.00
10/2004	$228,000.00	$3,220.60	$231,220.60	$404,000.00
11/2004	$28,000.00	$1,992.33	$29,992.33	$376,000.00
12/2004	$28,000.00	$1,916.05	$29,916.05	$348,000.00
01/2005	$28,000.00	$1,773.37	$29,773.37	$320,000.00
02/2005	$16,000.00	$1,472.88	$17,472.88	$304,000.00
03/2005	$16,000.00	$1,549.15	$17,549.15	$288,000.00
04/2005	$16,000.00	$1,420.27	$17,420.27	$272,000.00
05/2005	$16,000.00	$1,386.08	$17,386.08	$256,000.00
06/2005	$16,000.00	$1,262.47	$17,262.47	$240,000.00

YEAR 1	$440,000.00	$26,037.70	$466,037.70

07/2005	$16,000.00	$1,223.01	$17,223.01	$224,000.00
08/2005	$16,000.00	$1,141.48	$17,141.48	$208,000.00
09/2005	$16,000.00	$1,025.75	$17,025.75	$192,000.00
10/2005	$28,000.00	$978.41	$28,978.41	$164,000.00
11/2005	$28,000.00	$808.77	$28,808.77	$136,000.00
12/2005	$28,000.00	$693.04	$28,693.04	$108,000.00
01/2006	$28,000.00	$550.36	$28,550.36	$80,000.00
02/2006	$16,000.00	$368.22	$16,368.22	$64,000.00
03/2006	$16,000.00	$326.14	$16,326.14	$48,000.00
04/2006	$16,000.00	$236.71	$16,236.71	$32,000.00
05/2006	$16,000.00	$163.07	$16,163.07	$16,000.00
06/2006	$16,000.00	$78.90	$16,078.90	$0.00

YEAR 2	$240,000.00	$7,593.86	$247,593.86

NOTES
(1) The initial $320,000 principal payment shall be made on the effective date of AWI's plan of reorganization. The effective date is currently projected as June 30, 2004; in the event the effective date is sooner or later than June 30, 2004, this amortization schedule shall be adjusted accordingly.
(2) All monthly payments shall be due and payable on the last day of the month indicated.
(3) The additional $200,000 principal payment scheduled for October, 2004 assumes AWI will be successful in completing refinancing on the CBS building. Should said refinancing not take place by October 31, 2004, this amortization schedule shall be adjusted accordingly in order to extinguish the debt completely by June 30, 2006. Should said refinancing occur before October 31, 2004 and the additional $200,000 principal payment be made sooner than indicated, this amortization schedule shall be adjusted accordingly
      (timing and amount of interest payments).
(4) There is no pre-payment penalty should AWI be in a financial position to extinguish the debt early.
(5) All terms are subject to review and approval by the bankruptcy court.

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Valuation of
American Wagering, Inc.

In the Matter of:

UNITED STATES BANKRUPTCY COURT
DISTRICT OF NEVADA

In re:
AMERICAN WAGERING, INC.,                 Case No.
a Nevada Corporation                                                                                                               03-52529-GWZ
Debtor

                                                Chapter 11
                                                                                                                                                (Jointly Administered)

In re:
LEROY’S HORSE AND SPORTS PLACE,
a Nevada Corporation                                                                                                              Case No.
Debtor                                                                                                  03-52530-GWZ

February 16, 2004

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                                         FTI CConsulting, Inc.
                                         Two North Central Avenue
                                  Suite 1200
                                                                                                          Phoenix, Arizona 85004-2322

                                  602.744.7100 Telephone
                                                          602.744.7110 Facsimile

February 16, 2004

Thomas H. Fell, Esq.
Gordon & Silver, LTD.
3960 Howard Hughes Parkway, 9 th Floor
Las Vegas, NV 89109

Re:        American Wagering, Inc. Bankruptcy

Dear Mr. Fell:

At your request, FTI Consulting, Inc. ("FTI") has reviewed the documents provided by American Wagering, Inc. ("AWI") as they relate to the above noted matter.

In accordance with the terms of our engagement, this report is provided solely for the use of you and your Client in connection with the above named matter. This report is not to be used with, circulated, quoted or otherwise referred to in whole or in part for any other purpose, or in connection with a registration statement or any other document without our express written consent.

Our report is based on information and records provided to us by AWI. We have not independently verified this information or validated these records.

Neither FTI nor its employees have any financial interest in AWI or any of its related companies. Our compensation is not contingent upon the reporting of a predetermined result that favors the cause of the client, the attainment of a stipulated result, or the occurrence of a subsequent event.

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Our procedures were limited to those described in the report. Information that we may receive subsequent to the date of this report may affect this analysis, and we reserve the right to modify our opinion, if necessary.

Should you have any questions regarding this analysis, please do not hesitate to contact me at 602-744-7155.

Very truly yours,

/s/ Edward M. McDonough
Edward M. McDonough
Senior Managing Director
FTI Consulting, Inc.

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EXHIBITS

Resume and List of Testimony of Edward M. McDonough              Exhibit 1
Documents Reviewed                                                                                        Exhibit 2
Fair Market Value – Business Enterprise                                                            Exhibit 3
Guideline Merged & Acquired Company Method - Summary          Exhibit 4
Guideline Merged & Acquired Company Method - Detail      Exhibit 5
Discounted Cash Flow Method                                                                         Exhibit 6
Projected Income Statements                                                                            Exhibit 7
Present Value Discount Rate                                                                             Exhibit 8
Market Capitalization Method                                                                           Exhibit 9
Net Operating Losses (NOL’s)                                                                         Exhibit 10
Financial Projection Assumptions                                                                       Exhibit 11
Leroy’s Sports and Horse Place Locations                                                        Exhibit 12

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Executive Summary

American Wagering, Inc. ("AWI" or the "Company") was formed in August 1995 as a holding company for Leroy’s Horse & Sports Place ("Leroy’s"). AWI’s revenues are derived from Leroy’s and its other primary operating subsidiary, Computerized Bookmaking Systems, Inc. ("CBS"). Leroy’s operates sports wagering facilities in 47 casinos throughout the State of Nevada. CBS designs, installs and maintains computerized sports wagering systems and software which are used in many casinos throughout Nevada where Leroy’s does not operate. AWI and Leroy’s filed respective petitions for relief under Chapter 11 of the United States Bankruptcy Code on July 25, 2003 in the United States Bankruptcy Court for the District of Nevada, Northern Division in Reno, Nevada.

FTI Consulting was engaged by Gordon & Silver, LTD. to value AWI on a business enterprise basis as of October 31, 2003. We utilized three valuation methodologies for our analysis:

                       1)  Market Approach – Guideline Merged and Acquired Companies;
                       2)  Income Approach – Discounted Cash Flow Method:
                       3)  Market Approach – Market Capitalization Method

In addition to the value derived from the methodologies above, our business value includes the present value of future benefits from available net operating loss carry forwards. Based on the respective weightings of the three methodologies, AWI’s estimated business enterprise value is $7.5 million as summarized below:

                      American Wagering, Inc.
                      Estimation of Business enterprise Value:

                                                                                                                                      Weight         Value ($000)

                      Guideline Merged & Acquired Company Method                                               15%               7,800
                      Discounted Cash Flow Method                                                                        75%              6,300
                      Market Capitalization Method                                                                          10%              5,700

                      Fair Market Value of Business Enterprise (Marketable, Control)                                               6,500

                                 Plus:  Present Value of Net Operating Loss Carryforwards                                            1,000

                      Fair Market Value of Business Enterprise (Marketable, Control), NOL Adjusted                        7,500

After calculating the business value for AWI as shown above, the value was adjusted for certain liabilities and preferred stock to determine an implied equity value which ranges from $1.4 to $4.5 million under the three methods. On a weighted basis, the implied equity value is approximately $3.2 million.

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Background

History

AWI was formed in August 1995 as the holding company for Leroy’s Horse and Sports Place. In October of 1996, AWI acquired 100% of the capital stock of Autotote CBS, Inc. along with certain software and licensing rights. Autotote CBS, Inc. was renamed Computerized Bookmaking System’s Inc. subsequent to the purchase.

As a result of judgements resulting from litigation against AWI, AWI and Leroy’s filed respective petitions for relief under Chapter 11 of the United States Bankruptcy Code on July 25, 2003 in the United States Bankruptcy Court for the District of Nevada, Northern Division in Reno, Nevada. Leroy’s and CBS are AWI’s two primary operating subsidiaries and provide 100% of AWI’s consolidated revenue.

AWI’s common stock is traded on the NASD Over-The-Counter Bulletin Board under the ticker symbol BETM.

Leroy’s Horse and Sports Place:

Incorporated in Nevada in 1977, Leroy’s operates a statewide network of sports and race wagering facilities in 47 casinos throughout Nevada. Leroy’s sports and race wagering operations are linked and serviced through a central computer system located at AWI’s Las Vegas, Nevada headquarters.

Wagering on sporting events is legal in the State of Nevada and several foreign countries. Leroy’s operations are limited to the State of Nevada. As of 2002, there were approximately 160 sports wagering facilities in Nevada. Leroy’s operates 48 sports wagering facilities in Nevada including 21 facilities in the Las Vegas metro area, 3 in the Reno area, and 23 other facilities throughout the State including Carson City, Laughlin, Jean and other locations. Leroy’s plans to open two additional locations in 2004. A list of Leroy’s locations is attached as Exhibit 12. Wagering on sporting events has experienced tremendous growth in Nevada. Since 1980, sports wagering revenues have increased from approximately $290 million to approximately $1.9 billion in 2001. The number of sports wagering venues has increased from 24 to 160 over the same time period.

Most casinos offer sports wagering to their patrons, however, many casinos themselves do not want to bear the risk of operating an "in-house" sports wagering operation. Leroy’s operates the sports wagering facility within a casino allowing the casino operator to offer sports wagering to its customers while shifting the risk and overhead burden of the operation to Leroy’s.

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By operating numerous facilities and the resulting combined volume, Leroy’s is able to mitigate the risk involved in its operations. To further mitigate risk, Leroy’s also has lower maximum betting limits than many of its competitors in order to limit wagering by sophisticated customers who often place larger bets.

Professional and college football comprise the largest component of Leroy’s revenue accounting for approximately 40% of the amount wagered at Leroy’s facilities. College and professional basketball comprise 29% of Leroy’s revenue while professional baseball contributes approximately 23%. Hockey, boxing and certain major race events (Triple Crown races, the Breeder’s Cup) comprise the majority of the remainder of Leroy’s revenues. Leroy’s offers pari-mutuel wagering on events at racetracks throughout the country at two of its locations: the Sahara Hotel and Casino and Silverton Hotel and Gambling Hall.

Leroy’s revenues are seasonal in nature. Approximately 56% of Leroy’s revenues arise during the months of September through January.

Leroy’s gaming operations are subject to the Nevada Gaming Control Act and its regulations. Leroy’s gaming operations are also subject to regulatory control of the Nevada Gaming Commission, the State Gaming Control Board, the Clark County Liquor Gaming Licensing Board, the City of Las Vegas and other local jurisdictions.

Computerized Bookmaking Systems:

Acquired by AWI in 1996, CBS designs, manufactures and installs computerized terminals and related software for the sports wagering industry. CBS also provides maintenance and support for the software and equipment. CBS is a leading provider of sports wagering computer hardware systems, software and related services in the State of Nevada. CBS provides wagering systems and/or services to the majority of sports wagering operations not operated by Leroy’s.

CBS’s revenues consist of the sales of wagering systems and software and revenue from related maintenance contracts. Casinos and other sports wagering facilities typically enter into an agreement for system repair and maintenance and software support at the time of the purchase of the computerized wagering system. Equipment sales have ranged from 29% to 36% (average of 33.4%) of CBS’s total revenues over the previous three years with maintenance and related revenues constituting the balance of CBS’s revenue.

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Historical Financial Performance:

After a small increase in sales in 2002, AWI’s revenues declined by 3.7% driven by a decline in non-recurring computer system and equipment sales. Revenues for the nine month period ending October 31, 2003 increased by 11.3% driven by increases in wagering revenue from the pari-mutuel operation that was not in existence during the first six months of fiscal year 2003 and an increase in net win percentage (hold) over the previous period. Operating costs, driven primarily by increases in employee related expenses and costs related to the opening of five new wagering locations, increased 6.9% in fiscal year 2003 over the previous year further depressing operating income and EBITDA. Operating costs continued to increase (approximately 4.8%) in the nine month period ending October 31, 2003 over the nine month period ending October 31, 2002 due to costs relating to the establishment of the pari-mutuel wagering operations and cost of living increases for employees. AWI’s net income was significantly impacted by litigation judgments against the Company for the fiscal year ending January 31, 2003 and the nine month period ending October 31, 2003.

AWI discontinued its keno operations in July 2002 and sold its subsidiary Mega$ports (ACT) in June of 2002. Mega$ports (ACT) was an international wagering hub located in Canberra, Australia. The financial results of these operations are shown in the discontinued operations line item in the table below.

American Wagering, Inc.

                                                                                                                     Year Ending January 31                            Nine Months
	2001	2002	2003	Oct. 31, 2003	Oct. 31, 2003

Revenues
Wagering	$7,717,047	$6,723,654	$6,711,181	$3,571,510	$4,222,135
Systems	4,019,394	5,113,914	4,708,046	3,123,116	3,227,405
Discounted Operations	265,948	168,841	142,858	-	-

Total	$12,002,389	$12,006,409	$11,562,085	$6,694,626	$7,449,540

Operating Costs (Incl.Depr.)	$12,213,266	$10,071,706	$10,765,671	$7,234,956	$7,585,533

Operating Income	$(210,877)	$1,934,703	$796,414	$(540,330)	$(135,993)

EBITDA	$641,460	$2,498,378	$1,209,303	$(241,869)	$177,043

Other Income (Expense)
Interest Income	$60,683	$66,015	$44,747	$38,393	$17,702
Interest Expense	(178,817)	(161,087)	(156,365)	(117,993)	(111,798)
Litigation Judgments	981,856	(3,026)	(273,145)	(271,502)	(800,465)
Other, net	(17,877)	41,013	51,430	89,880	96,670

Total Other	$845,845	$(57,085)	$(333,333)	$(261,222)	$(797,891)

Income Tax Expenses (Benefit)	-	(264,815)	(168,481)	-	-

Income From Continuing Operations	634,968	2,142,433	631,562	(801,552)	(933,884)

Discounted Operations	(170,939)	(1,227,779)	(207,998)	414,415	-

Net Income	$464,029	$914,654	$423,564	$(387,137)	$(933,884)

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AWI’s current assets grew by 49.4% in 2002 (over 2001) and 9.9% in 2003 (over 2002). The increase in current assets was driven by operating cash flow and the increase in deferred tax assets. AWI has not made any significant investments in property and equipment over the previous three years.

AWI’s current liabilities have increased significantly (12.9% in 2002 and 40.5% in 2003) due to substantial litigation judgments against the Company as shown in the line item below- litigation payable. AWI and Leroy’s filed for Chapter 11 Bankruptcy protection in July 2003 hence the reclassification of certain liabilities as liabilities subject to compromise (of which litigation payable accounts for 86.5% of the amount) for the nine month period ending October 31, 2003. Shareholder’s equity has decreased by 36.3% in 2003 (over 2002) and 40.5% during the nine month period ending October 31, 2003 due primarily to the increase in AWI’s liabilities.

American Wagering, Inc. - Balance Sheet Data

                                                                                                                  Year Ending January 31                               Nine Months

	2001	2002	2003	Oct. 31, 2003

Current Assets
Cash (1)	$2,200,759	$3,618,049	$4,329,654	$3,153,152
Restricted Deposits	236,416	306,264	176,837	1,056,886
Accounts Receibable (Net)	583,193	657,422	542,493	444,213
Inventories	405,340	450,590	424,482	434,448
Deferred Tax Asset (Net)		272,000	440,481	440,481
Other Current Assets	279,904	234,880	177,175	346,849

Total Current Assets	$3,705,612	$5,539,205	$6,091,122	$5,876,029

Property and Equipment, Net	3,613,678	3,280,757	3,113,766	3,075,253
Other Assets	1,064,001	701,855	296,356	408,348

Total Assets	8,383,291	9,521,817	9,501,244	9,359,630

Current Liabilities
Current Portion of L/T Debt	$67,925	$90,585	$114,669	$122,065
Accounts payable	401,729	263,565	248,957	159,492
Accrued Expenses	1,047,851	724,054	814,332	825,286
Unpaid winning tickets	910,207	1,109,674	953,868	685,893
Customer Deposits & Other	664,612	784,061	593,549	853,075
Litigation Payable		521,167	2,185,405	-

Total Current Liabilities	$3,092,324	$3,493,106	$4,910,780	$2,645,811

Liabilites Subject to Compromise
Accounts Payable				$156,805
Litigation Payable				$3,100,310
Redeemable Preferred Stock				$323,800

Total Liabilities Subj. to Compromise	$-	$-	$-	$3,580,915

Long-Term Liabilites	1,748,592	1,720,340	1,697,546	1,604,966
Total Liabilities	$4,840,916	$5,213,446	$6,608,326	$7,831,692

Redeemable Preferred Equity	273,800	273,800	323,800	-
Stockholder's Equity	3,268,575	4,034,571	2,569,118	1,527,938

(1) Approximately $1,000,000 of cash is restricted and consists of required reserves under Gaming Control Board Regulation 22.040.

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With the exception of fiscal year 2001, AWI has produced annual operating cash flow. Through the nine month period ending October 31, 2003, AWI produced positive operating cash flow compared to negative operating cash flow over the nine month period ending October 31, 2002 driven by increased revenues as discussed above. In December 2002, AWI was notified that its bonds covering the Gaming Control Board Regulation 22.040 were cancelled effective March 1, 2003. In order to comply with the Regulation, AWI was required to set aside $1,000,000 in a certificate of deposit which is reflected as restricted cash on the balance sheet. The $1,000,000 cash set aside is reflected in the nine months ending October 31, 2003 cashflow from investing. Other than the cash set aside described above, AWI has not incurred any major capital expenditures (cashflow from investing) nor has it significantly altered its capital structure (cashflow from financing) over the same time frame.

American Wagering, Inc. Cash Flow Data

                                                                                                                              Year Ending January 31                              Nine Months

	2001	2002	2003	Oct 31, 2002	Oct. 31, 2003

Cashflow frop operations	$(546,001)	$1,771,510	$1,201,017	$(599,168)	$122,149
Cashflow from investing	(114,332)	(297,507)	(295,309)	(164,728)	(1,106,171)
Cashflow from financing	(204,701)	(154,248)	(194,103)	(130,480)	(192,480)

Net Increase in Cash	(865,034)	1,319,755	711,605	(894,376)	(1,176,502)

Cash at Beginning of Year	3,065,793	2,298,294	3,618,049	3,756,113	4,329,654
Cash at End of Year	2,200,759	3,618,049	4,329,654	2,861,737	3,153,152

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Valuation

Business Value – Valuation Methodologies

We applied the Fair Market Value standard to determine the fair valuation of AWI’s business enterprise value. Fair Market Value is generally defined as the price at which assets would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of all relevant facts pertinent to the transaction as of a certain date. In applying our valuation, we treated AWI as a going concern as of the valuation date, October 31, 2003.

Using a combination of accepted valuation methodologies, discussed further below, the estimated value of the business as a going concern is approximately $7.5 million (see Exhibit 3).

When determining the business value of a company three different approaches can be used: Asset-based Approach, Market Approach, and the Income Approach.

Asset-based Approach

The Asset-based Approach assigns a value of a business taking the defined value of assets minus the defined value of the liabilities, which equals the defined value of the business equity. The defined value is determined by adjusting the book value of the assets and liabilities and restating them at the determined appropriate standard of value. There are a variety of values the appraiser could use to restate the financials, such as fair market value, investment value, intrinsic value, and fair value. Once the restated equity value is determined, the appraiser can apply appropriate discounts and premiums to determine final value, if applicable.

Market Approach

The Market Approach indicates the Fair Market Value of the Common Stock of a business by comparing it to publicly traded companies in similar lines of business. The conditions and prospects of companies in similar lines of business depend on common factors such as overall demand for their products and services. An analysis of the market multiples of companies engaged in similar businesses yields insight into investor perceptions and, therefore, the value of the subject company.

The Market Approach can be completed utilizing three methodologies: The Guideline Company Method, the Merger and Acquisition Method and the Market Capitalization Method. The Guideline Company Method applies an applicable multiple to the business’s selected financial metrics. A compilation of comparable public companies is completed to determine a multiple based upon prices at which stocks of similar companies are trading in a public market. The multiple is computed by dividing the price of the guideline company’s stock as of the valuation date by some relevant financial metric, such as sales or earnings before interest, taxes, depreciation and amortization ("EBITDA"). To illustrate:

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                       XYZ Sales                       = $16 million    Applicable Multiple = 1.25                           Valuation = $20 million
       XYZ Profits                = $ 4 million     Applicable Multiple = 5.00                           Valuation = $20 million
       XYZ Book Value             = $30 million    Applicable Multiple = 0.66                            Valuation = $20 million

The appraiser would choose the most relevant metric and the most comparable multiple in determining value. The appraiser considers company size, length of existence, or geographic location and disbursement, and determines that one metric may be more applicable than another. In other circumstances, it may be prudent to weight two or more metrics to calculate a more realistic and conservative multiple.

The Merger and Acquisition Method makes use of the same concept as the guideline company analysis, in that one relates the price at which the transaction took place to financial variables that affect value. In comparison, the guideline company analysis utilizes minority interest transactions, mostly in the public stock market, and are therefore, fully marketable. The merger and acquisition analysis employs data from transfers of controlling interests, usually the entire capital structure. Because the value determined reflects a controlling interest, if applicable, the appraiser will then apply a discount to better reflect the holding situation of the valued enterprise.

The Market Capitalization Method can be used to measure business value if the subject company has publicly traded equity securities. The equity market capitalization, computed by multiplying the number of outstanding shares by the market price, is added to the book value of interest bearing debt and other liabilities deemed relevant by the appraiser. Because the equity market capitalization value determined reflects a minority interest in the business enterprise, if applicable, the appraiser will then apply a premium to better reflect the holding situation of the valued enterprise.

Income Approach
According to corporate finance principles, the fair market value of an ongoing business is the present value of its expected cash flows. The Income Approach estimates fair market value based on the earnings and cash flow capacity of a business. The approach evaluates the present value of the future economic benefits that accrue to the investors in a business.

For the Income Approach we used the discounted cash flow methodology. A designated income stream is projected for future years and then discounted to reflect a value in today’s dollars. The income stream can be revenues, gross profits, net income, EBITDA, or some other cash flow that most accurately reflects the entity’s value. The projected income stream is calculated based upon assumed growth factors, as determined from comparable company analysis, industry analysis, and historical financial data.

The next step in the discounted cash flow approach is the valuation of cash flows generated in the period beyond the explicit forecast or the continuing period. This calculation is important based on the fact that it is not uncommon for the continuing

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period or terminal value to represent over 50% of the business enterprise value. We used the Gordon Growth model to determine the terminal value of AWI.

The Gordon Growth, or perpetuity model, is used to value a stream of cash flows when it can be reasonably assumed that these cash flows will continue indefinitely into the future at a consistent growth rate. The Gordon Growth model is represented as follows:

                                                                                               Free Cash Flow
                                              Terminal Value     =   _________________________________

                                                                              Discount Rate - Perpetual Growth Rate

In calculating the terminal value, a normalized available cash flow is estimated for the final year in the projection period. The cash flows are then capitalized using a rate calculated by subtracting the long-term expected annual growth rate for the stabilized year and thereafter from the discount rate. A present value factor, or discount rate, is then applied to both the capitalized terminal value and to each of the previous projection periods to derive an overall net present value, which represents the amount an investor would pay today for the rights to the future cash flows of the business.

As noted above, when applying the discounted cash flow method, the estimated cash flows to be generated by a business are discounted to their present value. This is equivalent to using a rate of return that reflects the relative risk of the investment, as well as the time value of money. This return can be the weighted average cost of capital ("WACC") or a component of WACC, such as the cost of equity. WACC is calculated by weighing the required returns on interest bearing debt and common equity capital in proportion to the company’s capital structure.

After consideration of these approaches to value, the appraiser may apply a discount for lack of marketability and/or a premium for control as appropriate, to indicate Fair Market Value of a non-marketable, controlling interest in the business.

Discounts and Premiums
One of the fundamental assumptions underlying the application of discounts and premiums is that investors, buyers and sellers, are risk averse. Attributes that make an ownership interest more risky will tend to decrease its market value. Conversely, attributes that make an ownership interest less risky will tend to increase its market value. Valuation adjustments (i.e., discounts and premiums) are necessary to account for levels of risk associated with the ownership interest under valuation.

Control Premium
As noted previously, as part of the Guideline Company Method, comparable publicly traded companies are identified and applicable multiples are applied to the subject company’s selected financial metrics (i.e., revenue, EBIT, EBITDA, net income, discount rates, etc.). However, these comparables are based on minority interests held in these

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publicly traded businesses. When applying these minority interest-based comparables to a closely held company, a premium is generally added to the resulting value to reflect the greater control one has over a closely held company versus stock ownership in a publicly traded company.

Determining the Estimated Value of AWI

For a business such as AWI, the Market Approach – Merger and Acquisition Method, the Market Capitalization Method and the Income Approach are generally preferable to the Asset-based Approach. The Asset-based Approach was considered, however it is used primarily for companies that are asset based (e.g. real estate) where personal services are not generally a major component of that business. Furthermore, the Asset-based Approach does not capture the going concern value of the business.

The Market Approach – Guideline Public Company Method was considered, however after analyzing publicly traded companies with the Standard Industrial Code numbers 7011 (hotels and motels), 7948 (racing, including track operation) and 7999 (amusement and recreation), it was determined, based primarily on the nature of the business operations of the subject companies, these companies were not comparable to AWI; therefore, the Market Comparable Method was deemed an inappropriate valuation measure.

Market Approach –Merger and Acquisition Method
To determine the business value of AWI using the Market Approach Merger and Acquisition Method we selected two comparable transactions detailed on Exhibit 5. The transactions chosen were GTECH Holdings Corporation’s acquisition of Interlott Technologies, Inc. and Scientific Games Corporation’s acquisition of MDI Entertainment, Inc. Interlott Technologies designs, manufactures and installs dispensing machines primarily for lottery operations and other industries. MDI Entertainment develops and markets entertainment-based games for the lottery industry. MDI also receives license and royalty fees on its promotions. We chose these transactions based on the similar nature of the target companies operations to CBS’ operations (design, manufacturing and support of computerized wagering systems). These transactions were selected as comparables based upon an analysis of all publicly available merged and acquired transaction data for companies with similar business operations to AWI.

After performing an analysis of EBITDA, EBIT and Revenues over the latest twelve month period prior to the transaction, the following multiples, and business values were determined.

AWI Revenue = $12.29 million          Applicable Multiple = .98         Valuation = $12.1 million          Weight - 10%
AWI EBITDA = $1.39 million            Applicable Multiple = 4.4         Valuation = $6.1 million            Weight - 70%
AWI EBIT = $1.26 million                  Applicable Multiple = 9.07       Valuation = $11.5 million          Weight - 20%

Our analysis produced a "high", "median", "mean" and "low’ multiple for each of these metrics. The "median" multiple, less 20% for conservative valuation purposes, is reflected above. Taking into consideration the nature of the business operations

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(manufacturing) of the target companies, we determined that the EBITDA multiple was a better value indicator than EBIT or Revenue and weighted the multiples accordingly (see Exhibit 4).

We calculated the multiples using a latest twelve months ("LTM") methodology. Taking into standard valuation methodologies we determined that the LTM method was the best method to use to determine AWI’s business value.

Taking the above factors into account, utilizing weighted revenue, EBIT and EBITDA multiples, calculated with the latest twelve months data, we determined AWI’s business value, based on market multiples, to be approximately $7.8 million before adjusting the value for any benefits of net operating loss ("NOL") carry forwards.

Market Approach –Market Capitalization Method
To determine the business value of AWI using the Market Approach - Market Capitalization Method, we added the market value of AWI’s common equity, par value of preferred stock, the principal amount of interest bearing debt and the value of certain litigation related liabilities (see Exhibit 9). The market value of AWI’s common equity was computed based on the market price per share on October 29, 2003 (the securities did not trade on October 30 th or 31 st ) multiplied by the number of shares outstanding. As this value represents a minority interest share in AWI, a control premium of 36% was added (based on the median control premium from the comparable merger and acquisition transactions). In addition to adding the value of preferred stock and interest bearing debt, we added the liability relating to litigation against AWI by Imagineering Systems, Inc. Based on this methodology, we computed business value at $5.7 million before taking into account any benefits from NOL carry forwards.

Income Approach – Discounted Cash Flows
AWI management provided financial projections through the fiscal year ending January 31, 2009 as shown on Exhibit 7. The projections were based on Management's estimates of future operating results.

Utilizing the Income Approach, we adjusted EBIT for the effect of cash taxes, exclusive of the utilization of any carry-over NOL’s. EBIT was adjusted for cash taxes using an effective tax rate of 34% based on the Federal Tax Rate of 34% per AWI’s SEC filings. AWI’s earnings are not subject to State income taxes.

To determine the business value, a discount rate and terminal value rate were applied to the projected cash flows. To perform this analysis, we calculated a discount rate, based upon the WACC.

In order to calculate the WACC, we calculated AWI’s after-tax cost of debt and cost of equity. Utilizing the Capital Asset Pricing Model ("CAPM"), we determined that AWI’s cost of common equity was 18.8%, including an adjustment for the estimated risk related to AWI’s business. The cost of preferred equity is 10% according to SEC filings, The after-tax cost of debt was determined to be 5.7%, taking into account the 8.69% interest

121

rate AWI is paying on its debt. Weighing the above rates with a target capital structure based on certain publicly traded companies, we arrived at a weighted average cost of capital discount rate of 15.3% rounded to 15.0% for purposes of this valuation.

Performing the analysis utilizing the WACC as the discount rate requires adjusting after-tax income with the following items in order to determine free cash flows.

  Depreciation – We added back book depreciation, since this is an expense, which does not require a cash outflow.

  Interest - We added back interest expense, since the income approach measures value on cash flows before debt service.

  Capital Expenditures – We subtracted anticipated capital expenditures based on our assumption that future capital expenditures will equal depreciation.

  Working Capital – We adjusted cash flows for any increases or decreases in working capital under the assumption that required working capital will equal 10% of annual sales.

Based on the discounted cash flow analysis (Exhibit 6), the business enterprise value of AWI (exclusive of any benefits of NOL carry forwards) is computed $6.3 million.

Net Operating Loss Carry Forward Value
As of January 31, 2003, AWI had approximately $2.96 million of available net operating losses to offset future taxable income. We computed the tax shelter on future income based on the 34% Federal Income Tax Rate. We discounted the future tax shelter benefits (cash benefit) to the valuation date of October 31, 2003 at the cost of equity of 18.8%. The present value of the future tax shelter benefits is approximately $1.0 million (see Exhibit 10). This value is added to value results derived from the three previous discussed valuation methodologies.

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Summary

After analyzing the business values from the three valuation methodologies, we applied weightings to each method as shown in the table below and on Exhibit 3. The Income Approach – Discounted Cash Flow received a weighting of 75% as we believe this approach provides the most accurate measure of business value. The Market Approach – Merged and Acquired Company Method received a weighting of 15% as the target companies in this analysis, while having some similar operations to AWI, were not identical in business operations. The Market Approach – Market Capitalization Method was weighted at 10% given the fact that AWI’s common equity is thinly traded and the Company is currently in Chapter 11 bankruptcy. As the table below shows, the business value of AWI, based on the weightings of the three valuation methodologies and the value of the net operating loss carry forwards is $7.5 million.

American Wagering, Inc.

Estimation of Business Enterprise Value:
                                                                                                                                      Weight        Value ($000)
Guideline Merged & Acquired Company Method                                                                      15%                7,800
Discounted Cash Flow Method                                                                                               75%                6,300
Market Capitalization Method                                                                                                 10%                5,700

Fair Market Value of Business Enterpriser (Marketable, Control)                                                                6,500

         Plus:  Present Value of net Operating Loss Carryforwards                                                                 1,000

Fair Market Value of Business Enterprise (Marketable, Control), NOL Adjusted                                          7,500

123

Based on the business values above and the adjustments to business value detailed on the table below, the implied equity value (on a weighted basis) is approximately $3.2 million.

American Wagering, Inc.

Estimation of equity value:

Guideline
Income Merged & Acquired Market
Approach Companies Capitalization (1) Weighted

Business Enterprise Valuation	$6,300,000	$7,800,000	$5,685,292	$6,500,000
PV of future tax benefits (NOL carryforwward)	1,000,000	1,000,000	-	1,000,000

Total Firm value	$7,300,000	$8,800,000	$5,685,292	$7,500,000

Liabilities:
Interests Bearing Debt (Gross)	1,702,031	1,702,031	1,702,031	1,702,031
Imagineering Litigation	1,128,061	1,128,061	1,128,061	1,128,061

Total	2,830,092	2,830,092	2,830,092	2,830,092

Preferred Shareholders (valued at par)	1,416,200	1,416,200	1,416,200	1,416,200

Net Value (Common Equity)	$3,053,708	$4,553,708	$1,439,000	$3,253,708

(1)  Under this method, the equity value is a true market value, therefore the implied enterprise value will equal only the market value of equity plus the par value of the preferred shares, interest bearing debt and the Imagineering litigation.  The value of the NOL is reflect in the market value of equity.

Our report is based on information and records provided to us by AWI. We have not independently verified this information or validated these records.

Our procedures were limited to those described in the report. Information that we may receive subsequent to the date of this report may affect this analysis, and we reserve the right to modify our opinion, if necessary.

124

Edward M.                                           POSITION
McDonough                                                    Senior Managing Director in the Phoenix office of FTI Consulting.

Senior Managing Director
forensic and litigation                                         EDUCATION
services                                                                M.B.A. and B.S. Accounting - Arizona State University.

                                                                            PROFESSIONAL DESIGNATIONS
                            Certified Public Accountant - Arizona and Nevada
                            Associate Member – Association of Certified Fraud Examiners
                            Certified General Real Estate Appraiser - Arizona and Nevada
                            Certified Insolvency and Restructuring Advisor
                                        Associate Member of the Appraisal Institute

                           RANGE OF EXPERIENCE

                                                  Commercial Litigation

                                                                             Provided expert witness testimony including business valuations, lost profits, damage analysis, causation and liability analysis, and accounting related issues in commercial litigation and divorce actions. Industry experience includes casinos, insurance companies, hotel/resorts, real estate ventures including lease terminations, hi-tech, intellectual property, manufacturing, transportation companies, broadcasting, insurance companies, real estate ventures, health care and service business.

                                                                             Reviewed accounting and financial records of various companies for purposes of analyzing preference claims, check kiting schemes fraudulent conveyances allegations, state forfeiture actions and bankruptcy subordination claims.
FTI Consulting, Inc.
Two North Central Avenue                                         Assisted legal counsel in analysis of audit practices and procedures relative to the application of GAAP for
Suite 1200                                                              a publicly traded company.
Phoenix, AZ 85004
                                                                             Reviewed construction budgets and developed an integrated computer-based cost tracking system relating
602.744.7155 Phone                                                 to construction claims disputes.
602.744.7110 Fax

 Edward.Mcdonough@fticonsulting.com                      Assisted legal counsel in right-of-way condemnations,

125

Edward M. McDonough                                     bankruptcy proceedings and contemplated partnership dissolution.

(continued)                                                           Assisted legal counsel in preparation of damage claims relating to breach of construction contract.
                                                                             Served as Special Master in State District Court.

                                                                             Valuation

                                                                             Performed Business Valuations for apartment complexes, limited partnership interests, hotels, resorts, golf courses, casinos, office complexes, retail development, industrial properties, timeshare projects, land development projects, various professional service companies, retailing establishments, intellectual property, wholesale / distributor and manufacturing companies.

                                                                            Bankruptcy

                                                                            Act as financial advisor to Creditors, Debtors, Equity Committees in both out of Court re-organizations and formal bankruptcy proceedings. Assisted those clients in analyzing valuation, cash flows, operations analysis, profit improvement, debt coverage ratios, debtor-in-possession financial, as well as assist in negotiations with other parties of interest relative to debt restructuring, debt/equity swaps, bankruptcy
                                                                            M&A and 363 asset sales and development of business plans.

                                                                            Provided expert witness testimony in bankruptcy cases involving confirmation hearings addressing plan feasibility, valuation, 1111(b)2 elections, preference analysis, solvency, liquidation analysis, fraudulent conveyance, interest rate issues, absolute priority and the new value exception

                                                                            Served as Chapters 7 and 11 Trustee.

                                                                            Served as Court Appointed Examiner.

                                                                            Served as Court Appointed Receiver.

                                                                            Reorganization services have included credits ranging from $5 - 700 million throughout the Southwest and
                                                                           California.

126

Edward M.                                                         restaurants, healthcare, multi-level marketing companies, service companies including professional service, real
McDonough                                                       estate including office, apartment, retail, golf courses and raw land.

(continued)                                                        Served as Distribution Trustee in compliance with a Plan of Reorganization.

                                                                            Reviewed cash disbursements to identify preference payments and potential fraudulent conveyance.

                                                                            Developed financial models incorporating market and financial data in the evaluation of proposed debt restructurings

                                                                            Provide asset monitoring services for lender relating to their troubled loans.

                                                                            Intellectual Property

                                                                            Provided damage analysis, lost profits, and reasonable royalty analysis in various Intellectual Property cases involving trademark, tradedress, copyrights and patent matters. These services also involved market assessments as well as market share analysis for the protected products.

                                                                            Real Estate

                                                                           Performed market and financial feasibility studies for apartment complexes, hotels, resorts, casinos, golf courses, vacation homes, residential and office condominiums, office complexes, retail development, planned communities, recreational vehicle parks, mixed use facilities and timeshare projects.

                                                                           Prepared operating cash forecasts for apartments, hotels, golf courses, resorts, marinas, and office developments and developed accounting/ control system for the operation of hotels, casinos, golf courses, apartments, retail development, timeshare projects, recreational vehicle parks and service oriented businesses.

                                                                          Reviewed financial and operating statistics in conjunction with the proposed acquisition of a national hotel chain.

127

  Edward M.                                                     Reviewed the terms, conditions and performance measures of a hotel management company responsible for
  McDonough                                                   a major Florida resort.

  (continued)                                                     Performed operational reviews for various casinos, reviewing win percentages, mix of games/slots market position, cost containment as well as hotel/resorts and food and beverage operations.

                                                                         Responsible for the due diligence and valuation of $1 billion in performing real estate loans and non-
                                                                         performing real estate loans for the RTC in conjunction with a national structured sale transaction.

                                                                         Responsible for the due diligence and valuation of 580 assets with a book value of $94 million which included REO assets, performing and non-performing loans collateralized by real estate and personal property held by Secor Bank.

                                                                         Responsible for the initial asset valuation review of MeraBank FSB's $4.8 billion loan, REO and subsidiary portfolio for the RTC.

                                                                        Developed financial packages used to obtain project financing.

                                                                       Assisted a homebuilder in the review of various proposals relating to the disposition of a major operating division.

                                                                       Assisted in the negotiation and structuring of the leverage sale-leaseback of a 400,000+ square foot office complex.

                                                                       Assisted in structuring the sale and joint ventures of a prime parcel (24 acres) of real estate in Southern
                                                                       California.

                                                                PROFESSIONAL AND BUSINESS HISTORY

                                                                       PricewaterhouseCoopers LLP: Partner, Financial Advisory Services.

                                                                       Paloma Corporation: Chief financial officer for the developer of a 4,800 acre master planned residential community including two championship golf courses and country club.

                                                                       Ocean Resorts: Controller for the developer of a 150-room resort

128

Edward M.                                                 time-share project
McDonough
                                                                    Hotel Westcourt: Controller for a 300-room corporate/group hotel .
(continued)
                                                                    Nu-West: Controller, Arizona Housing Division

                                                                    Pannell Kerr Forster: Senior Auditor and Consultant.

                                                           PROFESSIONAL AND COMMUNITY MEMBERSHIPS

                                                                  American Institute of Certified Public Accountants

                                                                  Arizona Society of Certified Public Accountants

                                                                  Associate Member – Association of Certified Fraud Examiners

                                                                 Association of Insolvency and Restructuring Advisors

                                                                 General Real Estate Appraiser – Arizona and Nevada

                                                                 American Bankruptcy Institute

                                                                American Bar Association - Associate

                                                       ARTICLES AND SPEECHES

                                                               Center for International Legal Studies, Cross Border Litigation and Dispute Resolution Conference, Damages a
                                                               Financial Assessment

                                                               State Bar of Arizona; Business Valuation in Bankruptcy, Commercial Litigation and Family Practice

                                                               State Bar of Arizona; Fifth Annual Bankruptcy Symposium; Business Valuation Issues and Strategies

                                                               State Bar of Arizona; Bankruptcy Symposium, Plans of Reorganization

                                                               State Bar of Arizona; Advanced Current Topics in Real Estate, Bankruptcy and Litigation

129

Edward M.                                           Association of Insolvency Accountant's Twelfth Annual Bankruptcy and Reorganization Conference, Single
McDonough                                        Asset Including Tax Issues

(continued)                                          Fifth Annual Bankruptcy and Litigation Practice in Arizona Seminar; Section 1111(b)(2), A Practice Analysis and
                                                            Application Corporate Counsel Division of the Maricopa County Bar Association; "A Financial Workshop for
                                                            Lawyers"

                                                            Sixth Annual Bankruptcy and Litigation Practice in Arizona seminar; Feasibility Analysis and Plans of
                                                            Reorganization

                                                            Eighth Annual Bankruptcy and Litigation Practice in Arizona seminar; Effective Use of Experts

                                                            Fifteenth Annual Mississippi Bankruptcy Conference - Casino Bankruptcy Issues

                                                            Maricopa County Bar - Dealing Effectively with Fact and Expert Witnesses

                                                            Seventeenth Annual Gaming Conference and Workshop - Insolvency Bankruptcy and Restructuring

                                                            National Institute of Trial Advocacy - Bankruptcy Section; Expert Witness Testimony

                                                            Nevada State Bar Convention; Litigation Through the Eyes of the Expert Witness

                                                            American Bar Association Presentation: "How to Persuade the Jury"

                                                            Coopers & Lybrand Real Estate Newsletter:
                                                            Assessing the Value of Land Contributed to a Real Estate Joint-Venture Development.

                                                                                   Various Law Firm Presentations
                                                                                   Accounting Reviews
                                                                                  Valuation Analysis
                                                                                  Damage Theories

130

Edward M.                                        Valley Partners; Seminar on "Strategies for Transitional Properties"
McDonough
                                                          Valley Partners; Seminar on "Understanding the Current Credit Crunch"
(continued)
                                                           The Business Plan as an Instrument to Secure Financing , NEWS by the Association of Insolvency and Restructuring
                                                           Advisors, August/September, 2003. member

                        Debtor in Possession Financing , NEWS by the Association of Insolvency and Restructuring Advisors, June/July,
                        2003. member
                                                            A Sale and Leaseback A ssociation - Associate
131

Edward M. McDonough
Trial Testimony

Richard Hammond and Susan Hammond, Claimants v. Smith Barney, Inc., Respondent. National Association of Securities Dealers, Inc., NASD No. 98-01092, December, 2003

GTI Capital Holdings, LLC, debtor & G.H. Goodman Investment Companies, LLC, debtor
United States Bankruptcy Court, District of Arizona, October 2003.

MATCO, Inc. Debtor v. Michael Trumpower, Defendant
United States Bankruptcy Court, District of Arizona, September 2003

Artco Equipment Sales, Inc., Claimant v. Crafco, Inc., Respondent
American Arbitration Association, AAA No. 13 116 01041 2, May 2003

Casino America, Inc. v. Ed Ernst and Casino Magic Corp.
Circuit Court, Second Judicial District, Harrison County, Mississippi; November 2002

Arizona Ambulance of Tucson, Inc. dba Arizona Ambulance Transport
Before the Office of Administrative Hearings, May 2002

Harrah’s Operating Company, Claimant v. Robert K. Moses, Respondent
Before the American Arbitration Association; December 2001

Dominion Video Satellite, Inc. v. EchoStar Satellite Corporation
Before the American Arbitration Association; October 2001

DIRECTV, Inc., a California corporation, Claimant v. Kelly Broadcasting Systems, Inc., a California corporation, Respondent
Before the American Arbitration Association; June 2001

New Horizon Capital LLC, successor in interest to American Business Funding Corp., Debtor
Untied States Bankruptcy Court, District of Arizona; May 2001

Titan Motorcycle Company of America, Debtor
Untied States Bankruptcy Court, District of Arizona; February 2001

Baptist Foundation of Arizona, Inc., Debtor
Untied States Bankruptcy Court, District of Arizona; November 2000

Sentinel Trust Company and The GMS Group, Plaintiffs vs. 900 Capital Services, Inc.; Deet Investment Corp.; Ray & Ross Land Holdings, Inc.; Pacific Coast Investment Company, and Four Star Financial Services, L.L.C., Defendants
United States Bankruptcy Court, District of Nevada; September 1999

132

Edward M. McDonough
Trial Testimony

Anthony & Sylvan Pools Corporation vs. Exteriors, Inc., et al.
State of Nevada, District Court, Clark County, July 1999

Page Holiday Inn LP Associates, Debtor.
Untied States Bankruptcy Court, District of Arizona; April 1999

Thresa McDade, Feedback Plus, Claimant vs. Mark R. Edwards, Respondent
Before the American Arbitration Association; May 1998
Arimetco Inc., Debtor.
United States Bankruptcy Court, District of Arizona; April 1998

Patsy Marie Dosh and Kelley S. Spielberg, Plaintiffs vs. Alan Block, as Personal Representative of the Estate of Irving M. Block, Deceased, Defendants
State of Nevada, District Court, Clark County, January 1998

The Chainery, Inc., a Nevada Corporation vs. Boulevard Associates, a Nevada General Partnership
State of Nevada, District Court, County of Clark; January 1998

Quorum International Ltd . an Arizona General Partnership, an Arizona Corporation Debtor(s)
United States Bankruptcy Court, District of Arizona; August 1997; September 1997

Cheryl L. Litwin, Petitioner, and Leslie S. Litwin, Respondent
Superior Court of the State of Arizona, County of Maricopa; April 1997; May 1997

NATIONAL OPERATING, L.P., a Delaware limited partnership, Petitioners v. JOHN L. HOLMES, an individual, Respondent
Before the American Arbitration Association; April 1997

Edge Learning Institute, Inc. vs. Fred Mills
United States District Court, Western District of Washington; September 1996

In re: Hotel Associates of Tucson, an Arizona limited partnership, Debtor.
United States Bankruptcy Court, District of Arizona; March 1995

Sharon Pattendien, Claimant vs. Thomas R. Trandal, D.D.S. and Trandall Professional Corp., Respondents.
Before the American Arbitration Association; April, 1995

In re: Jim O. Rhead and Karin Rhead, Debtors;
In re: Five Flags Hotel Corporation, an Arizona corporation, Debtor;

133

Edward M. McDonough
Trial Testimony

In re: Paragon Hotel Corporation, a Delaware corporation, Debtor;
In re: Page Holiday Inn Associates, an Arizona limited partnership, Debtor;
United States Bankruptcy Court, District of Arizona; February 1995

Prescott Woodlands Limited Partnership, an Arizona limited partnership, Debtor.
United States Bankruptcy Court, District of Arizona; June 1994; October 1994.

Valle Del Oro Investment Limited Partnership, an Arizona limited partnership, Debtor.
United States Bankruptcy Court, District of Arizona; June 1994.

In re the Marriage of James D. Harrison, Petitioner, and Patricia G. Harrison, Respondent.
Superior Court of the State of Arizona, County of Maricopa; January 1994

Par Associates Limited II, an Arizona limited partnership, Debtor
United States Bankruptcy Court, District of Arizona; July 1993.

System D, Inc. Debtor
United States Bankruptcy Court, District of Arizona; July 1993

Greenworld Nurseries, Inc., Debtor
United States Bankruptcy Court, District of Arizona; June 1993

In re: Orchard Partners, L.P., a Delaware limited partnership, Debtors.
United States Bankruptcy Court, District of Arizona; June 1993

HSD Venture, formerly known as Harbor Drive Venture, a California general partnership, Debtor.
United States Bankruptcy Court, Southern District of California; Various dates between March 1993 - December 1993

Greyhound Real Estate Finance Company, an Arizona corporation, Plaintiff, vs. GWS, an Arizona general partnership, fka The Estes Co., an Arizona general partnership; RCP Investments, an Arizona general partnership, fka Estes Homes, an Arizona general partnership; The Guardian Construction Company, an Arizona general partnership; Guardian Development, Inc., an Arizona corporation; WJL Resources, Inc., an Arizona corporation; WE 7, Inc., an Arizona corporation; SHEDCO, Inc., an Arizona corporation; VCM, Inc., a Delaware corporation; John Joes 1-10; ABC Partnerships 1-10, and Black and White Corporations 1-10, Defendants.
Superior Court of the State of Arizona, County of Maricopa; September 1992

John Woodhall and Valleda Woodhall, Debtors.
Clinton D. Ray; Camilla Ray; and Leah Ray, Movant vs. John Woodhall and Valleda Woodhall, husband and wife, Respondents.
United States Bankruptcy Court for the District of Arizona; April 1992

134

Edward M. McDonough
Trial Testimony

The Central Lakes Partnership, an Arizona general partnership, Debtor.
United States Bankruptcy Court, District of Arizona; April 1992

Casa Serena Apartments Limited Partnership, Debtor.
Coast Federal Bank, Federal Savings Bank, Movant vs. Casa Serena Apartments Limited Partnership, Respondent.
United States Bankruptcy Court, District of Arizona; April 1992

Camelot Golf Club, Inc., Debtor.
United States Bankruptcy Court, District of Arizona; April 1992 - November 1992

TPOM Properties Limited Partnership, an Arizona limited partnership, Debtor.
United States Bankruptcy Court, District of Arizona; February 1992 - November 1992.

Crain & Associates Development Co., Inc. Debtor
United States Bankruptcy Court, District of Arizona; January 1992

Gust, Rosenfeld & Henderson, Plaintiff vs. The Prudential Insurance Company of America, Defendant.
Superior Court of the State of Arizona, County of Maricopa; November 1991; December 1991

In re: Goldriver Limited Partnership, a Nevada limited partnership, Debtor.
In re: Goldriver Finance Corporation, a Nevada corporation, Debtor.
Goldriver Limited Partnership, a Nevada limited partnership, Debtor and Debtor-in Possession, Movant vs. California Hotel and Casino, a Nevada corporation; and Valley Bank of Nevada, or any successor thereto, as Indenture Trustee for the holders of First Mortgage Bonds issued by Goldriver Finance Corporation, a Nevada corporation, Respondents.
United States Bankruptcy Court, District of Nevada; November 1991; January 1991

Peter P. Liapis, et ux, etc., Plaintiffs vs. Western Technologies, Inc., etc., Defendants
Western Technologies, Inc., etc., Third Party Plaintiff vs. The Architects Group, Inc., etc.; et al., Third Party Defendants.
Superior Court of the State of Arizona, County of Mohave; November 1991

ECG Properties Limited Partnership - XI, an Arizona limited Partnership, Debtor
United States Bankruptcy Court, District of Arizona; October 1991

Alpine Ski Keller, Inc., an Arizona corporation, Debtor.
United States Bankruptcy Court, District of Arizona; September 1991

Red Leaf Corporation, an Arizona corporation, Debtor.
New West Federal Savings and Loan Association, a federally chartered savings and loan association, Movant vs. Red Leaf Corporation, an Arizona corporation, Respondent.
United States Bankruptcy Court, District of Arizona; June 1991

135

Edward M. McDonough
Trial Testimony

Strehlow Enterprises of Central Avenue, Inc., an Arizona corporation; Strehlow Enterprises of 19th Avenue, Inc., an Arizona corporation; Raymond F. Strehlow and Eleanor M. Strehlow, husband and wife; and Steven P. Strehlow and Mary Beth Strehlow, husband and wife, Plaintiffs, vs. Lynned Corp., an Arizona corporation; Stanley E. Frizzell and Denise Frizzell, husband and wife; Joseph E. Frizzell and Verla Frizzell, husband and wife; Harold Ziskin and Hadassah Ziskin, husband and wife; John Does I - X; Jane Does I - X; ABC Corporations I - X, XYZ Partnerships I - X, Defendants.
Superior Court of the State of Arizona, County of Maricopa; November 1990

Steven L. Vieths vs. Deborah Vieths.
State of Nevada, 8th Judicial District Court, County of Clark; October 1990

Pavilion Hotel, Inc., an Arizona corporation; Pavilion, Inc., an Arizona corporation; Coury Development, Inc., an Arizona corporation; Albert M. Coury; and William H. Coury, Plaintiffs vs. The Mutual Life Insurance Company of New York, a New York corporation, Defendant
Superior Court of the State of Arizona, County of Maricopa; April 1990

136

Edward M. McDonough
Depositions

Sports Imaging v. The 1993 CKC Trust
Superior Court, Maricopa County, Phoenix, Arizona, July 2003

Levitz Plaza LLC, Debtor and Levitz Plaza LLC, a Nevada Liability Company, Plaintiff v. Key Bank National Association, a Foreign Corporation, Defendants
Untied States Bankruptcy Court, District of Nevada; May 2002

Diane G. Reed and John Litzler v. Heller Healthcare Finance f/k/a HCFP Funding, Inc., et. al.
United States Bankruptcy Court for the Northern District of Texas, Dallas Division; April 2002

Casino America, Inc. v. Ed Ernst and Casino Magic Corp.
Circuit Court, Second Judicial District, Harrison County, Mississippi; April 2002

Harrah’s Operating Company, Claimant v. Robert K. Moses, Respondent
Before the American Arbitration Association; December 2001

Dominion Video Satellite, Inc. v. EchoStar Satellite Corporation
Before the American Arbitration Association; October 2001

Max Gaming, LLC, Debtor
Untied States Bankruptcy Court, District of Nevada; October 2001

DIRECTV, Inc., a California corporation, Claimant v. Kelly Broadcasting Systems, Inc., a California corporation, Respondent
Before the American Arbitration Association; May 2001

Casino America, Inc. v. Ed Ernst and Casino Magic Corp.
Circuit Court, Second Judicial District, Harrison County, Mississippi; May 2001

Baptist Foundation of Arizona, Inc., Debtor
Untied States Bankruptcy Court, District of Arizona; April 2001

Titan Motorcycle Company of America, Debtor
Untied States Bankruptcy Court, District of Arizona; February 2001

Blue Cross Blue Shield of Michigan, a Michigan Non-profit Health Care Corporation v. AdvancedPCS formerly known as PCS Health Systems Inc., Defendant
United States District Court, District of Arizona; February 2001

137

Edward M. McDonough
Depositions

W. Thomas Hickcox, an individual, Plaintiff v. D.R. Horton, Inc., a Delaware Corporation, Defendant
United States District Court, District of Arizona; October 2000

Compton Entertainment, Inc. LA-98-21047-EC adv. Duke Salisbury, Chapter 11 Trustee v. Rouben Kandilian AD-98-2972-EC and Official Committee of Unsecured Creditors v. David Patterson, Eugene C. Aragon, Kenny H. Zeidan, Michael Alayan, Tage Finn Eriksen, and Jose M. Rodriguez AD-98-2981-EC
United States Bankruptcy Court, Central District of California; September 2000

Capital Pacific Homes v. Silver Canyon Partnership, et. al.
State of Nevada, District Court, Clark County, March 14, 2000

The Helmer Company of Nevada v. Silver Canyon Partnership, et. al.
State of Nevada, District Court, Clark County, March 13, 2000

Pioneer Hotel, Inc., Debtor
United States Bankruptcy Court, District of Nevada; October 1999

Anthony & Sylvan Pools Corporation vs. Exteriors, Inc., et al.
State of Nevada, District Court, Clark County, June 10, 1999

Anthony & Sylvan Pools Corporation vs. Desert Springs Pool & Spas, Inc., et al.
State of Nevada, District Court, Clark County, June 10, 1999

Sentinel Trust Company and The GMS Group, Plaintiffs vs. 900 Capital Services, Inc.; Deet Investment Corp.; Ray & Ross Land Holdings, Inc.; Pacific Coast Investment Company, and Four Star Financial Services, L.L.C., Defendants
United States Bankruptcy Court, District of Nevada; May, 1999

Casino America, Inc., Plaintiff vs. Ed Ernst and Casino Magic Corp., Defendants
Chancery Court of Harrison County, Mississippi; March 1998

The Chainery, Inc., a Nevada Corporation vs. Boulevard Associates, a Nevada General Partnership
State of Nevada, District Court, County of Clark; December, 1997

Scottsdale Plaza Resort, L.L.C., an Arizona Limited Liability Corporation, Plaintiff vs. Data Dimensions, Inc., a Delaware Corporation; John Does I-V; Black Partnerships I-V; White Corporations I-V, Defendants
United States District Court for the District of Arizona Phoenix Division; May 1997

Arimetco Inc., Debtor.
United States Bankruptcy Court, District of Arizona; April 1997

138

Edward M. McDonough
Depositions

Cheryl L. Litwin, Petitioner, and Leslie S. Litwin, Respondent
Superior Court of the State of Arizona, County of Maricopa; April 1997

NATIONAL OPERATING, L.P., a Delaware limited partnership, Petitioners v. JOHN L. HOLMES, an individual, Respondent
Before the American Arbitration Association; March 1997

Quorum International Ltd . an Arizona General Partnership, an Arizona Corporation Debtor(s)
United States Bankruptcy Court, District of Arizona; January 1997; March 1997

James W. Vaughn Construction vs. HSD Venture, Reorganization Debtor
United States Bankruptcy Court, Southern District of California; September, 1996

Edge Learning Institute, Inc., a Washington corporation, Plaintiffs vs. Frederick M. Mills and Maria Mills, husband and wife, Defendants
United States District Court, Western District of Washington at Tacoma; May 28, 1996

Harrah's Jazz Company, Debtor
United States Bankruptcy Court, Eastern District of Louisiana; January 16, 1996

Central Arizona Irrigation and Drainage District, a municipal corporation of the State of Arizona, Debtor
United States Bankruptcy Court, District of Arizona; August, 1995

Karl Eller, Dan Mardian, Allen Rosenberg and Ralph Watkins, on behalf of themselves and as assignees, Plaintiffs vs. Earl Dallas Smith and Laura Smith, husband and wife; Bradford G. Smith and Catherine Smith, husband and wife, defendants.
Earl Dallas Smith and Laura Smith, husband and wife; Bradford G. Smith, a married man, counterclaimants, vs. Allen Rosenberg and Jane Doe Rosenberg, husband and wife; Karl Eller and Jane Doe Eller, husband and wife; Sun Ven Venture Capital Company, an Arizona general partnership; Dan Mardian and Jane Doe Mardian, husband and wife; Ralph Watkins and Jane Doe Watkins, husband and wife; Counterdefendants.
Earl Dallas Smith and Laura Smith, husband and wife; Bradford G. Smith, a married man, Third-Party Plaintiffs vs. Allen Rosenberg, and Jane Doe Rosenberg, husband and wife; Karl Eller and Jane Doe Eller, husband and wife; Sun Ven Venture Capital Company, an Arizona general partnership; Dan Mardian and Jane Doe Mardian, husband and wife; Ralph Watkins and Jane Doe Watkins, husband and wife, Third Party Defendants.
Superior Court of the State of Arizona, Maricopa County; May, 1995

In re: Hotel Associates of Tucson, an Arizona limited partnership, Debtor.
United States Bankruptcy Court, District of Arizona; March, 1995

139

Edward M. McDonough
Depositions

Sharon Pattendien, Claimant vs. Thomas R. Trandal, D.D.S. and Trandall Professional Corp., Respondents.
Before the American Arbitration Association; March 10, 1995

Baby Grand Corp., a Nevada corporation, d/b/a/ Maxim Hotel & Casino, Debtor
Baby Grand Corp., a Nevada corporation, d/b/a/ Maxim Hotel & Casino, Plaintiff vs.
Bank One, Arizona, N.A., successor-by-merger to Valley National Bank of Arizona, Defendant
United States Bankruptcy Court, District of Nevada, April 1994

Carson Construction Company, Inc. dba Walking L Trucking, Plaintiff vs. BCW, Inc. dba Sunward Materials; John Does 1-10; and ABC Corporations 1-10, Defendant.
BCW, Inc., dba Sunward Materials, Counterclaimant vs. Carson Construction Company, Inc. dba Walking L Trucking, Counterdefendant
Superior Court of the State of Arizona, County of Maricopa; May, 1993

HSD Venture, formerly known as Harbor Drive Venture, a California general partnership, Debtor.
United States Bankruptcy Court, Southern District of California; Various dates between March, 1993 - December, 1993

Sixteenth Street Partners, Debtor.
United States Bankruptcy Court, District of Arizona; March 1992

Gust, Rosenfeld & Henderson, Plaintiff vs. The Prudential Insurance Company of America, Defendant.
Superior Court of the State of Arizona, County of Maricopa, November, 1991 - December, 1991

In re: Goldriver Limited Partnership, a Nevada limited partnership, Debtor.
In re: Goldriver Finance Corporation, a Nevada corporation, Debtor.
Goldriver Limited Partnership, a Nevada limited partnership, Debtor and Debtor-in Possession, Movant vs. California Hotel and Casino, a Nevada corporation; and Valley Bank of Nevada, or any successor thereto, as Indenture Trustee for the holders of First Mortgage Bonds issued by Goldriver Finance Corporation, a Nevada corporation, Respondents.
United States Bankruptcy Court, District of Nevada; November, 1991; December, 1991

Red Leaf Corporation, an Arizona corporation, Debtor.
New West Federal Savings and Loan Association, a federally chartered savings and loan association, Movant vs. Red Leaf Corporation, an Arizona corporation, Respondent.
United States Bankruptcy Court, District of Arizona; June, 1991

140

Edward M. McDonough
Depositions

Pavilion Hotel, Inc., an Arizona corporation; Pavilion, Inc., an Arizona corporation; Coury Development, Inc., an Arizona corporation; Albert M. Coury; and William H. Coury, Plaintiffs vs. The Mutual Life Insurance Company of New York, a New York corporation, Defendant
Superior Court of the State of Arizona, County of Maricopa; April, 1990

141

EXHIBIT 2
DOCUMENTS REVIEWED

In completing our report, the principal sources of information relied upon included, but were not limited to:
  American Wagering, Inc. SEC Form 10-KSB for the fiscal years ended January 31, 2000 through 2003;

  American Wagering, Inc. SEC Form 10-Q for the quarterly period ended July 31, 2003;

                3.   Projections prepared by management for Leroy’s Horse & Sports Place and Computerized Bookmaking Systems for the fiscal years ended
                      January 31, 2003 through 2009 (include information to calculate latest twelve month income statement figures as of October 31, 2003);

  Our own research into general economic conditions and the industry in which American Wagering operates;

  Market research and analysis of somewhat comparable public companies and recent acquisition transactions;

  Interviews with Company management and staff;

  Information related to costs of capital for both debt and equity; and

  Other data pertinent to our analysis.

142

EXHIBIT 3
AMERICAN WAGERING, INC.
FAIR MARKET VALUE - BUSINESS ENTERPRISE
AS OF OCTOBER 31, 2003

                                                                                                                                Exhibit                     Weight                     Fair Market Value

Guideline Merged & Acquired Company Method                                                         5                           15.0%                                       7,800

Discounted Cash Flow Method                                                                                    7                           75.0%                                      6,300

Market Capitalization Method                                                                                     10                          10.0%                                        5,700

Fair Market Value of Business Enterprise (Marketable, Control)                                                                                                                                                                     6,500

             Plus: Present Value of Net Operating Loss Carryforwards                                                         13                                                                                                      1,000

Fair Market Value of Business Enterprise (Marketable, Control), NOL Adjusted                                                                                                                                        7,500

143

EXHIBIT 4
AMERICAN WAGERING, INC.
GUIDELINE MERGED & ACQUIRED COMPANY METHOD
VALUATION SUMMARY
AS OF OCTOBER 31, 2003

                                                                                                                                                                                                                                       Indicated                                          Indicated
                                                                     American Wagering, Inc.             Guideline Company Multiples                  Selected        MVIC                                              MVIC
Fundamental                                              $000                             Low               High             Mean            Median        Multiple        $000                    Weight              $000

EBIT

Latest 12 Months	1,268	10.41	12.27	11.34	11.34	9.07	11,504	20%	2,301

EBIT

Latest 12 Months	1,398	5.4	5.6	5.5	5.5	4.4	6,129	70%	4,291

Revenues

Latest 12 Months	12,296	1.08	1.38	1.23	1.23	0.98	12,094	10%	1,209
                                                                                                                                Indicated Fair Market Value of Business Enterprise (rounded)                                                        7,800

144

EXHIBIT 5
AMERICAN WAGERING, INC.
GUIDELINE MERGED & ACQUIRED COMPANY METHOD
AS OF OCTOBER 31, 2003

                                                                                                                                                   Implied Control      Latest           Transaction                                                                         Multiples:
                                                                                                               Date                 Percent         Premium           Period               Value        Revenues      EBIT       EBITDA                   MVIC / LTM
Target                         Target Business Description             Acquirer              Acquired            Acquired           (%)             Financials           ($000)          ($000)       ($000)        ($000)        Revenues       EBIT       EBITDA

Interlott                   Manufactures vending machines            GTECH                9/18/03              100%            24.2%             6/30/03            75,477          54,662       7,253        14,009           1.38          10.41          5.39
Technologies,              for instant lottery tickets              Holdings Corp.
Inc.

MDI                        Holds lottery rights for properties        Scientific                1/23/03               92%             47.1%             9/30/02           18,360           17,031       1,496         3,294            1.08          12.27         5.57
Entertainment,                to market state lotteries              Games Corp.
Inc.

HIGH                                                                                                                                                    47.1%                                                                                                           1.38           12.27        5.6
MEAN                                                                                                                                                  35.7%                                                                                                           1.23           11.34        5.5
MEDIAN                                                                                                                                               35.7%                                                                                                           1.23           11.34        5.5
LOW                                                                                                                                                    24.2%                                                                                                           1.08            10.41       5.4

Sources: Bloomberg, Mergerstat, company press releases and Securities and Exchange Commission filings.

145

EXHIBIT 6
AMERICAN WAGERING, INC.
DISCOUNTED CASH FLOW METHOD
AS OF OCTOBER 31, 2003

                                                                                                                                                      Projected Fiscal Years Ended January 31:                                                                         Terminal
Fiscal Years: (in $000's)                                                                2004                       2005                  2006                     2007                  2008                      2009                    Year

Pre-Tax Income	840	856	1,037	1,134	1,180	1,228
add: Interest Expense	13	13	13	14	14	14

Earnings Before Interest & Taxes (EBIT)	853	870	1,051	1,147	1,193	1,243
Marginal Tax Rate	34.0%	34.0%	34.0%	34.0%	34.0%	34.0%

Debt-Free Net Income (DFNI)	563	574	693	757	788	820	845
add: Depreciation & Amortization	131	128	126	123	126	128	132
less: Net Investment Expense	(131)	(128)	(126)	(123)	(126)	(128)	(132)
less: Increases in Working Capital	38	(18)	3	(3)	(26)	(27)	(27)

Debt-Free Cash Flow (DFCF)	601	555	697	754	762	794	817

WACC	15%
Months Into First Projected Year	9
Periods Beyond Valuation Date	0.13	0.75	1.75	2.75	3.75	4.75
Discount Factor	0.983	0.900	0.783	0.681	0.592	0.515

Present Value Interim DFCF	591	500	545	514	451	409

                                                                                                            Present Value Sum Interim DFCF                                                                                              3,010
_________________________________________________________________________________________________________

TERMINAL VALUE (in $000's)

                                                                                                                            Terminal Value = E 1 / (D - g)
                                                                                                        E 1                  817                              Terminal Year Cash Flow
                                                                                                        D =                   15.0%                            Present Value Discount Rate
                                                                                                        g =                     3.0%                            Growth Rate

Indicated Terminal Value                                                                                                                                                                                                                                                             6,811
        Periods Beyond Valuation Date                                                                                                                                                                                  5.25
      Present Value Factor                                                                                                                                                                                                                                                       0.480

                                                                                                                Present Value Indicated Terminal Value                                                                                                           3,270

                                                                                                                Total Present Value of Business Enterprise (rounded)                                                                 6,300

146

EXHIBIT 7
AMERICAN WAGERING, INC.
DISCOUNTED CASH FLOW METHOD
PROJECTED INCOME STATEMENTS
AS OF OCTOBER 31, 2003

                                                                                                 Historical                                                                                           Projected Fiscal Years Ended January 31:

Fiscal Years: (in $000's) 2002 2003 LTM 2004 2005 2006 2007 2008 2009

Total Revenues	12,006	100.0%	11,562	100.0%	12,296	100.0%		11,066	100.0%	11,220	100.0%	11,187	100.0%	11,216	100.0%	11,474	100.0%	11,739	100.0%
Growth		0.0%		-3.7%									-0.3%		0.3%		2.3%		2.3%

Location Costs	6,505	54.2%	7,021	60.7%	5,263	42.8%		4,941	44.7%	5,057	45.1%	5,034	45.0%	5,041	44.9%	5,146	44.8%	5,252	44.7%

Gross Profit	5,501	45.8%	4,541	39.3%	7,033	57.2%		6,124	55.3%	6,163	54.9%	6,154	55.0%	6,175	55.1%	6,328	55.2%	6,487	55.3%

Operating Expenses
Selling, General and Administrative	3,003	25.0%	3,331	28.8%	3,744	30.5%		3,637	32.9%	3,610	32.2%	3,435	30.7%	3,363	30.0%	3,430	29.9%	3,498	29.8%
Depreciation & Amortization	564	4.7%	413	3.6%	130	1.1%		131	1.2%	128	1.1%	126	1.1%	123	1.1%	126	1.1%	128	1.1%
Total Operating Expenses	3,567	29.7%	3,744	32.4%	3,874	31.5%		3,768	34.0%	3,739	33.3%	3,561	31.8%	3,486	31.1%	3,556	31.0%	3,627	30.9%

Net Operating Income	1,935	16.1%	796	6.9%	3,159	25.7%		2,356	21.3%	2,424	21.6%	2,593	23.2%	2,689	24.0%	2,773	24.2%	2,860	24.4%

Other Income (Expenses)
Interest Income	66	0.5%	45	0.4%	20	0.2%		19	0.2%	19	0.2%	18	0.2%	17	0.2%	18	0.2%	18	0.2%
Interest Expense	(161)	-1.3%	(156)	-1.4%	(12)	-0.1%		(13)	-0.1%	(13)	-0.1%	(13)	-0.1%	(14)	-0.1%	(14)	-0.1%	(14)	-0.1%
Management Fees	(3)	0.0%	(273)	-2.4%	-	0.0%		(1,505)	-13.6%	(1,556)	-13.9%	(1,543)	-13.8%	(1,542)	-13.7%	(1,579)	-13.8%	(1,618)	-13.8%
Other Income (Expenses), Net	41	0.3%	51	0.4%	(1,993)	-16.2%		(17)	-0.2%	(18)	-0.2%	(18)	-0.2%	(18)	-0.2%	(18)	-0.2%	(18)	-0.2%
Total Other Income (Expenses)	(57)	-0.5%	(333)	-2.9%	(1,986)	-16.1%		(1,517)	-13.7%	(1,568)	-14.0%	(1,556)	-13.9%	(1,556)	-13.9%	(1,593)	-13.9%	(1,632)	-13.9%

Pre-Tax Income	1,878	15.6%	463	4.0%	1,173	9.5%		840	7.6%	856	7.6%	1,037	9.3%	1,134	10.1%	1,180	10.3%	1,228	10.5%

Working Capital	2,046	17.0%	1,180	10.2%	3,230	26.3%	7.3	1,107	10.0%	1,122	10.0%	1,119	10.0%	1,122	10.0%	1,147	10.0%	1,174	10.0%

147

EXHIBIT 8
AMERICAN WAGERING, INC.
DISCOUNTED CASH FLOW METHOD
PRESENT VALUE DISCOUNT RATE
AS OF OCTOBER 31, 2003
COST OF EQUITY:

Capital Asset Pricing Model (CAPM):                                                                                            Source:
                  Ke = Rf + {Beta x (ERP)} + SP + alpha

                 Rf = Current Risk Free Rate of Return (20yr T-Bond)                                    5.20%                                  Federal Reserve Statistical Release H.15, November 3, 2003
              ERP = Long-Term Equity Risk Premium                                                           7.00%                                 SBBI Valuation Edition: 2003 Yearbook, p. 248.
                         Beta                                                                              0.72                                    Ibbotson Associates Cost of Capital 2003 Yearbook, p. 7-4.
                SP = Small Stock Equity Risk Premium                                                            3.53%                                 SBBI Valuation Edition: 2003 Yearbook, p. 248.
                         alpha                                                                             5.00%                                FTI Estimate

                                                                 Cost of Equity - CAPM                         18.8%

_________________________________________________________________________________________________________

COST OF PREFERRED STOCK:

                           Total After-Tax Cost of Preferred Stock                                            10.0%                                 Company Financial Statements

______________________________________________________________________________________________________________________

COST OF DEBT:

Composite Corporate Bond Rates                                                      October 31, 2003                       Source:
     Moody's Aaa Rated                                                                                5.69%                      Federal Reserve Statistical Release H.15, November 3, 2003
     Moody's Baa Rated                                                                                6.69%                             Federal Reserve Statistical Release H.15, November 3, 2003
     Company Specific Cost of Debt                                                                                       8.69%                              Company Financial Statements

Prime Rate                        October 31, 2003                                                                       4.00%                             Federal Reserve Statistical Release H.15, November 3, 2003

Total Pre-Tax Cost of Debt                                                                                                  8.69%

       Marginal Tax Rate                                                  34.0%

                        Total After-Tax Cost of Debt                                                     5.7%

_________________________________________________________________________________________________________

COST OF CAPITAL:

                                                             Capitalization         Rate                         Weighted Rate

Debt                                                                 20.0%            5.7%                                          1.1%                           Guideline Publicly Traded Companies

Preferred Equity                                               10.0%           10.0%                                         1.0%                           Guideline Publicly Traded Companies

Common Equity                                               70.0%            18.8%                                         13.1%                         Guideline Publicly Traded Companies

Weighted Average Cost of Capital                                                                                             15.3%

                                        Present Value Discount Rate, Rounded                                      15.0%

_______________________________________________________________________________________________________________________________________

148

EXHIBIT 9
AMERICAN WAGERING, INC.
IMPLIED BUSINESS ENTERPRISE VALUE
AS OF OCTOBER 31, 2003

Equity Market Capitalization                                                                                                                                                                          $000
    Price Per Share @ 10/29/03 [a]                                                                                                                                                         $0.135
    Shares Outstanding [b]                                                                                                                                                               7,836,846
Equity Market Capitalization (Minority, Marketable)                                                                                                                                                                                             1,058
Plus: Control Premium @                                                                                        36%      [c]                                                                                                   381

Equity Market Capitalization (Control, Marketable)                                                                                                                                               1,439

Interest Bearing Debt                                                                                                                                                                                                                                             1,702
Imagineering Litigation                                                                                                                                                                                1,128
Plus Preferred Shares                                                                                                                                                                                   1,416

Indication of Fair Market Value of Business Enterprise (Control, Marketable)                                                                                                       5,685
_________________________________________________________________________________________________________

[a] Source: Bloomberg. BETM not traded on Thursday, October 30, 2003 or Friday, October 31, 2003.
[b] Source: American Wagering, Inc. SEC Form 10-QSB for the quarterly period ended July 31, 2003.
[c] Refer to median control premium on Exhibit 5.

149

EXHIBIT 10
AMERICAN WAGERING, INC.
NET OPERATING LOSSES (NOLs)
AS OF OCTOBER 31, 2003

                                                                                                                                                                                                                                Projected
Fiscal Years: (in $000's)                                                                                                      2004                           2005                     2006                       2007                  Total
Net Operating Loss Carryforwards as of January 31, 2003                                  2,961

Pre-Tax Income                                                                                                                                                       840                             856                    1,037                       1,134                   3,867
Tax Shelter (a)                                                                                                                                                         285                             291                       353                          385                  1,315
Cost of Equity - Discount Rate                                                                        18.8%

Months Into First Projected Year                                                                                                 9
Periods Beyond Valuation Date                                                                                                                          0.13                            0.75                     1.75                          2.75
Discount Factor                                                                                                               0.979                   0.879              0.740                        0.623

Present Value Interim DFCF                                                                                                                                  279                            256                       261                          240

                                                                                                                              Present Value Sum NOLs (rounded)                                                                                                                 1,000

________________________________________________________________________________________________________________________________________

(a) Assumes taxes at 34 percent of pre-tax income.

150

EXHIBIT 11

AMERICAN WAGERING, INC. FINANCIAL PROJECTION ASSUMPTIONS

Leroy’s:
Revenues:     Wagering revenues were relatively flat in FY 2003 over FY 2002 but grew 18.2% for the nine month period ending 10/31/03 over the same period ending 10/31/02. The increase during this period was driven by a higher win percentage (hold) and the addition of pari-mutuel wagering at certain locations.

Management projects total wagers (handle) will grow 2.5% in FY 2005 over FY 2004 levels due to the planned opening of three locations in FY 2005. Payouts are projected at 92.29% of amounts wagered in FY 2005, similar to 92.74% for FY 2004.
Gross wagering revenues are forecast to grow 1% in FY 2006 and 2007 increasing to 2% in FY 2008 and 2009 based on the assumption that casino traffic will continue to grow at modest levels. Payouts are projected at 92.29% (based on projected FY 2005 levels) for FY 2006 through FY 2009 yielding net wagering revenues (hold) of 7.71%.

Costs:             Location expenses including employee and other operating expenses are forecast to grow 3.5% in FY 2005 due to the opening of three new locations and grow 1% in FY 2006 and 2007 and grow 2% in FY 2008 and FY 2009. Management believes the growth in costs will mirror sales growth.

Other operating expenses, income and overhead expenses (including management fees) are forecast to grow at 7.03% in FY 2005 (due to the opening of the three new locations) and grow 1% in FY 2006 and 2007 and grow 2% in FY 2008 and FY 2009 in line with projected revenue growth.

CBS:
Revenues:      Overall, revenues declined by 7.9% in FY 2003 over FY 2002 after a 27.2% increase in FY 2002 over FY 2001.

Equipment Sales – Systems sales are often non-recurring and cyclical in nature. Based on the level of recent installations and the limited market for new systems, management believes that sales will decline over the next three fiscal years. Equipment sales are projected to decline by 15% in FY 2005 and FY 2006 and by 10% in FY 2007. Management believes the market for systems installations and sales will begin to pick up and forecast revenue growth of 3% in FY 2008 and FY 2009 as casinos replace aging systems.

151

       Maintenance Fees – Maintenance fees are forecast to decrease by 10% in FY 2005 based on age of the systems currently under maintenance agreements and historical service requests. As systems under maintenance age, maintenance fees grow and management forecasts annual growth of 3% beginning in FY 2006 through FY 2009 as aging systems will require more maintenance.

Ticket Paper – Sales are projected to grow 2% annually throughout the projection period representing a combination of price increases (inflation) and anticipated growth in the number of wagers at the locations serviced by CBS.

Software Development – This revenue is derived from custom software installations. Software development revenues are forecast to grow 1% in FY 2005, decline by 10% in FY 2006 and FY 2007 and increase by 2% in FY 2008 and FY 2009. These revenues account for roughly 1.4% of CBS total revenues and are based on managements forecast of custom software installations.

Labor – These charges relate to system installations. Labor charges are forecast to grow 3% annually in FY 2005, increase by 2% in FY 2006 based on expected inflation growth, decline by 2% in FY 2007 as volume drops and increase by 2% in FY 2008 and FY 2009 as system installations are expected to begin increasing.

Costs:             Cost of Sales: Cost of sales relating to equipment sales are forecast at 44% of gross equipment sales throughout the projection period.
Cost of sales for ticket paper is forecast at 93.2% of gross ticket paper revenue throughout the forecast period. These costs are based on historical results and management estimates.

Operating Costs: Wages and benefits (are projected to decline by 3% in FY 2005, decline by 10% in FY 2006, decline by 5% in FY 2007 and grow at 2% in FY 2008 and FY 2009. These costs are variable in nature and will fluctuate based on forecasted sales. The cost of maintenance is forecast to grow at 3% in 2005 and 2% annually thereafter based on projected inflation. Other operating expenses are forecast to grow 1% in FY 2005, decline by 2% in FY 2006 and FY 2007 as management expects to reduce costs in these years, and then grow 2% in FY 2008 and FY 2009 as equipment sales levels are forecast to begin increasing.

Research and Development Costs: Wages and benefits are projected to decline by 3% in FY 2005, decline by 10% in FY 2006, decline by 5% in FY 2007 and grow at 2% in FY 2008 and FY 2009. These costs are variable in nature and will fluctuate based on forecasted sales. Project

152

                        costs are projected to grow 2% annually based on estimated inflation. Other expenses are forecast to grow 1% in FY 2005, decline by 2% in
                        FY 2006 and FY 2007 as management expects to reduce costs in these years, and then grow 2% in FY 2008 and FY 2009 as equipment sales begin to increase.

Technical Support: Wages and benefits are projected to decline by 3% in FY 2005, decline by 10% in FY 2006, decline by 5% in FY 2007 and grow at 2% in FY 2008 and FY 2009. These costs are variable in nature and will fluctuate based on forecasted sales. Other expenses are forecast to grow by 1% in FY 2005, decrease by 2% in FY 2006 and FY 2007 and then grow at 2% in FY 2008 and FY 2009. Similar to R&D expenses, management believes it can reduce costs in FY 2006 and FY 2007 and as equipment sales increase in FY 2008 and 2009, these costs will increase as well.

Management Information Systems: Wages and benefits are projected to decline by 3% in FY 2005, decline by 10% in FY 2006, decline by 5% in FY 2007 and grow at 2% in FY 2008 and FY 2009. These costs are variable in nature and will fluctuate based on forecasted sales. Other expenses are forecast to grow by 1% in FY 2005, decrease by 2% in FY 2006 and FY 2007 and then grow at 2% in FY 2008 and FY 2009. Again, as noted above, management believes they can reduce costs in FY 2005, FY 2006 and FY 2007, and as equipment sales increase in FY 2008 and 2009, these costs will increase accordingly.

General and Administrative Expenses: General and administrative expenses are projected to grow by 1% in FY 2005, decline by 5% in FY 2006, decline by 2% in FY 2007 and grow at 2% in FY 2008 and FY 2009. Management estimates it will be able to reduce G&A costs in FY 2006 and FY 2007 and these costs will grow as sales levels increase in FY 2008 and FY 2009. Depreciation and amortization expenses are forecast to decline by 2% in FY 2005, FY 2006 and FY 2007 and then grow at 2% in FY 2008 and FY 2009.

Other Income / Expenses: Management fees payable to the parent company are forecast at 20% of total revenues. Interest income is forecast to remain flat in FY 2005, decline by 10% in FY 2006, decline by 5% in FY 2007 and then grow at 2% in FY 2008 and FY 2009 as sales levels will dictate the level of available excess cash to earn interest. Interest expense is forecast to grow 3% in FY 2005, grow 1% in FY 2006 and FY 2007 and grow by 2% in FY 2008 and FY 2009 as management anticipates a combination of higher borrowings and higher interest rates.

153

EXHIBIT 12
LEROY’S SPORTS AND HORSE PLACE LOCATIONS

Gold Ranch Casino                                                      Tahoe Biltmore Lodge                                              Key Largo
Verdi, NV                                                                                            Crystal Bay, NV                                                                             Las Vegas, NV
Aug-02                                                                                                 May 98                                                                                         July 99

Nevada Palace                                                             Silver Club Hotel / Casino                                                       Charlie Holder's
      Las Vegas, NV                                                                                     Sparks, NV                                                                                    Henderson, NV
July 90                                                                                                Aug 02                                                                                          Mar 00

Silver Nugget                                                              Fitzgeralds                                                                               Gold Rush Casino
N. Las Vegas, NV                                                                                 Las Vegas, NV                                                                              Henderson, NV 89014
Aug 90                                                                        Aug 92                                                                                         Aug 00

State Line Nugget                                                        Four Queens                                                         Scoreboard Sports Bar
Wendover, NV                                                                                     Las Vegas, NV                                                                              Spring Creek, NV 89815
Dec 02                                                                                                 Oct-92                                                                                          Sep-01

AVI Hotel & Casino                                                      Barcelona
Laughlin, NV                                                                                      Las Vegas, NV
Feb 95                                                                                                 Nov 92

San Remo Las Vegas Casino                                           Red Lion Inn -Winnemucca
Las Vegas, NV                                                                                     Winnemucca, NV
Aug 90                                                                        Aug 96
Slotworld                                                                   Red Lion Inn -Elko
Carson City, NV                                                                                  Elko, NV
Oct 02                                                                                                 Sept 93

Hotel Nevada Gambling Hall(1)                                      Railroad Pass
Ely, NV                                                                                              Henderson, NV
Coming 2004                                                                 Sept 93

Sands Regency                                                           Silverton Hotel Casino
Reno, NV                                                                                            Las Vegas, NV
July 90                                                                       Aug-02

Skyline Restaurant & Casino                                        Hacienda
Henderson, NV                                                                                   Boulder City, NV
Aug 95                                                                                               Sept 94/Jan 00

Red Garter Hotel/Casino                                              River Palms
West Wendover, NV                                                                            Laughlin, NV
Aug-01                                                                       Mar-97

Stockmen's Hotel & Casino                                          Eureka Casino
Elko, NV                                                                                           Mesquite, NV
Sep-01                                                                       Mar 97

Pahrump Nugget Hotel &                                                            Golden Gate
       Gambling Hall                                                            Las Vegas, NV
Pahrump, NV                                                                                    Aug-01
Sep-97

Carson Nugget                                                           Fitzgeralds-Reno
Carson City, NV                                                                                 Reno, NV
Sept 95                                                                                              SEPT 97

Ellis Island                                                                Ramada Express Hotel
Las Vegas, NV                                                                                   Laughlin, NV
Aug 91                                                                       Jul 98

Bordertown Casino(1)                                                  Tropicana Resort
      Reno, NV                                                                                           Las Vegas, NV
Coming 2004                                                                                      Jul 98

Nevada Landing                                                                            Lady Luck
Jean, NV                                                                                           Las Vegas, NV
Aug 91                                                                      Jul-98
Rail City Casino                                                        El Capitan Resort Casino
Sparks, NV                                                                                       Hawthorne, NV
Aug 91 RACE                                                              Sept 02

Saddle West                                                              Truck Inn
Pahrump, NV                                                                                    Fernley, NV
Aug 96 RACE                                                                                    8/3/2003

Pony Express                                                             Topaz Lodge(1)
Jackpot, NV                                                                                      Gardnerville, NV
Oct-03                                                                                               Coming 2004

Riviera                                                                                           Magic Star
Las Vegas, NV                                                                                  Henderson, NV
July 92                                                                      Jan 99

Sahara Hotel and Casino                                             Diamond's
Las Vegas, NV                                                                                  Reno, NV
Aug-02                                                                                             Dec 98

Sharkey's Nugget                                                       Speedway Casino                              Note (1): Location not yet operating.
        Gardnerville, NV                                                                               N. Las Vegas, NV
Sept 02                                                                                             Oct 99

154

American Wagering, Inc. (Consolidated)
Liquidation Analysis

Value as of Adjusted Estimated % Estimated
December 31, 2003 Adjustments Value of Recovery Value(7)

Current Assets:
Cash	3,465,638		3,465,638	100%	3,465,638
Restricted Deposits (1)	1,052,361		1,052,361	100%	1,052,361
Accounts Receivable, net	454,245		454,245	90%	408,821
Inventories	1,085,533		1,085,533	40%	429,898	(5)
Deferred Tax Asset, Net	440,481		440,481	0%	-
Prepaid Expenses and Other Current Assets	351,600		351,600	0%	-

Property and Equipment, net (2)	3,025,106	1,078,081	4,103,187	80%	3,282,550	(8)
Goodwill	103,725		103,725	0%	-
Imagineering Receivable	114,440		114,440	100%	114,440
Deposits and Other	142,613		142,613	0%	-

Total Estimated Value	10,235,742		11,313,823		8,753,707

Liabilities related to Subsidiaries that are not included in bankruptcy proceedings
CBS					264,803
AWIM					86,430

Balance available for Priority, Administrative and Unsecured Claims					8,402,474

Payment of Claims:
Priority
Secured Loan (CBS)					1,682,507
Secured Portion of Imagineering Judgment					1,224,649

Administrative
Chapter 7 Trustee Fees (3)					262,611
Chapter 7 Accounting Fees (estimated)					50,000
Professional Fees (estimated)					418,746
Accounts Payable - post petition (AWI & Leroys only)					201,873
Accrued Expenses - post petition (AWI & Leroys only)					133,070
Unpaid Winning Tickets - post petition					873,781
Customer Deposits and Other Current Liabilities - post petition					927,334

Balance available for distribution prior to unsecured claims					2,627,903

General Unsecured
Accounts Payable-pre petition (4)					-
Vacation and Unclaimed					396,977
Other Long Term Liabilities (Due to Sahara)					25,000
Lease Rejection Charges (6)					-
Proof of Claim amounts (net of Racusin judgment) - AWI Bankruptcy					310,161
Scheduled amounts - AWI Bankruptcy					29,845
Proof of Claim amounts - Leroy's Bankruptcy					192,465
Scheduled amounts - Leroy's Bankruptcy					138,876
Racusin judgment					2,725,012

Total General Unsecured					3,818,336

Balance after distribution for unsecured claims					(1,190,433)

Estimated Recovery - General Unsecured Claims					69%

Footnotes:
(1)  Consists of cash deposits to meet certain Nevada and foreign regulatory requirements and to bond certain litigation appeals.
(2)  Includes $1,078,081 addutuon for gross up of building to estimate fair market value of $3.8 million.
(3)  Trustee fees are calculated at 3% of total asset value.
(4)  Per Debtor, pre-petition accounts payable amounts are included in scheduled amounts and Proof of Claim accounts.
(5)  Represents an estimated recovery of 50% on CBS inventory and 35% recovery on AWIM inventory.
(6)  Per Debtor, all pre-petition and post-petition lease amounts have been paid and leases are current.
(7)  Assets of CBS and AWIM are included in total asset amounts shown.
(8)  Includes estimated recovery of 60% on $145,935 of AWIM equipment for an estimated recovery value of $87,561.

155

American Wagering, Inc. ("AWI")

Leroy's Horse & Sports Place, Inc. ("Leroy's")

Consolidated Balance Sheet

As of December 31, 2003

LEROY'S AWI ELIMINATION CONSOLIDATED
ENTRY
37,986 37,986 37,986 37,986
ASSETS (UNAUDITED ) (UNAUDITED ) (UNAUDITED ) (UNAUDITED)

CURRENT ASSETS
CASH	2,958,773	196,571		3,155,344
RESTRICTED CASH	49,611			49,611
RESTRICTED CERTIFICATE OF DEPOSIT	1,000,000			1,000,000
DEFERRED TAX ASSET		440,481		440,481
INTERCOMPANY RECEIVABLES		71,310		71,310
PREPAID EXPENSES AND OTHER	193,400	113,260		306,660

	4,201,784	821,622		5,023,406

PROPERTY & EQUIPMENT, NET	288,563	36,273		324,836
IMAGINEERING RECEIVABLE		114,440		114,440
DEPOSITS AND OTHER		71,671		71,671
DUE FROM AFFILIATES	3,204,428	3,713,861	(3,200,000)	3,718,289
INVESTMENT IN SUBSIDIARIES		1,573,009	(1,073,006)	500,003
TOTAL ASSETS	7,694,775	6,330,876	(4,273,006)	9,752,645

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
ACCOUNTS PAYABLE	138,531	63,342		201,873
ACCRUED EXPENSES	118,338	14,732		133,070
DUE TO AFFILIATE				0
UNPAID WINNING TICKETS	873,481			873,481
CUSTOMER DEPOSITS AND OTHER	927,334			927,334

	2,057,684	78,074	0	2,135,758

LONG TERM DEBT, LESS CURRENT PORTION	25,000			25,000
PREFERRED STOCK REDEEMABLE		323,800		323,800

PRE-PETITION LIABILITIES - ACCOUNTS PAYABLE	56,924	80,650		137,574
PRE-PETITION LIABILITIES - VACATION AND UNCLAIMED	65,049	331,928		396,977
PRE-PETITION LIABILITIES - INTERCOMPANY	1,433,336	3,200,623	(3,200,000)	1,433,959
PRE-PETITION LIABILITIES - RACUSIN		1,972,249		1,972,249
PRE-PETITION LIABILITIES - IMAGINEERING		1,128,061		1,128,061

TOTAL LIABILITIES	3,637,993	7,115,385	(3,200,000)	7,553,378

STOCKHOLDERS' EQUITY
PREFERRED STOCK		1,092,400		1,092,400
COMMON STOCK	50,100	78,979	(50,100)	78,979
ADDITIONAL PAID-IN CAPITAL	1,022,906	12,991,421	(1,022,906)	12,991,421
TREASURY STOCK		(327,493)		(327,493)
RETAINED EARNINGS	2,983,776	(14,619,816)		(11,636,040)

	4,056,782	(784,509)	(1,073,006)	2,199,267

TOTAL LIABILITIES/STOCKHOLDERS' EQUITY	7,694,775	6,330,876	(4,273,006)	9,752,645

157

American Wagering, Inc. ("AWI")
Leroy's Horse & Sports Place, Inc. ("Leroy's")

Pro Forma Consolidated Balance Sheet

As of June 30, 2004

Assumption: Racusin Judgment at approx. $1.34 million

LEROY'S AWI ELIMINATION CONSOLIDATED
ENTRY
06/30/2004 06/30/2004 06/30/2004 06/30/2004
ASSETS (UNAUDITED ) (UNAUDITED ) (UNAUDITED ) (UNAUDITED)

CURRENT ASSETS
CASH	384,309	10,229		394,538
RESTRICTED CASH	74,452			74,452
RESTRICTED CERTIFICATE OF DEPOSIT	1,000,000			1,000,000
DEFERRED TAX ASSET		440,481		440,481
INTERCOMPANY RECEIVABLES	686,767		(686,767)	0
PREPAID EXPENSES AND OTHER	193,400	113,260		306,660

	2,338,928	563,970		2,902,898

PROPERTY & EQUIPMENT, NET	234,673	22,357		257,030
IMAGINEERING RECEIVABLE
DEPOSITS AND OTHER
DUE FROM AFFILIATES	3,204,428	3,713,861	(3,200,000)	3,718,289
INVESTMENT IN SUBSIDIARIES		1,573,009	(1,073,006)	500,003

TOTAL ASSETS	5,778,029	5,873,197	(4,273,006)	7,378,220

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
ACCOUNTS PAYABLE	110,825	50,674		161,499
ACCRUED EXPENSES	146,710	277,328		424,038
DUE TO AFFILIATE				0
UNPAID WINNING TICKETS	218,370			218,370
CUSTOMER DEPOSITS AND OTHER	463,667			463,667

	939,572	328,002	0	1,267,574

LONG TERM DEBT, LESS CURRENT PORTION	25,000			25,000
LONG TERM DEBT (INTERCOMPANY)	1,433,336	3,200,623	(3,200,000)	1,433,959
LONG TERM DEBT (RACUSIN)		1,321,724		1,321,724
LONG TERM DEBT (IMAGINEERING)		680,000		680,000
PREFERRED STOCK REDEEMABLE		323,800		323,800

PRE-PETITION LIABILITIES - ACCOUNTS PAYABLE
PRE-PETITION LIABILITIES - VACATION AND UNCLAIMED
PRE-PETITION LIABILITIES - INTERCOMPANY
PRE-PETITION LIABILITIES - RACUSIN
PRE-PETITION LIABILITIES - IMAGINEERING

TOTAL LIABILITIES	2,397,908	5,854,149	(3,200,000)	5,052,057

STOCKHOLDERS' EQUITY
PREFERRED STOCK		1,092,400		1,092,400
COMMON STOCK	50,100	78,979	(50,100)	78,979
ADDITIONAL PAID-IN CAPITAL	1,022,906	12,991,421	(1,022,906)	12,991,421
TREASURY STOCK		(327,493)		(327,493)
RETAINED EARNINGS	2,307,115	(13,816,259)		(11,509,144)

	3,380,121	19,048	(1,073,006)	2,326,163

TOTAL LIABILITIES/STOCKHOLDERS' EQUITY	5,778,029	5,873,197	(4,273,006)	7,378,220

158

American Wagering, Inc. ("AWI")

Leroy's Horse & Sports Place, Inc. ("Leroy's")

Pro Forma Consolidated Balance Sheet

As of June 30, 2004

Assumption: Racusin Judgment at approx. $1.34 million

NOTE

The Racusin Judgment is monetized in these Pro Forma Balance Sheets as $1.34 million and $2.78 million as of the Effective Date. The $1.34 million represents the actual amount of the Racusin Judgment as determined in the "Judgment Upon a Jury Verdict" as ordered by the U.S.District Court. The $2.78 million represents the amount set forth in the Proof of Claim filed by Racusin; this amount is contrary to the Racusin Judgment as ordered by the U.S. District Court and includes the amount which Racusin claims the U.S. District Court Judge erred in not awarding (i.e., the amount of interest from May 15, 1996 through November 14, 2002). Racusin has appealed the Racusin Judgement to the 9th Circuit Court of Appeals (in order to include the additional interest) and the appeal is currently pending. The Debtors object to the Proof of Claim filed by Racusin, and the inclusion of the $2.78 million amount in these Pro Forma Balance Sheets is not an admission of the legitimacy of the Claim, but is simply to illustrate the feasibility of the treatment of the Racusin Claim and Racusin Judgment on the overall Balance Sheet of the company whether in the amount of $1.34 million or $2.78 million.

159

American Wagering, Inc. ("AWI")
Leroy's Horse & Sports Place, Inc. ("Leroy's")

Pro Forma Consolidated Balance Sheet
As of June 30, 2004

Assumption: Racusin Judgment at approx. $2.78 million

LEROY'S AWI ELIMINATION CONSOLIDATED
ENTRY
06/30/2004 06/30/2004 06/30/2004 06/30/2004
ASSETS (UNAUDITED ) (UNAUDITED ) (UNAUDITED ) (UNAUDITED )

CURRENT ASSETS
CASH	372,481	10,229		382,710
RESTRICTED CASH	74,452			74,452
RESTRICTED CERTIFICATE OF DEPOSIT	1,000,000			1,000,000
DEFERRED TAX ASSET		440,481		440,481
INTERCOMPANY RECEIVABLES	686,767		(686,767)	0
PREPAID EXPENSES AND OTHER	193,400	113,260		306,660

	2,327,100	563,970		2,891,070

PROPERTY & EQUIPMENT, NET	234,673	22,357		257,030
IMAGINEERING RECEIVABLE
DEPOSITS AND OTHER
DUE FROM AFFILIATES	3,204,428	3,713,861	(3,200,000)	3,718,289
INVESTMENT IN SUBSIDIARIES		1,573,009	(1,073,006)	500,003

TOTAL ASSETS	5,766,201	5,873,197	(4,273,006)	7,366,392

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
ACCOUNTS PAYABLE	110,825	50,674		161,499
ACCRUED EXPENSES	146,710	277,328		424,038
DUE TO AFFILIATE				0
UNPAID WINNING TICKETS	218,370			218,370
CUSTOMER DEPOSITS AND OTHER	463,667			463,667

	939,572	328,002	0	1,267,574

LONG TERM DEBT, LESS CURRENT PORTION	25,000			25,000
LONG TERM DEBT (INTERCOMPANY)	1,433,336	3,200,623	(3,200,000)	1,433,959
LONG TERM DEBT (RACUSIN)		2,746,191		2,746,191
LONG TERM DEBT (IMAGINEERING)		680,000		680,000
PREFERRED STOCK REDEEMABLE		323,800		323,800

PRE-PETITION LIABILITIES - ACCOUNTS PAYABLE
PRE-PETITION LIABILITIES - VACATION AND UNCLAIMED
PRE-PETITION LIABILITIES - INTERCOMPANY
PRE-PETITION LIABILITIES - RACUSIN
PRE-PETITION LIABILITIES - IMAGINEERING

TOTAL LIABILITIES	2,397,908	7,278,616	(3,200,000)	6,476,524

STOCKHOLDERS' EQUITY
PREFERRED STOCK		1,092,400		1,092,400
COMMON STOCK	50,100	78,979	(50,100)	78,979
ADDITIONAL PAID-IN CAPITAL	1,022,906	12,991,421	(1,022,906)	12,991,421
TREASURY STOCK		(327,493)		(327,493)
RETAINED EARNINGS	2,295,287	(15,240,726)		(12,945,439)

	3,368,293	(1,405,419)	(1,073,006)	889,868

TOTAL LIABILITIES/STOCKHOLDERS' EQUITY	5,766,201	5,873,197	(4,273,006)	7,366,392

160

American Wagering, Inc. ("AWI")

Leroy's Horse & Sports Place, Inc. ("Leroy's")

Pro Forma Consolidated Balance Sheet

As of June 30, 2004

Assumption: Racusin Judgment at approx. $2.78 million

NOTE

The Racusin Judgment is monetized in these Pro Forma Balance Sheets as $1.34 million and $2.78 million as of the Effective Date. The $1.34 million represents the actual amount of the Racusin Judgment as determined in the "Judgment Upon a Jury Verdict" as ordered by the U.S.
District Court. The $2.78 million represents the amount set forth in the Proof of Claim filed by Racusin; this amount is contrary to the Racusin
Judgment as ordered by the U.S. District Court and includes the amount which Racusin claims the U.S. District Court Judge erred in not awarding (i.e., the amount of interest from May 15, 1996 through November 14, 2002). Racusin has appealed the Racusin Judgement to the
9th Circuit Court of Appeals (in order to include the additional interest) and the appeal is currently pending. The Debtors object to the Proof of Claim filed by Racusin, and the inclusion of the $2.78 million amount in these Pro Forma Balance Sheets is not an admission of the legitimacy of the Claim, but is simply to illustrate the feasibility of the treatment of the Racusin Claim and Racusin Judgment on the overall
Balance Sheet of the company whether in the amount of $1.34 million or $2.78 million.

161

American Wagering, Inc. ("AWI")

Leroy's Horse & Sports Place, Inc. ("Leroy's")

Pro Forma Consolidated Balance Sheet
As of June 30, 2004

Assumption: The Racusin Judgment is subordinated pursuant to 11 U.S.C. Section 510(b)

LEROY'S AWI ELIMINATION CONSOLIDATED
ENTRY
06/30/2004 06/30/2004 06/30/2004 06/30/2004
ASSETS (UNAUDITED ) (UNAUDITED ) (UNAUDITED ) (UNAUDITED )

CURRENT ASSETS
CASH	407,553	10,229		417,782
RESTRICTED CASH	74,452			74,452
RESTRICTED CERTIFICATE OF DEPOSIT	1,000,000			1,000,000
DEFERRED TAX ASSET		440,481		440,481
INTERCOMPANY RECEIVABLES	686,767		(686,767)	0
PREPAID EXPENSES AND OTHER	193,400	113,260		306,660

	2,362,172	563,970		2,926,142

PROPERTY & EQUIPMENT, NET	234,673	22,357		257,030
IMAGINEERING RECEIVABLE
DEPOSITS AND OTHER
DUE FROM AFFILIATES	3,204,428	3,713,861	(3,200,000)	3,718,289
INVESTMENT IN SUBSIDIARIES		1,573,009	(1,073,006)	500,003

TOTAL ASSETS	5,801,273	5,873,197	(4,273,006)	7,401,464

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
ACCOUNTS PAYABLE	110,825	50,674		161,499
ACCRUED EXPENSES	146,710	277,328		424,038
DUE TO AFFILIATE				0
UNPAID WINNING TICKETS	218,370			218,370
CUSTOMER DEPOSITS AND OTHER	463,667			463,667

	939,572	328,002	0	1,267,574

LONG TERM DEBT, LESS CURRENT PORTION	25,000			25,000
LONG TERM DEBT (INTERCOMPANY)	1,433,336	3,200,623	(3,200,000)	1,433,959
LONG TERM DEBT (RACUSIN)
LONG TERM DEBT (IMAGINEERING)		680,000		680,000
PREFERRED STOCK REDEEMABLE		323,800		323,800

PRE-PETITION LIABILITIES - ACCOUNTS PAYABLE
PRE-PETITION LIABILITIES - VACATION AND UNCLAIMED
PRE-PETITION LIABILITIES - INTERCOMPANY
PRE-PETITION LIABILITIES - RACUSIN
PRE-PETITION LIABILITIES - IMAGINEERING

TOTAL LIABILITIES	2,397,908	4,532,425	(3,200,000)	3,730,333

STOCKHOLDERS' EQUITY
PREFERRED STOCK		1,092,400		1,092,400
COMMON STOCK	50,100	81,377	(50,100)	81,377
ADDITIONAL PAID-IN CAPITAL	1,022,906	12,991,421	(1,022,906)	12,991,421
TREASURY STOCK		(327,493)		(327,493)
RETAINED EARNINGS	2,330,359	(12,496,933)		(10,166,574)

	3,403,365	1,340,772	(1,073,006)	3,671,131

TOTAL LIABILITIES/STOCKHOLDERS' EQUITY	5,801,273	5,873,197	(4,273,006)	7,401,464

162

SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT (this "Agreement") is by and between American Wagering, Inc., a Nevada corporation with its principal place of business at 675 Grier Drive, Las Vegas, Nevada 89119 (" AWI "), and Las Vegas Gaming, Inc., a Nevada corporation with its principal place of business at 4000 W. Ali Baba Lane, Suite D, Las Vegas, Nevada 89118 (" LVGI ").

PURPOSE

This Agreement is made as a compromise and settlement between the parties hereto for the complete and final settlement of their claims, differences, and causes of action with respect to their disputes.

STATEMENT OF DISPUTE

AWI asserted certain claims against Imagineering Systems, Inc. ("ISI") as set forth in a complaint filed in the Eighth Judicial District Court, Clark County, Nevada, (the "District Court " ) in a case captioned American Wagering, Inc. , plaintiff, v. Imagineering Systems, Inc., and Carl Conti , defendant, and identified as Civil Action No. A 395788.

ISI asserted certain claims against AWI in a complaint filed with the Second Judicial District Court, Washoe County, Nevada, captioned Imagineering Systems, Inc.; Bill Williams; Carl Conti; Charlotte Conti; and Alicia Mach , plaintiff, v. American Wagering, Inc. , defendant, and identified as Civil Action No. CV 98-06597.

A.   By Order of the District Court for Clark County issued on January 4, 1999, and filed on January 11, 1999, the parties stipulated to consolidate Case
       No. CV 98-06597 with Case No. A 395788, and transfer venue from Washoe County to Clark County. The consolidated cases were litigated before the Eighth Judicial District Court for Clark County (the "Litigation" ).

B.   On October 5, 2000, the District Court granted AWI’s Motion for Summary Judgment on AWI’s claim for breach of the promissory note and awarded
       AWI damages in the amount of $115,025.70 (the "AWI Judgment").

C.   On October 30, 2000, the jury returned a verdict in favor of ISI for its claims and awarded ISI damages in the amount of $1,397,500.

D.   On April 5, 2001, the District Court entered an Amended Judgment Upon Verdict, in which the District Court reduced ISI’s award by $500,000 in a stipulated remittitur.

163

E.   On October 3, 2003, the District Court entered an "Amended Judgment Upon Verdict and Remand" in favor of ISI in the amount of $1,224,649.19 plus any interest accruing at a rate of six percent per annum and attorneys’ fees and costs (the "Judgment " ). After off-setting the Judgment with the AWI

       Judgment, the balance of the Judgment was reduced to $1,109,623.49.

F.   AWI appealed the Judgment, and in lieu of posting a bond, the District Court allowed AWI to have a deed of trust recorded against real property owned by Computerized Bookmaking Systems, Inc. ("CBS"), commonly known as 675 Grier Drive, Las Vegas, Nevada 89119 and having Assessor’s Parcel
       Number 177-03-110-001 (the "Real Property" ) as security for the Judgment (the "Second Deed of Trust " ). The Deed of Trust was recorded on June
       4, 2003.

G.   The Deed of Trust mistakenly named AWI as the grantor of the Deed of Trust even though AWI does not have an interest in the Real Property.

H.   On July 1, 2003, LVGI purchased 100% of the equity of ISI and became the successor-in-interest to the Judgment.

I.     AWI is currently a debtor and debtor-in-possession in those certain bankruptcy proceedings captioned In re: American Wagering, Inc., a Nevada corporation , Case No. 03-52529-GWZ, which is being adjudicated concurrently with the bankruptcy proceeding of its subsidiary Leroy’s Horse and
       Sports Place ("Leroy’s") captioned In re: Leroy’s Horse and Sports Place, a Nevada corporation, Case No. 03-52530-GWZ (collectively, the
       "Bankruptcy Case") . Pursuant to that certain Plan of Reorganization for both AWI and Leroy’s (the " Plan" ) and the terms of this Agreement, AWI and LVGI (collectively, the "Parties") desire to reach a full and final compromise and settlement of all matters and all causes of action arising out of the
       Litigation and the facts, claims, and judgments as set forth above. It is anticipated that the Effective Date for the Plan will be June 30, 2004 (the "Effective
       Date").

TERMS OF SETTLEMENT

In consideration of the covenants, representations and warranties contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:
  Conditions Precedent.

                1.1   All terms (including, but not limited to, dates, amounts, interest rates, etc.) applicable to this Agreement, AWI and/or Leroy’s are subject to approval by the Bankruptcy Court.

164

  Covenants.
                 2.1  LVGI agrees to use its best efforts to assist CBS in refinancing the Real Property. LVGI’s assistance shall include, but in no way be limited to, the following:

2.1.1  CBS shall execute and deliver a replacement of the Deed of Trust, which upon recordation will have no less than a second priority position on the Real Property to reflect CBS as the Trustor in place of AWI (the "Replacement Deed of Trust " ).

2.1.2  Upon CBS securing a financial institution to refinance the Real Property, and simultaneously at the closing of this refinancing of the Real
          Property and the Receipt of Funds described in paragraph 2.2.2.3, LVGI shall then cause a Release and Reconveyance of the
          Replacement Deed of Trust to be recorded in the Official Records of Clark County, Nevada.

                        2.1.3  Upon Release and Reconveyance of the Replacement Deed of Trust, LVGI shall not require AWI, or any of its subsidiary companies, to provide security for the Debt (as defined herein) .

                  2.2  Payment of the Debt Owed to LVGI by AWI.

2.2.1  LVGI agrees to reduce the total amount of the debt owing to LVGI pursuant to the Judgment to the amount of One Million Dollars
          ($1,000,000.00) (including, but not limited to, the principal amount of the Judgment, accrued interest, attorneys fees/costs, etc., and set-off of the AWI Judgment) as of the Effective Date of the Plan (the "Debt").

             2.2.2  In consideration for LVGI reducing the amount of the Debt, AWI will:

                              2.2.2.1  Accelerate the payment of the Debt from 36 months to 24 months from the Effective Date pursuant to the attached
                                          Amortization Schedule (Attachment A);

      2.2.2.2  Provide for a minimum payment towards the Debt in the amount of Five Hundred Thousand Dollars ($500,000.00)
                during the first twelve (12) months following the Effective Date of the Plan, which amount shall include the payment by
    AWI to LVGI in the sum of $320,000 on the Effective Date of the Plan; and

                                                        (a)   Pay interest on the Debt in the amount of 6% per annum.

                             2.2.2.3  Upon completion of a refinancing of the Real Property, AWI will cause CBS to pay LVGI Fifty Percent (50%) of the net proceeds realized from the refinancing (i.e., the equity take-out) or Two Hundred Thousand Dollars

165

                                       ($200,000.00), whichever
                                       is greater from escrow at the time of closing on the refinancing of the Real Property.

                          2.2.2.4  AWI may pay the Debt on an accelerated basis without a pre-payment penalty.

3.  Representations, Warranties and Covenants.

     3.1  Representations and Warranties of AWI. AWI hereby represents and warrants to LVGI that each of the following statements is true, correct and complete in all material respects as of the date hereof:

            3.1.1  Organization. AWI is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all therequisite corporate power and authority to carry on its business as presently conducted and to own or lease and to operate its business.

            3.1.2  Corporate Power and Authority, Effect of Agreement. Subject to the approval of the Bankruptcy Court, AWI has full corporate power and authority to execute and deliver this Agreement and any and all related agreements and to consummate and perform the obligations of it contemplated hereby and thereby. The execution and delivery by AWI of this Agreement and any and all related agreements and the consummation and performance of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action required on the part of AWI. Assuming due execution and delivery hereof and thereof by each other party hereto and thereto, this Agreement and any and all related agreements constitute valid and legally binding obligations of AWI, enforceable against it in accordance with its and their respective terms.

            3.1.3  Consents . Other than the approval of the Bankruptcy Court and the consent of CBS, to the best knowledge of AWI, the execution and  delivery of this Agreement or any related agreement by AWI and the consummation and performance of the transactions contemplated hereby and thereby do not require AWI to obtain any consent, approval or action of, or make any filing with or give notice to, any person.

            3.1.4  Litigation. Other than the Bankruptcy Case and the matters and adversary proceedings filed therein, there are no actions, suits or proceedings pending or, to the best knowledge of AWI, threatened against it, and there are no orders, judgments or court decrees against AWI, at law or in equity, or before or by any foreign, federal, state, municipal or other governmental department, commission, court, board, bureau, agency or instrumentality that individually or in the aggregate would have a material adverse effect on its ability to perform its obligations hereunder. AWI is not in default with respect to any judgment, order, writ, injunction or decree of any court or any federal, state, municipal or

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                     other government department, commission, board, bureau, agency or instrumentality, which default would have a material adverse effect on the ability of AWI to perform its obligations hereunder.

           3.1.5   No Conflicts. To the best knowledge of AWI, neither the execution, delivery or performance of this Agreement (and any and all related agreements) by AWI nor the consummation of the transactions contemplated herein (and therein) will (i) conflict with, result in a breach of or constitute a default under the articles of incorporation or bylaws of AWI or (ii) conflict in any respect with, result in a breach of or constitute a default under any court or administrative order or process, judgment, decree, statute, law, ordinance, rule or regulation or any agreement or commitment to which AWI is a party or by which it (or any of its material properties or assets) is subject or bound, except where such conflict, breach or default would not have a material adverse effect on its ability to perform the obligations contemplated herein.

    3.2  Representations and Warranties of LVGI. LVGI hereby represents and warrants to AWI that each of the following statements is true, correct and complete in all material respects as of the date hereof:

          3.2.1  Organization. LVGI is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all the requisite corporate power and authority to carry on its business as presently conducted.

          3.2.2   Corporate Power and Authority, Effect of Agreement. LVGI has full corporate power and authority to execute and deliver this
                     Agreement and any and all related agreements and to consummate and perform the obligations of it contemplated hereby and thereby.
                     The execution and delivery by LVGI of this Agreement and any and all related agreements and the consummation and performance of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action required on the part of LVGI. Assuming due execution and delivery hereof and thereof by each other party hereto and thereto, this Agreement and any and all related agreements constitute valid and legally binding obligations of LVGI, enforceable against it in accordance with its and their respective terms.

          3.2.3  Consents . To the best knowledge of LVGI, the execution and delivery of this Agreement or any related agreement by LVGI and the consummation and performance of the transactions contemplated hereby and thereby do not require LVGI to obtain any consent, approval or action of, or make any filing with or give notice to, any person.

          3.2.4  Litigation. There are no actions, suits or proceedings pending or, to the best knowledge of LVGI, threatened against it, and there are no orders, judgments or court decrees against LVGI, at law or in equity, or before or by any foreign, federal, state, municipal or other governmental department, commission, court,

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                   board, bureau, agency or instrumentality that individually or in the aggregate would have a material adverse effect on its ability to perform its obligations hereunder. LVGI is not in default with respect to any judgment, order, writ, injunction or decree of any court or any federal, state, municipal or other government department, commission, board, bureau, agency or instrumentality, which default would have a material advers effect on the ability of LVGI to perform its obligations hereunder.

         3.2.5  No Conflicts . To the best knowledge of LVGI, neither the execution, delivery or performance of this Agreement (and any and all related agreements) by LVGI nor the consummation of the transactions contemplated herein (and therein) will (i) conflict with, result in a breach of or constitute a default under the articles of incorporation or bylaws of LVGI or (ii) conflict in any respect with, result in a breach of or constitute a default under any court or administrative order or process, judgment, decree, statute, law, ordinance, rule or regulation or any agreement or commitment to which LVGI is a party or by which it (or any of its material properties or assets) is subject or bound, except where such conflict, breach or default would not have a material adverse effect on its ability to perform the obligations contemplated herein.

4.  Support of Plan of Reorganization.

4.1  In addition to the express covenants of LVGI in this Agreement, LVGI shall refrain from opposing, or proposing, soliciting, supporting or encouraging any person to take any action inconsistent with this Agreement or to impose, impede, hinder or delay, the Plan provided that the Plan is fully consistent with this Agreement and does not contain any provisions which would materially and adversely affect the rights and remedies of LVGI related to the Judgment. Specifically, LVGI shall:

      4.1.1  Vote its claim against AWI in favor of the Plan, except to the extent such claims or interests are deemed by operation of the Bankruptcy Code to have accepted or rejected the Plan; and

      4.1.2   Not propose, vote for, consent to or support or participate, directly or indirectly, in the formulation of any application, motion or plan of reorganization or liquidation (proposed or filed or to be proposed or filed) in the bankruptcy proceeding with respect to AWI that provides for terms that are materially inconsistent with this Agreement.

4.2  Notwithstanding Section 4.1.1, this Agreement is the product of negotiations between AWI and LVGI. This Agreement is not and shall not be deemed to be a solicitation for consents to the Plan. LVGI’s acceptance of the Plan shall be solicited only after it has received a disclosure statement approved by the Bankruptcy Court and otherwise in compliance with Section 1126 of the Bankruptcy Code.

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5.   Defaults.

      5.1  Events of Defaults. The occurrence of any one or more of the following events by AWI shall constitute an "Event of Default":

5.1.1  AWI shall fail to pay any principal amount due on the Debt, as described in Attachment A, when due;

5.1.2  AWI shall default in the performance or observance of any of the other agreements, covenants, conditions, provisions or terms in this
         Agreement continuing for a period of ten (10) days after written notice thereof is given to AWI by LVGI;

5.1.3  Any representation or warranty made by AWI here, shall prove to have been false in any material respect as of the time when made or given;

5.1.4  This Agreement at any time after its respective execution and delivery, and for any reason, cease to be in full force and effect or be declared void, or be revoked or terminated, or the validity or enforceablity thereof or hereof shall be contested by AWI or any shareholder of AWI, or
           AWI shall deny that it has any or further liability or obligation thereunder or under this Agreement, as the case may be.

5.2  Termination of Commitment and Acceleration of Obligations. Upon the occurrence of any Event of Default:

      5.2.1  As to any Event of Default and at any time thereafter, and in each case, LVGI may within ten (10) days by written notice to AWI, and the opportunity to cure this default within the ten (10) day notice period, terminate its obligations under this Agreement and/or declare the unpaid principal balance of the Debt, together with all interest accrued thereon, to be immediately due and payable; and the unpaid principal balance of and accrued interest on such Debt shall immediately be due and payable without further notice of any kind, all of which are waived, and notwithstanding anything to the contrary here or contained in this Agreement;

5.3  Remedies Cumulative. The rights and remedies of LVGI, not only under this Agreement but also under any other agreement of LVGI with AWI and under applicable law, whether now or subsequently in force, are cumulative and not exclusive of any other rights, powers and remedies, and all such rights, powers and remedies may be exercised singly, alternatively or concurrently.

6.  Miscellaneous.

     6.1  Expenses; Indemnity. AWI shall pay, or reimburse LVGI for all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) paid or incurred by LVGI before and after judgment in enforcing, protecting or preserving its rights under this Agreement.

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7.   Miscellaneous.

       7.1  Notices. All notices, demands, payments or other communications under this Agreement shall be in writing and telecopied (with a confirmation copy sent by overnight courier), mailed or delivered to the appropriate party at its telecopy number or address set forth below (subject to change from time to time by written notice to all other parties to this Agreement). All such notices and communications shall be effective (a) upon receipt, when delivered by hand or overnight delivery service, or if mailed, upon the first to occur of receipt or the expiration of three days after the deposit in the
              United States Postal Service mail, postage prepaid and addressed to the address of the party to receive such notice at the address specified;
              provided, however , that non-receipt of any communication as the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication, and (b) upon transmission, when delivered by telecopy to the specified telecopy number (if a confirmation copy is also sent by overnight courier).

                              If to AWI:                                                 American Wagering, Inc.
                                                                                               675 Grier Drive
                                                                                               Las Vegas, NV 89119
                                                                                               Facsimile No.: (702) 735-0142
                                                                                               Attn: President

                              With a copy to:                                          Gordon & Silver, Ltd.
                                                                                                3960 Howard Hughes Parkway , 9 th Floor
                                                                                                Las Vegas, NV 89109
                                                                                                Facsimile No.: (702) 369-2666
                                                                                                Attn: Thomas H. Fell, Esq.

                                                                                               Las Vegas Gaming, Inc.
                                                                                               4000 West Ali Baba Lane, Suite D
                              If to LVGI:                                                Las Vegas, NV 89118
                                                                                               Facsimile No.: (702) 733-4907
                                                                                               Attn: President

        7.2  Governing Law. This Agreement has been entered into in the State of Nevada and shall be governed by the laws of the State of Nevada without regard to conflict of laws principles. Any disputes that arise under this Agreement will be heard by the Bankruptcy Court (or, if the Bankruptcy
               Court lacks jurisdiction, in the State or Federal courts located in Clark County, Nevada) and all parties hereby consent to such jurisdiction.

        7.3   Binding Effect. This Agreement shall be binding upon (a) each of the parties to this Agreement, (b) all parties in interest in the Bankruptcy Case, including any trustee appointed in the Gaming Bankruptcy Case or any subsequent converted bankruptcy case of AWI, and (c) each of the parties’
                respective successors-in-interest and/or assigns.

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        7.4  Waiver. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, provision or condition, or of any other term, provision or condition of this Agreement.

        7.5  Entire Agreement. This Agreement, together with the attachments hereto, constitutes the entire agreement between the Parties with regard to the subject matter hereof, and there are no prior agreements, understandings, restrictions, warranties or representations between the Parties with regard thereto.

         7.6  Attorneys’ Fees. In the event of litigation arising from this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and expenses.

         7.7  Amendment and Waiver. Neither this Agreement nor any provision hereof may be amended, revised, altered, changed, waived, discharged or terminated orally, and no such amendment, revision, alteration, change, waiver, discharge or termination shall be effective except pursuant to a written instrument signed by the party against whom enforcement of the amendment, revision, alteration, change, waiver, discharge or termination is sought.

         7.8  Counterparts. This Agreement may be executed in multiple counterparts, and all of such counterparts shall, when taken together, constitute one and the same agreement.

         7.9  Further Assurances. All parties to this Agreement shall cooperate with each of the other parties and shall take such actions as may be reasonably requested (and which actions are consistent with the provisions of this Agreement) to obtain for the requesting party the benefit of the transaction contemplated hereby.

IN WITNESS WHEREOF, the Parties have executed this Agreement on February 23, 2004.

AMERICAN WAGERING, INC.:                                                                        LAS VEGAS GAMING, INC.:

/s/ Timothy F. Lockinger                                                                                             /s/ Russell R. Roth

By: Timothy F. Lockinger                                                                                           By: Russell R. Roth
Its: Secretary/Treasurer                                                                                                   Its: President

NOTARY SIGNATURE ON NEXT PAGE

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SUBSCRIBED and SWORN to before                                                                    SUBSCRIBED and SWORN to before
me on this 23 rd day of February, 2004.                                                                        me on this 23 rd day of February, 2004.

/s/ David Lichterman                                                                                                 /s/ Kristy Bell
NOTARY PUBLIC                                                                                                      NOTARY PUBLIC

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ATTACHMENT A

Amortization Schedule

DATE	PRINCIPAL	INTEREST	TOTAL	BALANCE

06/30/2004	$320,000.00	$0.00	$320,000.00	$680,000.00

07/2004	$16,000.00	$3,465.21	$19,465.21	$664,000.00
08/2004	$16,000.00	$3,383.67	$19,383.67	$648,000.00
09/2004	$16,000.00	$3,195.62	$19,195.62	$632,000.00
10/2004	$228,000.00	$3,220.60	$231,220.60	$404,000.00
11/2004	$28,000.00	$1,992.33	$29,992.33	$376,000.00
12/2004	$28,000.00	$1,916.05	$29,916.05	$348,000.00
01/2005	$28,000.00	$1,773.37	$29,773.37	$320,000.00
02/2005	$16,000.00	$1,472.88	$17,472.88	$304,000.00
03/2005	$16,000.00	$1,549.15	$17,549.15	$288,000.00
04/2005	$16,000.00	$1,420.27	$17,420.27	$272,000.00
05/2005	$16,000.00	$1,386.08	$17,386.08	$256,000.00
06/2005	$16,000.00	$1,262.47	$17,262.47	$240,000.00

YEAR 1	$440,000.00	$26,037.70	$466,037.70

07/2005	$16,000.00	$1,223.01	$17,223.01	$224,000.00
08/2005	$16,000.00	$1,141.48	$17,141.48	$208,000.00
09/2005	$16,000.00	$1,025.75	$17,025.75	$192,000.00
10/2005	$28,000.00	$978.41	$28,978.41	$164,000.00
11/2005	$28,000.00	$808.77	$28,808.77	$136,000.00
12/2005	$28,000.00	$693.04	$28,693.04	$108,000.00
01/2006	$28,000.00	$550.36	$28,550.36	$80,000.00
02/2006	$16,000.00	$368.22	$16,368.22	$64,000.00
03/2006	$16,000.00	$326.14	$16,326.14	$48,000.00
04/2006	$16,000.00	$236.71	$16,236.71	$32,000.00
05/2006	$16,000.00	$163.07	$16,163.07	$16,000.00
06/2006	$16,000.00	$78.90	$16,078.90	$0.00

YEAR 2	$240,000.00	$7,593.86	$247,593.86

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NOTES TO ATTACHMENT A (AMORTIZATION SCHEDULE)

(1) The initial $320,000 principal payment shall be made on the Effective Date of the AWI/Leroy’s Plan of Reorganization. The Effective Date is currently projected as June 30, 2004; in the event the Effective Date is sooner or later than June 30, 2004, this Amortization Schedule shall be adjusted accordingly.

(2) All monthly payments shall be due and payable on the last day of the month indicated.

(3) The additional $200,000 principal payment scheduled for October, 2004 assumes CBS will be successful in completing refinancing of the Real Property . Should said refinancing not take place by October 31, 2004, this Amortization Schedule shall be adjusted accordingly in order to extinguish the debt completely by June 30, 2006. Should said refinancing occur before October 31, 2004 and the additional $200,000 principal payment be made sooner than indicated (or if the amount paid to LVGI from the refinancing proceeds are in excess of $200,000), this Amortization Schedule shall be adjusted accordingly (timing and amount of interest payments).

(4) There is no pre-payment penalty.

(5) All terms are subject to review and approval by the bankruptcy court.

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